Exhibit 10.10

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [*], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED.

COLLABORATION AND LICENSE AGREEMENT

by and between

NURIX THERAPEUTICS, INC.

and

GENZYME CORPORATION

dated as of December 19, 2019

TABLE OF CONTENTS

ARTICLE 1

DEFINITIONS

ARTICLE 2

RESEARCH

2.1	Research Programs	30

2.2	Collaboration Targets	31

2.3	Reserved Targets	32

2.4	Proposed Targets	32

2.5	Gatekeeping	33

2.6	Initial and Substitution Research Plans	34

2.7	Research Activities	34

2.8	Sanofi Provided Property	35

2.9	Information Sharing; Records Retention	36

2.10	Exclusivity	37

2.11	DEL Library Blinding	37

	ARTICLE 3 GOVERNMENT APPROVALS

3.1	Efforts	38

3.2	Filings	38

3.3	Information Exchange	39

	ARTICLE 4 DEVELOPMENT

4.1	Responsibility	40

4.2	Development Diligence	40

4.3	Development Updates	40

	ARTICLE 5 REGULATORY

5.1	Regulatory Matters	40

5.2	Regulatory Materials	41

5.3	Right of Reference; Access to Data	41

	ARTICLE 6 COMMERCIALIZATION

6.1	Commercialization	42

	ARTICLE 7 MANUFACTURING

7.1	Manufacturing	42

7.2	Transfer of Manufacturing Know-How	42

	ARTICLE 8 NURIX OPTIONS

8.1	Delivery of Profit/Loss Share Data Package to Nurix	42

8.2	Option Exercise	43

8.3	Additional Criteria for Option Exercise	43

	ARTICLE 9 GOVERNANCE

9.1	Alliance Manager	44

9.2	Joint Research Committee	44

9.3	Joint Patent Committee	45

9.4	Decision Making	46

9.5	Scope of Committee Authority	46

9.6	Day-to-Day Responsibilities	46

	ARTICLE 10 ASSISTANCE; TRANSITION

10.1	Assistance	46

10.2	Know-How Transfer	47

10.3	Licensed Products Inventory Transfer	47

	ARTICLE 11 FINANCIAL TERMS

11.1	Upfront Payment	47

11.2	Additional Collaboration Target Payments	48

11.3	[*]	48

11.4	License Extension Fee	48

11.5	Milestones	48

11.6	Sales Milestones	51

11.7	Royalties	52

11.8	Effect of Co-Development/Co-Promotion Option	54

11.9	Royalty Payments and Reporting	54

11.10	Additional Payment Terms	54

11.11	Records; Audit Rights	55

	ARTICLE 12 LICENSES

12.1	License Grants	56

12.2	Expiration; License Term Extension	57

12.3	Subcontracting	57

12.4	Sublicensing	58

12.5	Residual Knowledge	58

12.6	No Implied Licenses	58

	ARTICLE 13 INTELLECTUAL PROPERTY MATTERS

13.1	Ownership	58

13.2	Prosecution and Maintenance	59

13.3	Enforcement	60

13.4	Defense	61

13.5	Recovery	61

13.6	Trademarks	61

13.7	Patent Extensions	62

13.8	Falsified Medicines	62

	ARTICLE 14 CONFIDENTIALITY

14.1	Nondisclosure	62

14.2	Exceptions	63

14.3	Authorized Disclosure	63

14.4	Terms of this Agreement	65

14.5	Securities Filings; Disclosure under Applicable Law	65

14.6	Publicity	66

14.7	Publications	66

14.8	Use of Names	67

14.9	Clinical Trials Registry	67

	ARTICLE 15 REPRESENTATIONS AND WARRANTIES; CLOSING CONDITIONS; COVENANTS

15.1	Representations and Warranties of Each Party	67

15.2	Representations and Warranties of Nurix	68

15.3	Representations and Warranties of Sanofi	70

15.4	Closing Conditions	70

15.5	Mutual Covenants	71

15.6	FCPA Matters	71

15.7	Disclaimer	72

	ARTICLE 16 INDEMNIFICATION; INSURANCE

16.1	Indemnification	72

16.2	Procedure	74

16.3	Insurance	75

16.4	Limitation of Liability	75

	ARTICLE 17 TERM AND TERMINATION

17.1	Term; Expiration	76

17.2	Termination for Material Breach	76

17.3	Termination at Will	77

17.4	Termination for Bankruptcy	77

17.5	Termination by Sanofi for Safety	78

17.6	Termination by Sanofi for a Change of Control of Nurix	78

17.7	Effects of Expiration and Termination	79

17.8	Surviving Provisions	81

	ARTICLE 18 MISCELLANEOUS

18.1	Severability	82

18.2	Notices	82

18.3	Force Majeure	83

18.4	Assignment; Change of Control	84

18.5	Waivers and Modifications	84

18.6	Choice of Law; Dispute Resolution	85

18.7	Relationship of the Parties	87

18.8	Fees and Expenses	87

18.9	Third Party Beneficiaries	87

18.10	Entire Agreement	87

18.11	Counterparts	87

18.12	Equitable Relief; Cumulative Remedies	87

18.13	Interpretation	88

18.14	Further Assurances	89

SCHEDULES

Schedule 1.62:	Development Candidate Data Package
Schedule 1.122:	Knowledge
Schedule 1.188:	Research Milestone Event Criteria
Schedule 2.2.1:	Initial Collaboration Targets
Schedule 2.3.1:	Reserved Targets
Schedule 10.2:	Technology Transfer Documentation
Schedule 15.2:	Exceptions to Representations and Warranties of Nurix

COLLABORATION AND LICENSE AGREEMENT

This COLLABORATION AND LICENSE AGREEMENT (this “Agreement”) is entered into as of December 19, 2019 (the “Execution Date”) by and between Nurix Therapeutics, Inc., a Delaware corporation (“Nurix”) and Genzyme Corporation, a Massachusetts corporation (“Sanofi”). Nurix and Sanofi are each referred to herein by name or as a “Party” or, collectively, as the “Parties.”

RECITALS

WHEREAS, Nurix is a biotechnology company developing therapies that control ubiquitin E3 ligases (“E3 Ligases”), the key enzymes responsible for protein breakdown in human cells, which have applications in the treatment of various diseases.

WHEREAS, Sanofi is a pharmaceutical company with expertise in the development, manufacturing and commercialization of pharmaceutical products.

WHEREAS, Nurix and Sanofi wish to enter into this collaboration for the discovery and development of chimeric targeting molecules (“CTMs” as defined in more detail below) for the targeted degradation of defined protein targets (“Collaboration Targets” as defined in more detail below).

WHEREAS, Sanofi will have an exclusive license for up to five (5) Research Programs (as defined below) and, following the occurrence of a License Term Extension (as defined below), will perform further development, manufacturing and commercialization of such drug products, subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE 1

DEFINITIONS

Unless specifically set forth to the contrary herein, the following terms will have the respective meanings set forth below.

1.1 “Accounting Standard” means, with respect to a Party or its Affiliate or Sublicensee, GAAP or IFRS, as such Party, Affiliate or Sublicensee uses for its financial reporting obligations, in each case consistently applied.

1.2 “Acquired Party Family” means in the case of a Change of Control of a Party or its Affiliate, such Party or such Affiliate existing immediately prior to the Change of Control transaction and any subsidiaries thereof (then existing or thereafter created).

1.3 “Acquiring Entity” means, in the case of a Change of Control of a Party or its Affiliate, the successor in interest, resulting entity, assignee or purchaser, as applicable, of such Party or such Affiliate.

1.4 “Acquiring Entity Family” means in the case of a Change of Control of a Party or its Affiliate, the Acquiring Entity and its Affiliates existing immediately prior to the closing of the Change of Control transaction together with any future Affiliates of such Party or such Affiliate (but excluding the Acquired Party Family).

1.5 “Action” means any claim, action, suit, arbitration, inquiry, audit, proceeding or investigation by or before, or otherwise involving, any Governmental Authority.

1.6 “Additional Active” is defined in Section 1.45 (Combination Product).

1.7 “Additional Collaboration Target” is defined in Section 2.2.2 (Additional Collaboration Targets).

1.8 “Additional Collaboration Target Notice” is defined in Section 2.2.2 (Additional Collaboration Targets).

1.9 “Affiliate” means any Person which, directly or indirectly through one (1) or more intermediaries, controls, is controlled by, or is under common control with, a Party for so long as such Person controls, is controlled by or is under common control with such Party. For purposes of this Section 1.9 (Affiliate) and Section 1.28 (Change of Control) only, the term “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) as used with respect to a Person means: (a) direct or indirect ownership of fifty percent (50%) or more of the voting securities or other voting interest of any Person (including attribution from related parties); or (b) the possession, directly or indirectly, of the power to direct, or cause the direction of, the management and policies of such Person, whether through ownership of voting securities, by contract, as a general partner, as a manager or otherwise.

1.10 “Agreement” is defined in the preamble set forth above.

1.11 “Agreement Payment” means any payment made by a Payor to a Payee under this Agreement.

1.12 “Alliance Manager” is defined in Section 9.1 (Alliance Manager).

1.13 “Ancillary Agreement” means any Supply Agreement, Quality Agreement, Pharmacovigilance Agreement, Material Transfer Agreement, Co-Development/Co-Commercialization Agreement, Profit/Loss Share Agreement, Co-Promotion Agreement or other agreement entered into between the Parties (or their respective Affiliates) pursuant to this Agreement or the Correspondence.

1.14 “Annual Net Sales” means, (a) in the case of a Sales Milestone Payment and with respect to all Licensed Product(s) Directed To the applicable Collaboration Target, [*], or (b) in the case of a royalty payment pursuant to Section 11.7 (Royalties) and with respect to one Licensed Product, [*].

1.15 “Antitrust Clearance Date” is defined in Section 3.2 (Filings).

1.16 “Antitrust Law” means any Applicable Law that is designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization, lessening of competition or restraint of trade, including the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, and the Federal Trade Commission Act, as amended.

1.17 “Antitrust Remedy” is defined in Section 3.1 (Efforts).

1.18 “Applicable Law” means all applicable laws, statutes, rules, regulations, treaties (including tax treaties), orders, judgments or ordinances having the effect of law of any national, multinational, federal, state, provincial, county, city or other political subdivision, including, (a) to the extent applicable, GCP, GLP and GMP, (b) all applicable data protection and privacy laws, rules and regulations, including, to the extent applicable, the United States Department of Health and Human Services privacy rules under the Health Insurance Portability and Accountability Act and the Health Information Technology for Economic and Clinical Health Act and the EU Data Protection Directive (Council Directive 95/46/EC) and applicable laws implementing the EU Data Protection Directive and the General Data Protection Regulation (2016/679) and (c) written governmental interpretations, the guidance related to, or the application of, any of the foregoing.

1.19 “Arbitrator” is defined in Section 18.6.3(a) (Binding Arbitration).

1.20 “Audited Party” is defined in Section 11.11.2 (Audit Rights).

1.21 “Auditing Party” is defined in Section 11.11.2 (Audit Rights).

1.22 “Auditor” is defined in Section 11.11.2 (Audit Rights).

1.23 “Available Target” means each Target (other than a Reserved Target) that is not an Excluded Target as of the time of such determination in accordance with Section 2.4 (Proposed Targets).

1.24 “Background IP” is defined in Section 13.1 (Ownership).

1.25 “Business Day” means any day other than: (a) a Saturday or Sunday or any day on which commercial banks in San Francisco, California, Cambridge, Massachusetts, Bridgewater, New Jersey, or Paris, France, are authorized or required by Applicable Law to remain closed; or (b) December 26 through December 31.

1.26 “Calendar Quarter” means each of the three (3) month periods ending March 31, June 30, September 30 and December 31; provided that the first Calendar Quarter of the Term extends from the Effective Date to the end of the then-current Calendar Quarter, and the last Calendar Quarter extends from the first day of such Calendar Quarter until the effective date of the termination or expiration of this Agreement.

1.27 “Calendar Year” means each period beginning on January 1 and ending on December 31; provided that the first Calendar Year of the Term extends from the Effective Date to December 31 of the then-current Calendar Year, and the last Calendar Year extends from January 1 of such Calendar Year until the effective date of the termination or expiration of this Agreement.

1.28 “Change of Control” means, with respect to a Party (an “Acquired Person”), from and after the Execution Date: (a) a merger or consolidation in which (i) such Party is a constituent party, or (ii) an Affiliate of such Party that directly or indirectly controls such Party is a constituent party, except in the case of either clause (i) or (ii) any such merger or consolidation involving such Party or such Affiliate in which the shares of capital stock of such entity outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or are exchanged for shares of capital stock which represent, immediately following such merger or consolidation, 50% or more by voting power of the capital stock of (A) the surviving or resulting corporation or (B) a parent corporation of such surviving or resulting corporation, whether direct or indirect; (b) the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by such Party or an Affiliate of such Party of all or substantially all of the assets of such Party or such Affiliate taken as a whole and whether owned directly or indirectly through Affiliates (except where such sale, lease, transfer, exclusive license or other disposition is to an Affiliate of such Party existing prior to such time); or (c) any “person” or “group”, as such terms are defined in Sections 13(d) and 14(d) of the U.S. Securities Exchange Act of 1934, in a single transaction or series of related transactions, becomes the beneficial owner as defined under the U.S. Securities Exchange Act of 1934, directly or indirectly, whether by purchase or acquisition or agreement to act in concert or otherwise, of 50% or more by voting power of the then-outstanding capital stock or other equity interests of such Party or a subsidiary of such Party. Notwithstanding the foregoing, the following shall not constitute a Change of Control so long as they do not result in a Major Biopharmaceutical Company having more than 50% of the aggregate ordinary voting power in a Party or its Affiliate: (i) a sale of capital stock to underwriters in an underwritten public offering of a Party’s capital stock solely for the purpose of financing, or (ii) the acquisition of securities of the Acquired Person by any Person or group of Persons that acquires the Acquired Person’s securities in a transaction or series of related transactions the primary purpose of which is to obtain financing for the Acquired Person through the issuance of equity securities.

1.29 “Clinical Proof-of-Concept” means the establishment of clinical proof-of-concept by one or more Clinical Trials for a Licensed Product that is conducted as a pilot study by Sanofi to assess [*] for such Licensed Product using the data set generated in the performance of such Clinical Trial(s), as determined by [*].

1.30 “Clinical Trial” means any clinical investigation conducted on human subjects, as that term is defined in FDA regulations at 21 C.F.R. § 312.3, or a similar clinical investigation conducted on human subjects, as defined under Applicable Law outside the United States. Without limiting the foregoing, Clinical Trial includes any Phase 1 Clinical Trial, Phase 1/2 Clinical Trial, Phase 2 Clinical Trial, Phase 3 Clinical Trial or Pivotal Trial.

1.31 “Closing Conditions” is defined in Section 15.4 (Closing Conditions).

1.32 “Code” is defined in Section 17.4.1 (Termination Right).

1.33 “[*]” is defined in Section 8.1 (Delivery of Profit/Loss Share Data Package to Nurix).

1.34 “Co-Development/Co-Commercialization Agreement” is defined in Section 8.2 (Option Exercise).

1.35 “Co-Development/Co-Commercialization Documentation” means, if Nurix exercises its Co-Development/Co-Promotion Option with respect to a Collaboration Target, the duly executed Co-Development/Co-Commercialization Agreement, Profit/Loss Share Agreement and Co-Promotion Agreement.

1.36 “Co-Development/Co-Promotion Option” is defined in Section 8.2 (Option Exercise).

1.37 “Co-Development/Co-Promotion Option Exercise Notice” is defined in Section 8.2 (Option Exercise).

1.38 “Co-Promotion Agreement” is defined in Section 8.2 (Option Exercise).

1.39 “Collaboration” means the activities of the Parties with respect to the Research, Development, Manufacture and Commercialization of CTMs, Target Binders, Development Candidates or Licensed Products in the Field as and to the extent set forth in this Agreement and the Ancillary Agreements.

1.40 “Collaboration License” is defined in Section 12.1.2 (Collaboration License to Sanofi for Licensed Products).

1.41 “Collaboration Target” means any Initial Collaboration Target or Additional Collaboration Target, and any substitution thereof made in accordance with Section 2.2.3 (Collaboration Target Substitution Right). For clarity, no Replaced Collaboration Target shall remain a Collaboration Target under this Agreement.

1.42 “Collaboration Target Substitution Period” is defined in Section 2.2.3 (Collaboration Target Substitution Right).

1.43 “Collaboration Target Substitution Right” is defined in Section 2.2.3 (Collaboration Target Substitution Right).

1.44 “Collaboration Target Research Term” means, on a Collaboration Target-by-Collaboration Target basis, the period of time beginning (a) with respect to Initial Collaboration Targets, the Effective Date, and (b) with respect to Available Targets or Reserved Targets that become Collaboration Targets in accordance with Section 2.2.2 (Additional Collaboration Targets) or Section 2.2.3 (Collaboration Target Substitution Right), the date that such Available Targets or Reserved Targets become Collaboration Targets (as further described therein), and in each case (a) and (b) ending [*], provided that, notwithstanding the foregoing, each such period of time shall automatically expire upon the expiration of the Research Term unless otherwise mutually agreed in writing by the Parties.

1.45 “Combination Product” means: (a) a Licensed Product that contains one (1) of the compounds or products described in Section 1.127 (Licensed Product) and one (1) or more active pharmaceutical or biological ingredients (each, an “Additional Active”), sold as a fixed dose/unit, for which no royalty would be due hereunder if such ingredients were sold separately; or (b) a Licensed Product that consists of one (1) of the compounds or products described in Section 1.127 (Licensed Product) and sold as separate doses/units in a single package, or otherwise co-packaged or combined, with one (1) or more Additional Actives for which no royalty would be due hereunder if such item(s) were sold separately, and such compounds or product described in Section 1.127 (Licensed Product) and Additional Active(s) are sold for a single price.

1.46 “[*]” is defined in Section 13.1(Ownership).

1.47 “Commercialization” means any and all activities directed to the commercialization of a product, including marketing; detailing; promotion; market research; distributing; order processing; handling returns and recalls; booking sales; customer service; administering and commercially selling such product; importing, exporting and transporting such product for commercial sale; and seeking Pricing Approval of a product (if applicable), whether before or after Regulatory Approval has been obtained, as well all regulatory compliance with respect to the foregoing. For clarity, “Commercialization” does not include: (a) Manufacturing or (b) any Clinical Trials and other trials commenced after Regulatory Approval. When used as a verb, “Commercialize” means to engage in Commercialization.

1.48 “Commercially Reasonable Efforts” means, (a) with respect to Sanofi’s obligations under this Agreement or any Ancillary Agreement and a Licensed Product, [*] and (b) with respect to Nurix’s obligations under this Agreement or any Ancillary Agreement and a CTM, Target Binder, Development Candidate or Licensed Product, [*].

1.49 “Committee” means, as of the Effective Date, each of the JRC and JPC. If Nurix exercises its Co-Development/Co-Promotion Option with respect to a Collaboration Target, “Committee” shall also include the JSC, JDC and JCC under, and as such terms are defined in, the Co-Development/Co-Commercialization Agreement.

1.50 “Competing Product” is defined in Section 2.10.2 (Exceptions for Change of Control).

1.51 “Confidential Information” means, with respect to a Party, all confidential or proprietary information Controlled by such Party, including chemical or biological materials, chemical structures, Commercialization plans, correspondence, customer lists, Research plans, Development plans, Know-How, regulatory filings, strategies, or other information or data, in each case, that are disclosed or made available by or on behalf of such Party to the other Party pursuant to this Agreement or any Ancillary Agreement, regardless of whether any of the foregoing are marked “confidential” or “proprietary” or communicated to the other Party by or on behalf of the disclosing Party in oral, written, visual, graphic or electronic form.

1.52 “Contemplated Transactions” means the transactions contemplated by this Agreement and the Ancillary Agreements.

1.53 “Control,” “Controls” or “Controlled” means, with respect to any particular item of Know-How, Patent or other intellectual property right or Regulatory Material, possession by the Party granting the applicable right, license, sublicense, access, right to use or release to the other Party as provided herein of the power and authority (whether arising by sole, joint or other ownership interest, license, sublicense or other authorization, but in any case other than by operation of the licenses granted to a Party in this Agreement or any Ancillary Agreement) to grant a license, sublicense, access, right to use or release (as applicable) to such Know-How, Patent or other intellectual property or Regulatory Material of the scope granted to such other Party in this Agreement (a) without giving rise to any violation of the term of any written agreement with any Third Party existing at the time such right, license, sublicense, access or release first comes into effect hereunder and (b) if any payment obligation to such Third Party that would not have existed but for a sublicense or other access or transfer to Sanofi hereunder, then such Know-How, Patent or other intellectual property right or Regulatory Material shall [*]. “Controlled” and “Controlling” have their correlative meanings. Notwithstanding anything to the contrary in this Agreement, in the event of a Change of Control of a Party, then, whether or not this Agreement is assigned to the Acquiring Entity, any intellectual property rights owned or controlled by the Acquiring Entity Family shall not be deemed to be Controlled by such Party after the effective date of such Change of Control transaction for purposes of this Agreement, except to the extent any such intellectual property rights are (a) developed, acquired or otherwise Controlled by the Acquiring Entity Family pursuant to or in connection with a license or other agreement between the Acquiring Party or any of its Affiliates, on the one hand, and Nurix, on the other hand to the extent [*], (b) developed or acquired by the Acquiring Entity Family following such Change of Control with the use of or access to the subject matter used or made available by the Acquired Party Family under this Agreement (including Nurix IP or Confidential Information), or (c) used by the Acquiring Entity Family in the Development, Manufacture or Commercialization of [*] by or on behalf of the Acquiring Entity Family.

1.54 “Correspondence” means that certain letter between Sanofi and Nurix dated as of the Execution Date.

1.55 “Cover” means, with reference to a claim in a Patent or to a Valid Claim, as applicable, and a compound or product (including a composition of matter), that the Research, Development, Manufacture, Commercialization, making, using, offering to sell, selling, importing or exporting of such compound or product would infringe such claim or Valid Claim in the country in which such activity occurs without a license thereto (or ownership thereof).

1.56 “CTM” or “Chimeric Targeting Molecule” means, with respect to a Collaboration Target, any compound that: (a) (i) is Directed To such Collaboration Target and consists of the following three moieties covalently bound together: (A) a Ligase Binder, (B) a Target Binder, and (C) a Linker, or (ii) both binds to an E3 Ligase and is Directed To such Collaboration Target, and is derived from another compound consisting of those three moieties covalently bound together; and (b) is conceived of or reduced to practice prior to the expiration of the applicable Collaboration Target Research Term.

1.57 “Cure Period” is defined in Section 17.2.1 (Material Breach).

1.58 “Damages” means all losses, costs, claims, damages, judgments, liabilities and expenses (including reasonable attorneys’ fees and other reasonable out-of-pocket costs in connection therewith).

1.59 “DEL” means the DNA-encoded libraries and related technology Controlled by Nurix or its Affiliates and used to identify Ligase Binders or Target Binders, as may be modified from time to time during the Term.

1.60 “Development” means clinical drug development activities and other development activities with respect to a product, including Clinical Trials (and other trials commenced after Regulatory Approval), test method development and stability testing; toxicology; formulation; process development; qualification; validation; quality assurance and quality control; statistical analysis and report writing; the preparation and submission of INDs and MAAs; medical and regulatory affairs with respect to the foregoing and all other activities necessary or useful or otherwise requested or required by a Regulatory Authority or as a condition or in support of obtaining or maintaining a Regulatory Approval. For clarity, “Development” does not include Research or Manufacturing. When used as a verb, “Develop” means to engage in Development.

1.61 “Development Candidate” means any CTM or Standalone Target Binder nominated by Nurix for which Nurix has delivered a Development Candidate Data Package in accordance with Section 2.9.2 (Development Candidate Data Package).

1.62 “Development Candidate Data Package” means an information package relating to the CTMs (including [*]) and Target Binders (including [*]) in each case that are Directed To a Collaboration Target, containing such items set forth in Schedule 1.62 (Development Candidate Data Package), to the extent in existence and in the Control of Nurix or its Affiliates at the time that such information package is delivered to Sanofi in accordance with Section 2.9.2 (Development Candidate Data Package), and including such other information that the JRC may agree upon depending on the stage of Development of such CTMs and Target Binders.

1.63 “Development Milestone Event” is defined in Section 11.5.2 (Development Milestones).

1.64 “Development Milestone Payment” is defined in Section 11.5.2 (Development Milestones).

1.65 “Directed To” means, with regard to a particular Target, that the compound or product at issue [*] such Target or other binding partner, and [*] causes pharmacologically relevant activity with respect to such Target. When required grammatically, the defined term “Directed To” may be separated and will have the same meaning set forth above; e.g., when discussing Targets To which a compound or product is Directed.

1.66 “Disclosing Party” is defined in Section 14.1 (Nondisclosure).

1.67 “Dispute” is defined in Section 18.6.2 (Dispute Escalation).

1.68 “DOJ” is defined in Section 3.2 (Filings).

1.69 “Dollars” or “$” means the legal tender of the United States.

1.70 “E3 Ligases” is defined in the Recitals.

1.71 “Effective Date” is defined in Section 3.2 (Filings).

1.72 “Electronic Delivery” is defined in Section 18.11 (Counterparts).

1.73 “EMA” is defined in Section 1.181 (Regulatory Authority).

1.74 “Enforcing Party” is defined in Section 13.3.2(c) (Right to Enforce).

1.75 “EU” means all countries that are officially recognized as member states of the European Union at any particular time; except that, for purposes of this Agreement, the EU will be deemed to include France, Germany, Italy, Spain and the United Kingdom, irrespective of whether any such country leaves or as of the Effective Date has left the European Union.

1.76 “EU Regulatory Approval” means Regulatory Approval of a Licensed Product by EMA, or the relevant Regulatory Authority in at least three of the five Major European Market countries.

1.77 “Excluded Target” means any (a) Target (other than a Reserved Target) that is an Exclusive Third Party Target or a Nurix Internal Target, as applicable, as of the time of such determination in accordance with Section 2.4 (Proposed Targets), or (b) Platform E3 Ligase.

1.78 “Excluded Target List” is defined in Section 2.5.2 (Excluded Targets List).

1.79 “Exclusive Third Party Target” means any Target for which Nurix has exclusivity obligations to a Third Party pursuant to a definitive written agreement with such Third Party that has not been terminated or expired.

1.80 “Executive Officer” means: (a) with respect to Nurix, the Chief Executive Officer of Nurix or his/her designee or successor with appropriate decision-making authority (as of the Effective Date such individual is Dr. Arthur Sands); and (b) with respect to Sanofi, the [*] of Sanofi or his/her designee or successor with appropriate decision-making authority (as of the Effective Date such individual is [*]).

1.81 “Existing Regulatory Materials” is defined in Section 5.2.1 (Existing Regulatory Materials).

1.82 “Falsified Medicine” is defined in Section 13.8.1 (Falsified Medicines).

1.83 “FCPA” means the United States Foreign Corrupt Practices Act (15 U.S.C. § 78dd-1, et seq.) as amended.

1.84 “FDA” is defined in Section 1.181 (Regulatory Authority).

1.85 “FFDCA” means the United States Federal Food, Drug, and Cosmetic Act, 21 U.S.C. 301, et. seq., as it may be amended from time to time, and the rules, regulations, guidance, guidelines, and requirements promulgated or issued thereunder.

1.86 “Field” means any and all uses or purposes, including the treatment, prophylaxis, palliation, diagnosis or prevention of any human or animal disease, disorder or condition.

1.87 “First Commercial Sale” means, on a Licensed Product-by-Licensed Product and country-by-country basis, the first sale of such Licensed Product for monetary value in such country for use or consumption by the general public (following receipt of all Regulatory Approvals that are required in order to sell such Licensed Product in such country) and for which any of Sanofi or its Affiliates or Sublicensees has invoiced sales of Licensed Products in the Territory; provided, however, that the following will not constitute a First Commercial Sale: (a) any sale to an Affiliate or Sublicensee, unless such Affiliate or Sublicensee is the last Person in the distribution chain of the Licensed Product; (b) any use of such Licensed Product in Clinical Trials or non-clinical development activities with respect to such Licensed Product by or on behalf of a Party; or (c) any disposal or transfer of such Licensed Product for a bona fide charitable purpose, compassionate use or samples.

1.88 “Floor” is defined in Section 11.7.4(b) (Royalty Reduction Floor).

1.89 “Foreground IP” is defined in Section 13.1 (Ownership).

1.90 “Foreground Patent” means a Patent that is within Foreground IP.

1.91 “FTC” is defined in Section 3.2 (Filings).

1.92 “FTE” means a full time equivalent person year (consisting of [*] hours per year) of work as an employee or contractor performing Research activities under a Research Plan hereunder as tracked by Nurix using its standard practice and methodologies. For clarity, indirect personnel (including support functions such as alliance management, managerial, financial, legal or business development) will not constitute FTEs. Notwithstanding the foregoing, the time of a single individual will not account for more than one FTE for a given Calendar Year (or applicable pro-rata portion of an FTE during any Calendar Quarter or other period of less than a Calendar Year).

1.93 “FTE Costs” means, with respect to Nurix for any period, the applicable FTE Rate multiplied by the applicable number of FTEs of Nurix performing the applicable Research activity described hereunder during such period.

1.94 “FTE Rate” means [*] per FTE basis, which rate shall be adjusted annually, with each annual adjustment effective as of January 1 of each Calendar Year, with the first such annual adjustment to be made as of [*], to correspond with respect to Research activities under a Research Plan by or on behalf of Nurix, [*].

1.95 “GAAP” means the U.S. generally accepted accounting principles.

1.96 “Gatekeeper” is defined in Section 2.5.1 (Appointment of Gatekeeper).

1.97 “GCP” means the applicable then-current ethical and scientific quality standards for designing, conducting, recording and reporting Clinical Trials as are required by applicable Regulatory Authorities or Applicable Law in the relevant jurisdiction, including, in the United States, Good Clinical Practices established through FDA guidances, and, outside the United States, Guidelines for Good Clinical Practice – ICH Harmonized Tripartite Guideline (ICH E6), to the extent such standards are not less stringent than United States GCP.

1.98 “Generic Competition” means, with respect to a Licensed Product in a country in the Territory, the sale of [*] or more Generic Product(s) of such Licensed Product in such country.

1.99 “Generic Product” means, with respect to a given Licensed Product in a particular country in the Territory, a pharmaceutical product that (a) is approved for use in such country pursuant to a Regulatory Approval process governing approval of a generic product of such Licensed Product based on the then-current standards for Regulatory Approval in such country, [*], and (b) is sold in the same country as such Licensed Product by any Third Party that (i) is not a Sublicensee (other than a Sublicensee that has been granted a sublicense to any Product Patent by Sanofi solely in connection with any settlement) and (ii) did not purchase such pharmaceutical product in a chain of distribution that included any of Sanofi, its Affiliates or its or their Sublicensees.

1.100 “GLP” means the applicable then-current good laboratory practice standards as are required by applicable Regulatory Authorities or Applicable Law in the relevant jurisdiction, including, in the United States, those promulgated or endorsed by the FDA in U.S. 21 C.F.R. Part 58, or the equivalent thereof as promulgated or endorsed by the applicable Regulatory Authorities outside of the United States, to the extent such standards are not less stringent than United States GLP.

1.101 “GMP” means all applicable then-current good manufacturing practice standards relating for fine chemicals, intermediates, bulk products or finished pharmaceutical or biological products, as are required by applicable Regulatory Authorities or Applicable Law in the relevant jurisdiction, including, as applicable: (a) all applicable requirements detailed in the FDA’s current Good Manufacturing Practices regulations, U.S. 21 C.F.R. Parts 210 and 211; (b) all applicable requirements detailed in the EMA’s “The Rules Governing Medicinal Products in the European Community, Volume IV, Good Manufacturing Practice for Medicinal Products” and (c) all Applicable Law promulgated by any Governmental Authority having jurisdiction over the Manufacture of the applicable compound or pharmaceutical or biological product, as applicable.

1.102 “Governmental Authority” means any: (a) federal, state, local, municipal, foreign, or other government; (b) governmental or quasi-governmental authority of any nature (including any agency, board, body, branch, bureau, commission, council, department, entity, governmental division, instrumentality, office, officer, official, organization, representative, subdivision, unit, and any court or other tribunal); (c) multinational governmental organization or body; or (d) entity or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature (including any arbiter).

1.103 “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (15 U.S.C. § 18a) and the rules and regulations promulgated thereunder.

1.104 “HSR/Antitrust Filing” is defined in Section 3.2 (Filings).

1.105 “IFRS” means the International Financial Reporting Standards.

1.106 “IND” means an investigational new drug application (including any amendment or supplement thereto) submitted to the FDA pursuant to U.S. 21 C.F.R. Part 312, including any amendments thereto. References herein to IND will include, to the extent applicable, any foreign counterpart of the foregoing filed with a Regulatory Authority outside the U.S. for the investigation of a product in any other country or group of countries (such as a Clinical Trial Application in the EU) in conformance with the requirements of such Regulatory Authority.

1.107 “Indemnification Claim Notice” is defined in Section 16.2.1 (Notice).

1.108 “Indemnitee” is defined in Section 16.2.1 (Notice).

1.109 “Indemnitor” is defined in Section 16.2.1 (Notice).

1.110 “Indication” means a specific disease or medical condition in humans that is approved by a Regulatory Authority to be included as a discrete claim (as opposed to a variant or subdivision or subset of a claim) in the labeling of a Licensed Product based on the results of a separate Pivotal Trial(s) sufficient to support Regulatory Approval of such claim; provided, however, with respect to [*] Indications, a particular [*] Indication will be considered distinct from another [*] Indication only if it is has [*]. For clarity, the following shall be part of the same Indication: (a) [*]; (b) [*]; (c) [*]; (d) [*]; (e) [*] or (f) [*].

1.111 “Infringement” is defined in Section 13.3.1 (Notification).

1.112 “Initial Collaboration Target” is defined in Section 2.2.1 (Initial Collaboration Targets).

1.113 “Initiation” means (a) with respect to a Phase 1 Clinical Trial (or the Phase 1 Clinical Trial portion of a Phase 1/2 Clinical Trial), the administration of the first dose of a Licensed Product to the first patient (or volunteer, as relevant) participating in such Clinical Trial or (b) with respect to any Clinical Trial other than as set forth in sub-clause (a), the administration of the first dose of a Licensed Product or placebo to the first patient (or volunteer, as relevant) participating in such Clinical Trial.

1.114 “Invention” means any process, method, composition of matter, article of manufacture, discovery or finding that is conceived or reduced to practice.

1.115 “In Vivo PD Milestone” means the Research Milestone Event titled [*] as described in Schedule 1.188.

1.116 “[*]” is defined in Section 18.6.3 (Binding Arbitration).

1.117 “Joint Foreground IP” is defined in Section 13.1 (Ownership).

1.118 “Joint Patent Committee” or “JPC” is defined in Section 9.3 (Joint Patent Committee).

1.119 “JRC” is defined in Section 9.2.1 (JRC Membership).

1.120 “JRC Chair” is defined Section 9.2.2 (JRC Chair).

1.121 “Know-How” means algorithms, data, information, Inventions, improvements, knowledge, methods (including methods of use or administration or dosing), practices, results, software, techniques, technology and trade secrets, including analytical and quality control data, analytical methods (including applicable reference standards), assays, preclinical models, biomarkers, batch records, chemical structures and formulations, crystallization methods, X-ray diffraction data and analyses, compositions of matter, formulae, synthesis route, manufacturing data, in-vitro and in-vivo pharmacological, toxicological and clinical test data and results, processes, reports, research data, research tools, sequences, standard operating procedures and techniques, in each case, whether patentable or not, and, in each case, tangible manifestations thereof.

1.122 “Knowledge” means, (a) with respect to Nurix, the actual knowledge of those persons listed for such Party on Schedule 1.122 (Knowledge) after due inquiry, and (b) with respect to Sanofi, the actual knowledge of such Party, or what such Party should have known after due inquiry.

1.123 “License Extension Fee” is defined in Section 11.4 (License Extension Fee).

1.124 “License Extension Notice” is defined in Section 12.2 (Collaboration License to Sanofi for Licensed Products).

1.125 “License Extension Fee Timeframe” means, for any Collaboration Target for which a Development Candidate Data Package (a) has been delivered by Nurix in complete form and consistent with the requirements set forth in Schedule 1.62 (Development Candidate Data Package), the [*] period following such delivery, and (b) has not been delivered by Nurix, the [*] period following receipt by Sanofi of the Nurix Key Data Report for such Collaboration Target.

1.126 “License Term Extension” is defined in Section 12.2 (Collaboration License to Sanofi for Licensed Products).

1.127 “Licensed Product” means any pharmaceutical preparation in final form containing (a) a CTM (including any Development Candidate) that has relevant pharmacological activity and is Directed To a Collaboration Target, or (b) a Selected Target Binder that is Directed To a Collaboration Target and itself has relevant pharmacological activity (a “Standalone Target Binder”), in each case that was identified (except for Selected Target Binders provided by Sanofi), synthesized and Researched by or on behalf of Nurix or its Affiliates prior to the expiration of the applicable Collaboration Target Research Term (whether alone or as part of a Combination Product, and in all presentations and formulations including manner of delivery and dosage).

1.128 “Licensed Product Mark” is defined in Section 13.6 (Trademarks).

1.129 “Ligase Binder” means any small molecule compound that binds with an E3 ubiquitin ligase.

1.130 “Linker” means a moiety that covalently binds a Target Binder to a Ligase Binder.

1.131 “MAA” means a Marketing Authorization Application or similar application, as applicable, and all amendments and supplements thereto, submitted to the FDA, EMA or any equivalent filing in a country or regulatory jurisdiction other than the U.S. or EU with the applicable Regulatory Authority, to obtain marketing approval for a pharmaceutical or biological product, in a country or in a group of countries.

1.132 “Major Biopharmaceutical Company” means (a) any entity that itself or through its Affiliates develops or commercializes healthcare products for human consumption that has a fully diluted market capitalization of at least [*] as measured at the closing price on the last day of the preceding Calendar Quarter during which the measurement is taken, or any Affiliate of such entity, or (b) any entity that itself or through its Affiliates has [*].

1.133 “Major European Market” means [*].

1.134 “Major Market” means at least one of [*].

1.135 “Manufacture” means all activities related to the manufacturing of a product or any component or ingredient thereof, including the production, manufacture, having manufactured, processing, filling, finishing, packaging, labeling, shipping and holding of product or any intermediate thereof, including process development, process qualification and validation, scale-up, commercial manufacture and analytic development, product characterization, stability testing, quality assurance and quality control.

1.136 “Material Adverse Event” means any event, occurrence, condition, change, circumstance, development, effect or state of facts that has had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect with respect to [*]; provided, however, that “Material Adverse Effect” shall not include the effect of any event, occurrence, condition, change, circumstance, development, effect or state of facts arising out of or attributable to any of the following, either alone or in combination: [*] only to the extent such event, occurrence, condition, change, circumstance, development, effect or state of facts does not have a disproportionate effect on a Party or its Affiliates as compared to other participants operating in the biopharmaceutical industry in the same markets in which such Party or its Affiliates conduct their businesses.

1.137 “Material Transfer Agreement” is defined in Section 2.7.4 (Activities to be Performed by Sanofi).

1.138 “Milestone Event” means any Research Milestone Event, Development Milestone Event or Regulatory Milestone.

1.139 “Milestone Payment” means any Research Milestone Payment, Development Milestone Payment or Regulatory Milestone Payment.

1.140 “NDA” means, with respect to a pharmaceutical product, a New Drug Application submitted to the FDA in accordance with the FFDCA, and the rules and regulations promulgated thereunder, or any foreign counterpart to the foregoing filed with any Regulatory Authority outside of the United States in conformance with the requirements of such Regulatory Authority.

1.141 “Net Sales” means, with respect to a Licensed Product for any period, the gross amount billed or invoiced by Sanofi or any of its Affiliates or its or their Sublicensees for the sale of a Licensed Product to a Third Party commencing with the First Commercial Sale of such Licensed Product less the following deductions determined in accordance with Accounting Standards from such gross amounts which are actually incurred, allowed, accrued or specifically allocated:

[*]

Any of the deductions listed above that involves a payment by Sanofi, its Affiliates or its or their Sublicensees shall be taken as a deduction in the Calendar Quarter in which the payment is accrued by such entity. For purposes of determining Net Sales, a Licensed Product shall be deemed to be sold when [*]. Net Sales shall not include transfers or dispositions of such Licensed Product for pre-clinical or clinical purposes, compassionate use or as samples, in each case, without charge. Such Party’s, its Affiliates’ or its or their Sublicensees’ transfer of any Licensed Product to an Affiliate or Sublicensee shall not result in any Net Sales unless the transferee is an end user.

In the event that a Licensed Product is sold in any country in the form of a Combination Product, Net Sales of such Combination Product shall be adjusted by multiplying actual Net Sales of such Combination Product in such country calculated pursuant to the foregoing definition of “Net Sales” by the fraction [*], then the adjustment to Net Sales shall be determined by [*]. In the event that a dispute arises regarding the allocation mechanism under this paragraph, the dispute shall be resolved [*].

In the case of pharmacy incentive programs, hospital performance incentive programs, chargebacks, disease management programs, similar programs or discounts on portfolio product offerings, all [*]; provided that any such [*] shall be done in accordance with Applicable Law, including any price reporting laws, rules and regulations.

Subject to the above, Net Sales shall be calculated in accordance with the standard internal policies and procedures of Sanofi, its Affiliates or its or their Sublicensees, which must be in accordance with applicable Accounting Standards.

1.142 “Non-Enforcing Party” is defined in Section 13.3.2(c) (Right to Enforce).

1.143 “Non-Product Patent” is defined in Section 13.2.2 (Reverted Products, Terminated Licensed Products; Non-Product Patents; No License Extension).

1.144 “Non-Prosecuting Party” is defined in Section 13.2.4 (Cooperation via JPC).

1.145 “Notice of Dispute” is defined in Section 18.6.2 (Dispute Escalation).

1.146 “Nurix” is defined in the preamble to this Agreement.

1.147 “Nurix Indemnitee” is defined in Section 16.1.1 (Indemnification by Sanofi).

1.148 “Nurix Internal Target” means (a) the Target BTK, and (b) any Target (other than a Collaboration Target, Substituted Collaboration Target, Replaced Collaboration Target (solely for the period of time described in Section 2.10.1(b) (Target Exclusivity)), or Reserved Target) that is subject to a bona fide internal Nurix research program and is not conducted for a Third Party, where Nurix is conducting active drug discovery activities (including activities related to compound structure discovery, drug discovery screening, compound chemistry, structure-activity relationships and manufacturing) with respect to a compound or product that is Directed To such Target, provided that [*]

1.149 “Nurix IP” means the Nurix Patents and the Nurix Know-How, but excluding any Joint Foreground IP (including any [*]).

1.150 “Nurix Key Data Report” means, with respect to any Collaboration Target for which a Development Candidate has not been nominated by Nurix during the Research Term for such Collaboration Target’s Research Program, an information package relating to the CTMs (including [*]) and Target Binders (including [*]) in each case Directed To such Collaboration Target, containing such items set forth in Schedule 1.62 (Development Candidate Data Package) to the extent such items have been generated by or on behalf of Nurix as of the date such information package is required to be delivered to Sanofi hereunder.

1.151 “Nurix Know-How” means any and all Know-How Controlled by Nurix or any of its Affiliates as of the Execution Date or thereafter during the Term which is necessary or useful for the Research, Development, Manufacture or Commercialization of one or more CTMs, Target Binders, Development Candidates, or Licensed Products in the Field in the Territory.

1.152 “Nurix Patent” means any Patent Controlled by Nurix or any of its Affiliates as of the Execution Date or thereafter during the Term that is used or believed necessary for the Research, Development, Manufacture or Commercialization of one or more CTMs, Target Binders Development Candidates, or Licensed Products in the Field in the Territory.

1.153 “Outside Date” means that date that is [*] after the date upon which an HSR/Antitrust Filing has been submitted by each Party to a Governmental Authority in relation to the Agreement.

1.154 “Party” is defined in the preamble to this Agreement.

1.155 “Patent” means: (a) any patent or patent application in any country or supranational jurisdiction worldwide, including any provisional patent application; (b) any application claiming priority to any such patent or patent application or any substitution, divisional, continuation, continuation-in-part, reissue, renewal, registration, confirmation or the like of any such patent or patent application, or (c) any extension or restoration by any existing or future extension or restoration mechanism, including revalidation, reissue, re-examination or extension, including any supplementary protection certificate of any of the foregoing.

1.156 “Payee” means a Party receiving a payment under this Agreement.

1.157 “Payor” means a Party owing or making a payment under this Agreement.

1.158 “Person” means any individual, partnership, joint venture, limited liability company, corporation, firm, trust, association, unincorporated organization, Governmental Authority or any other entity not specifically listed herein.

1.159 “Phase 1 Clinical Trial” means a Clinical Trial which provides for the first introduction into humans of a product, conducted in normal volunteers or patients to get information on product safety, tolerability, immunogenicity, pharmacological activity or pharmacokinetics, as more fully defined in 21 C.F.R. § 312.21(a) (or the foreign equivalent thereof).

1.160 “Phase 1/2 Clinical Trial” means a Clinical Trial that combines both a Phase 1 Clinical Trial and a Phase 2 Clinical Trial into a single protocol, where the Phase 1 Clinical Trial portion is performed first to (a) establish initial safety, tolerability, pharmacokinetic and pharmacodynamic information for the Licensed Product as a monotherapy or in combination with another agent or (b) determine the maximum tolerable dose of such Licensed Product in subjects, and the Phase 2 Clinical Trial portion is performed second to further evaluate safety and/or efficacy of such Licensed Product as a monotherapy or in combination with another agent in subjects treated with a selected dose.

1.161 “Phase 2 Clinical Trial” means a single randomized, placebo or active controlled Clinical Trial, the principal purposes of which are the evaluation of the efficacy of such product for a particular Indication in the target patient population and a determination of the common side-effects and risks associated with the product in the dosage range to be prescribed and to obtain sufficient information about the efficacy for such pharmaceutical or biological product in the disease or condition being studied to permit the design and dose of such product in a Pivotal Trial, and otherwise consistent with 21 C.F.R. §312.21(b) or its foreign equivalents. “Phase 2 Clinical Trial” will exclude in all cases any combined Phase 1 Clinical Trial/Phase 2 Clinical Trial.

1.162 “Phase 3 Clinical Trial” means a controlled Clinical Trial of the efficacy and safety of a product, which is prospectively designed to demonstrate statistically whether such product is effective and safe for use in a particular Indication in a manner sufficient to file for an MAA, and otherwise consistent with the requirements of US 21 C.F.R. § 312.21(c) or its foreign equivalents.

1.163 “Pivotal Trial” means a single randomized, controlled (e.g., compared against SOC (standard of care), e.g., against a checkpoint inhibitor alone) Clinical Trial of a Licensed Product that: (a) (i) satisfies the requirements of 21 C.F.R. 312.21(c) or corresponding foreign regulations or (ii) is intended to provide sufficient efficacy data to support the filing of a MAA for such Licensed Product without the need for additional Clinical Trials; and (b) which, at the time of Initiation of such Clinical Trial, is expected to be the basis for EU Regulatory Approval or Regulatory Approval by the FDA of such Licensed Product based on discussions with the relevant Regulatory Authority. For clarity, a Pivotal Trial shall include Phase 3 Clinical Trials.

1.164 “Platform E3 Ligase” means any E3 Ligase that is used at any time in the performance of any Research Plan.

1.165 “PMDA” is defined in Section 1.181 (Regulatory Authority).

1.166 “Post-Termination Royalty Term” means, with respect to a particular country and a particular Reverted Product or Terminated Licensed Product that is the subject of the royalty obligations under Sections 17.7.2 (Reversion) or 17.7.3(c) (Termination by Sanofi at Will or for a Change of Control of Nurix, or by Nurix for material breach or Bankruptcy), the period of time commencing upon the [*] of such Reverted Product or Terminated Licensed Product in such country and ending upon the latest of (a) the date on which there is no Valid Claim (as such term is applied mutatis mutandis to the Foreground IP licensed by Sanofi to Nurix under Section 17.7.3(c)) that would be infringed by [*] of such Reverted Product or Terminated Licensed Product in such country, (b) the expiration of any Regulatory Exclusivity granted with respect to such Reverted Product or Terminated Licensed Product in such country, and (c) [*] of such Reverted Product or Terminated Licensed Product in such country.

1.167 “Pricing Approval” means any approval, agreement, determination or decision establishing prices that can be charged to consumers for a pharmaceutical or biological product or that will be reimbursed by Governmental Authorities for a pharmaceutical or biological product, in each case, in a country where Governmental Authorities approve or determine pricing for pharmaceutical or biological products for reimbursement or otherwise.

1.168 “Prior CDA” means that certain Amended and Restated Confidentiality Agreement, [*], by and between Nurix, Inc. and Sanofi.

1.169 “Product Patent” means a Patent within Foreground IP that includes at least one (1) claim that Covers the composition of matter, formulation, method of use, or method of manufacturing in each case for a Standalone Target Binder or an entire CTM that is Directed To a Collaboration Target. For clarity, a Patent that has a claim that Covers the [*], is not a Product Patent even if [*], unless such Patent also has a claim that Covers the [*].

1.170 “Profit/Loss Share Agreement” is defined in Section 8.2 (Option Exercise).

1.171 “Profit/Loss Share Data Package” is defined in Section 8.1 (Delivery of Profit/Loss Share Data Package to Nurix).

1.172 “Profit/Loss Share Product” means a Licensed Product for a Collaboration Target for which Nurix exercises its Co-Development/Co-Promotion Option and the Parties have entered into the Co-Development/Co-Commercialization Documentation, but only for so long as the applicable Profit/Loss Share Term for such Licensed Product remains in effect.

1.173 “Profit/Loss Share Term” means, if Nurix exercises its Co-Development/Co-Promotion Option with respect to a Collaboration Target, on a Profit/Loss Share Product-by-Profit/Loss Share Product basis, the period of time [*].

1.174 “Prosecuting Party” is defined in Section 13.2.4 (Cooperation via JPC).

1.175 “Prosecution and Maintenance” or “Prosecute and Maintain” means, with regard to a Patent, the preparation, filing, prosecution and maintenance of such Patent, as well as re-examinations, reissues and appeals with respect to such Patent, together with the initiation or defense of interferences, oppositions, inter partes review, derivations, re-examinations, post-grant proceedings and other similar proceedings (or other defense proceedings with respect to such Patent, but excluding the defense of challenges to such Patent as a counterclaim in an infringement proceeding) with respect to the particular Patent, and any appeals therefrom, and actions to obtain patent term extensions and supplementary protection certificates with respect to such Patent and the like. For clarification, “Prosecution and Maintenance” or “Prosecute and Maintain” will not include any other enforcement actions taken with respect to a Patent.

1.176 “Public Official or Entity” means (a) any officer, employee (including physician, hospital administrator, or other healthcare professional), agent, representative, department, agency, de facto official, representative, corporate entity, instrumentality or subdivision of any government, military or public international organization, including any ministry or department of health or any state-owned or affiliated company or hospital, (b) any candidate for political office, any political party or any official of any political party, or (c) any other person acting in an official capacity for or on behalf of any of the foregoing.

1.177 “Publication” is defined in Section 14.7 (Publications)

1.178 “Publishing Party” is defined in Section 14.7 (Publications).

1.179 “Receiving Party” is defined in Section 14.1 (Nondisclosure).

1.180 “Regulatory Approval” means all approvals, licenses and authorizations of the applicable Regulatory Authority necessary for the marketing and sale of a pharmaceutical or biological product for a particular Indication in a country or region (including separate Pricing Approvals, as necessary to maximize the Commercial potential of the applicable Licensed Product), and including the approvals by the applicable Regulatory Authority of any expansion or modification of the label for such Indication.

1.181 “Regulatory Authority” means any national or supranational Governmental Authority, including the U.S. Food and Drug Administration (and any successor entity thereto) (the “FDA”) in the U.S., the European Medicines Agency (and any successor entity thereto) (the “EMA”) in the EU or any health regulatory authority in any country or region that is a counterpart to the foregoing agencies, or the Pharmaceutical and Medical Device Agency in Japan (“PMDA”) in each case, that holds responsibility for development and commercialization of, and the granting of Regulatory Approval for, a pharmaceutical or biological product in such country or region.

1.182 “Regulatory Exclusivity” means, with respect to a Licensed Product, any rights or protections which are recognized, afforded or granted by the FDA or any other Regulatory Authority in any country or region of the Territory, in association with the Regulatory Approval of the Licensed Product, providing the Licensed Product[*] a period of marketing exclusivity, during which a Regulatory Authority recognizing, affording or granting such marketing exclusivity will refrain from either reviewing or approving a MAA or similar regulatory submission, submitted by a Third Party seeking to market a Generic Product of such Licensed Product, [*].

1.183 “Regulatory Materials” means the regulatory registrations, applications, authorizations and approvals (including approvals of MAAs, supplements and amendments, pre- and post-approvals, Pricing Approvals and labeling approvals), Regulatory Approvals and other submissions made to or with any Regulatory Authority, including drug master files, for Research, Development (including the conduct of Clinical Trials), Manufacture or Commercialization of a pharmaceutical or biological product in a regulatory jurisdiction, together with all related correspondence to or from any Regulatory Authority and all documents referenced in the complete regulatory chronology for each NDA, MAA, IND and foreign equivalents of any of the foregoing.

1.184 “Regulatory Milestone Event” is defined in Section 11.5.3 (Regulatory Milestones).

1.185 “Regulatory Milestone Payment” is defined in Section 11.5.3 (Regulatory Milestones).

1.186 “Replaced Collaboration Target” is defined in Section 2.2.3 (Collaboration Target Substitution Right).

1.187 “Research” means any pre-clinical research activities (including Target validation, drug discovery, identification or synthesis) with respect to a Collaboration Target, Replaced Collaboration Target, Substituted Collaboration Target, Target Binder, CTM or Licensed Product. When used as a verb, “Research” means to engage in Research.

1.188 “Research Milestone Event” means each of the four (4) events set forth in the table in Section 11.5.1 (as further described in Schedule 1.188).

1.189 “Research Milestone Payment” is defined in Section 11.5.1 (Research Milestones).

1.190 “Research Plan” means, on a Collaboration Target-by-Collaboration Target basis, the plan governing the Research activities under a Research Program, as such plan may be created and amended from time to time in accordance with this Agreement.

1.191 “Research Program” means, on a Collaboration Target-by-Collaboration Target basis, all Research activities undertaken under the Research Plan for such Collaboration Target to identify compounds that are Target Binders and CTMs, in each case that are Directed To such Collaboration Target.

1.192 “Research Results” means any Research data, relevant compound structures (including CTM, Ligase Binder, Linker and Target Binder structures), material, results or other information related to or otherwise arising under or out of a Research Program, including the contents of any Development Candidate Data Package or Nurix Key Data Report.

1.193 “Research Term” means the period of time beginning on the Effective Date and ending [*] in accordance with Section 2.1.2 (Collaboration Target Research Term Extension).

1.194 “Reserved Target” is defined in Section 2.3 (Reserved Targets).

1.195 “[*]” is defined in Section ([*]).

1.196 “Reserved Target Substitution Right” is defined in Section 2.3.3 (Reserved Target Substitution Right).

1.197 “Residual Knowledge” means intangible Know-How relating to the Collaboration (or otherwise to this Agreement or any Ancillary Agreement) retained in the unaided memories of any employees or contractors of a Party or any of its Affiliates or Sublicensees.

1.198 “Reverted Product” means all CTMs, Target Binders, Standalone Target Binders and Development Candidates (and backups thereto) that are Directed To a Reverted Target, but in each case excluding any [*] and any CTMs comprising a [*].

1.199 “Reverted Target” means any Collaboration Target for which a License Term Extension has not occurred prior to the expiration of the License Extension Fee Timeframe for such Collaboration Target.

1.200 “Reviewing Party” is defined in Section 14.7 (Publications).

1.201 “ROW” means all of the countries in the Territory other than the United States.

1.202 “Royalty-Bearing Product” means any Licensed Product other than a Profit/Loss Share Product.

1.203 “Royalty Term” means, on a Licensed Product-by-Licensed Product and country-by-country basis, the period of time that commences upon the First Commercial Sale of such Licensed Product in such country and ends upon the later of: (a) the date on which use or sale of such Licensed Product is no longer Covered by a Valid Claim in such country; or (b) expiration of Regulatory Exclusivity for such Licensed Product in such country; or (c) 10 years after First Commercial Sale in such country.

1.204 “Royalty Territory” means: (a) the Territory, with respect to Royalty-Bearing Products; and (b) the ROW, with respect to Profit/Loss Share Products.

1.205 “Rules” is defined in Section 18.6.3 (Binding Arbitration).

1.206 “Sales Milestone Event” is defined in Section 11.6.1 (Sales Milestones).

1.207 “Sales Milestone Payment” is defined in Section 11.6.1 (Sales Milestones).

1.208 “Sanofi” is defined in the preamble to this Agreement.

1.209 “Sanofi Desired Targets” is defined in Section 2.5.3 (Gatekeeper Responsibilities).

1.210 “Sanofi Documentation” is defined in Section 2.8.1 (Provision of Sanofi Materials).

1.211 “Sanofi Indemnitee” is defined in Section 16.1.2 (Indemnification by Nurix).

1.212 “Sanofi M1 Criteria” means, with respect to a CTM, the criteria that serve as a basis for Sanofi’s determination in accordance with its standard internal policies and formal governance procedures to further commit resources to potentially achieve [*] for such CTM, which criteria include, as applicable, [*].

1.213 “Sanofi Materials” means any [*] materials, [*] developed outside of this Agreement and Controlled by Sanofi or its Affiliates provided by Sanofi in accordance with Section 2.8.1 (Provision of Sanofi Materials) for use in a Research Program.

1.214 “Sanofi Provided Property” means, on a Collaboration Target-by-Collaboration Target basis, the Sanofi Materials and the Sanofi Documentation related to such Collaboration Target provided by Sanofi to Nurix in accordance with Section 2.8.1 (Provision of Sanofi Materials).

1.215 “[*]” is defined in Section 1.225 (Target Binder).

1.216 “Securities Regulator” is defined in Section 14.3.1(a) (Disclosure).

1.217 “Segregate” means, with respect to a Competing Product, to segregate the Research, Development, Manufacture and Commercialization strategy, decisions and activities relating to such Competing Product from the Research, Development, Manufacture or Commercialization strategy, decisions and activities with respect to the Licensed Products or any products Directed To a Target that is subject to Section 2.10.1 (Target Exclusivity) under this Agreement, including ensuring that: (a) no personnel involved in overseeing, directing or performing the Research, Development, Manufacture or Commercialization, as applicable, of such Competing Product have access to non-public plans or non-public information or data relating to the Research, Development, Manufacture or Commercialization of Licensed Products or products Directed To any Target that is subject to Section 2.10.1 (Target Exclusivity) or any other relevant Confidential Information of either Party; and (b) no personnel involved in overseeing, directing or performing the Research, Development, Manufacture or Commercialization of Licensed Products or products Directed To any Target that is subject to Section 2.10.1 (Target Exclusivity) have access to non-public plans or information relating to the Research, Development, Manufacture or Commercialization of such Competing Product; provided that, in either case ((a) or (b)), personnel at the level of (or comparable to) vice-president and above may review and evaluate plans and information regarding the Research, Development, Manufacture or Commercialization of such Competing Product solely in connection with monitoring the progress of products, including portfolio decision-making among product opportunities.

1.218 “Selected Target Binder” means, with respect to a particular Collaboration Target, a Target Binder Directed To such Collaboration Target approved by the JRC (or otherwise in accordance with Section 9.4 (Decision Making)) to be a “Selected Target Binder.”

1.219 “Standalone Target Binder” is defined in Section 1.127 (Licensed Product).

1.220 “Subcommittee” is defined in Section 9.2.1 (JRC Membership).

1.221 “Sublicensee” means, with respect to Sanofi, a Third Party to whom Sanofi has granted a sublicense or license in accordance with Section 12.4 (Sublicensing), either directly or indirectly, in each case of the rights licensed to Sanofi by Nurix pursuant to this Agreement, to Develop, Manufacture or Commercialize a Licensed Product in the Field in the Territory, but excluding: (a) any Third Party acting as a distributor and (b) Nurix and any of its Affiliates.

1.222 “Substituted Collaboration Target” is defined in Section 2.2.3 (Collaboration Target Substitution Right).

1.223 “Substituted Reserved Target” is defined in Section 2.3.3 (Reserved Target Substitution Right).

1.224 “Target” means (a) a specific protein that is (i) identified by a GenBank protein accession number or by its amino acid sequence and (ii) coded by a genetic locus or (b) any non-synonymous mutation, splice variation, or any post-translational modification of such protein described in sub-clause (a) of this Section 1.224 (Target).

1.225 “Target Binder” means, with respect to a Collaboration Target, any compound that is: (a) discovered or derived from a DEL screen for such Collaboration Target (without any corresponding deoxyribonucleic acid tag), (b) based upon a compound that has been publicly disclosed, or (c) [*] (sub-clause (c), a “[*]”), in each case that is Directed To such Collaboration Target.

1.226 “Target Binder Selection Milestone” is defined in sub-section (a) in the table in Section 11.5.1 (Research Milestones).

1.227 “Target Confirmation Notice” is defined in Section 2.5.3 (Gatekeeper Responsibilities).

1.228 “Target Exclusivity Period” is defined in Section 2.10.1 (Target Exclusivity).

1.229 “Taxes” is defined in Section 11.10.5(a) (Generally).

1.230 “Term” is defined in Section 17.1 (Term; Expiration).

1.231 “Terminated Target” means: (a) in the case of the termination of this Agreement with respect to a Collaboration Target by Nurix pursuant to Section 17.2 (Termination for Material Breach) or by Sanofi pursuant to Section 17.3 (Termination at Will), the Collaboration Target subject to such termination; or (b) in the case of termination of this Agreement in its entirety by Nurix pursuant to Section 17.2 (Termination for Material Breach), or by Sanofi pursuant to Section 17.3 (Termination at Will) or Section 17.6(A) (Termination by Sanofi for a Change of Control of Nurix), all Collaboration Targets in all countries in the Territory.

1.232 “Terminated Licensed Product” means: (a) in the case of the termination of this Agreement with respect to a Collaboration Target by Nurix pursuant to Section 17.2 (Termination for Material Breach) or by Sanofi pursuant to Section 17.3 (Termination at Will), all Licensed Products Directed To such Collaboration Target; (b) in the case of the termination of this Agreement with respect to one or more Licensed Products by Nurix pursuant to Section 17.2 (Termination for Material Breach) or by Sanofi pursuant to Section 17.3 (Termination at Will), all such Licensed Products; and (c) in the case of termination of this Agreement in its entirety by Nurix pursuant to Section 17.2 (Termination for Material Breach), or by Sanofi pursuant to Section 17.3 (Termination at Will) or Section 17.6(A) (Termination by Sanofi for a Change of Control of Nurix), all Licensed Products in all countries in the Territory.

1.233 “Territory” means worldwide.

1.234 “Third Party” means any Person other than Nurix or Sanofi that is not an Affiliate of Nurix or of Sanofi.

1.235 “Third Party Claim” means any and all suits, claims, actions, proceedings or demands brought by a Third Party.

1.236 “Third Party Infringement” is defined in Section 13.4.1 (Notification).

1.237 “Transferred Inventory” is defined in Section 10.3 (Licensed Products Inventory Transfer).

1.238 “United States” or “U.S.” means the United States of America and all of its territories and possessions.

1.239 “Valid Claim” means any [*] in an issued and unexpired Patent within the Foreground IP that is owned [*], and in each case that is [*], which issued Patent has not been held unenforceable, unpatentable or invalid by a decision of a court or other governmental agency of competent jurisdiction, and which has not been admitted to be invalid or unenforceable through abandonment, reissue, disclaimer or otherwise.

1.240 “VAT” means value added tax.

1.241 “Wire Instructions” is defined in Section 11.1 (Upfront Payment).

ARTICLE 2

RESEARCH

2.1 Research Programs.

2.1.1 General. Subject to the terms and conditions herein, during each applicable Collaboration Target Research Term, on a Collaboration Target-by-Collaboration Target basis, (a) the Parties will conduct the Research activities allocated to such Party in the applicable Research Plan, or as otherwise agreed upon by Parties in writing in advance, and (b) without limiting the foregoing, Nurix will use Commercially Reasonable Efforts to identify Target Binders and CTMs that are Directed To such Collaboration Target in order to identify Development Candidates. Each Research Program will be subject to the oversight of the JRC. As between the Parties, each Party will bear its own costs and expenses incurred by or on behalf of it or its respective Affiliates in the performance of such Party’s respective Research activities under this Agreement (other than as set forth below in Section 2.1.2 (Collaboration Target Research Term Extension). Sanofi shall not, without its prior written consent, be assigned any activities under any Research Program or Research Plan.

2.1.2 Collaboration Target Research Term Extension. Sanofi shall have the right to extend the Collaboration Target Research Term of any Collaboration Target that would, but for the maximum [*] Research Term and assuming a full [*] duration thereof, expire after the [*] of the Effective Date in accordance with this Section 2.1.2 (Collaboration Target Research Term Extension). Sanofi may extend such Collaboration Target Research Term (i) by delivery of written notice at least [*] days prior to the [*] anniversary of the Effective Date, and (ii) for a period of time expiring upon the earlier of either (x) the remainder of the applicable [*] Collaboration Target Research Term, or (y) the [*] of the Effective Date. In such case and on a Calendar Quarterly basis [*], in each case (a) that are [*] by Nurix after the [*] of the Effective Date and before the end of the applicable extended Collaboration Target Research Term, (b) required in order for Nurix to perform its Research activities under the applicable Research Plan(s), and (c) [*] by Nurix pursuant to a Research [*] that has been [*]. Following the end of each applicable Calendar Quarter, [*].

2.2 Collaboration Targets.

2.2.1 Initial Collaboration Targets. The three (3) Targets listed in Schedule 2.2.1 are each Collaboration Targets on the Effective Date (each, an “Initial Collaboration Target”).

2.2.2 Additional Collaboration Targets. For a period of [*] after the Effective Date and subject to Section 2.4 (Proposed Targets), Sanofi shall have the right to select up to two (2) Available Targets or Reserved Targets as Collaboration Targets (each an “Additional Collaboration Target”) by delivery of written notice to Nurix (“Additional Collaboration Target Notice”).

2.2.3 Collaboration Target Substitution Right. On a Collaboration Target-by-Collaboration Target basis, during the period of time beginning on the first day of the Collaboration Target Research Term for such Collaboration Target and [*] (such time period the “Collaboration Target Substitution Period”), Sanofi shall have the right, for any reason and at no cost to Sanofi, to substitute such Collaboration Target (a) for a Reserved Target upon delivery of written notice to Nurix’s Alliance Manager prior to the expiration of the applicable Collaboration Target Substitution Period, or (b) subject to Section 2.4 (Proposed Targets), for an Available Target (collectively, the “Collaboration Target Substitution Right”) (each such Collaboration Target that is replaced by a Reserved Target or Available Target thereafter a “Replaced Collaboration Target” and each such new Collaboration Target that is substituted for the Replaced Collaboration Target, a “Substituted Collaboration Target”), provided, however, that (x) there will in no event be more than five (5) Collaboration Targets in total under this Agreement at any time during the Research Term, (y) at any given time during the Research Term, there will be no more than five (5) Research Programs with Collaboration Targets then ongoing, and (z) Sanofi shall only have the right to exercise its Collaboration Target Substitution Right [*] per Collaboration Target for [*], after which Sanofi shall no longer have the right to exercise its Collaboration Target Substitution Right.

2.3 Reserved Targets. Subject to Section 2.4 (Proposed Targets), Sanofi shall have the right to designate up to [*] Available Targets that will be subject to the exclusivity obligations set forth in Section 2.10 (Exclusivity) during the Research Term (each, a “Reserved Target”) in accordance with this Section 2.3 (Reserved Targets).

2.3.1 As of Effective Date. [*] Sanofi shall have the right to reserve [*] Available Targets as Reserved Targets for the period of time beginning on the Effective Date and ending on the [*] of the Effective Date. The [*] Reserved Targets in existence as of the Effective Date are set forth in Schedule 2.3.1.

2.3.2 Additional Reserved Targets; Subsequent Years. Subject to this Section 2.3 (Reserved Targets) and Section 2.4 (Proposed Targets) and during the Research Term, Sanofi shall have the right at any time to designate additional Available Targets as Reserved Targets (including (a) during the period of time beginning on the Effective Date and ending on the [*] of the Effective Date, Reserved Targets in excess of the initial [*] described in Section 2.3.1 above, and (b) following the [*] of the Effective Date, any and all Reserved Targets whether or not initially nominated under Section 2.3.1, in each case up to the maximum number described in this Section 2.3) for a [*] period commencing on such date of delivery of written notice to Nurix in accordance with Section 2.4 (Proposed Targets), provided that [*]. Prior to the expiration of any such [*] period, Sanofi shall provide written notice to Nurix if Sanofi desires to extend such Reserved Target for subsequent [*] period(s) during the Research Term, provided that [*].

2.3.3 Reserved Target Substitution Right. Subject to Section 2.4 (Proposed Targets) and during the Research Term, Sanofi shall have the right to substitute any or all Reserved Targets (“Reserved Target Substitution Right”) with Available Targets (such substituted Reserved Target thereafter, a “Substituted Reserved Target”), provided, however, that Sanofi shall only have the right to exercise its Reserved Target Substitution Right [*] per Calendar Year, provided, further, that each such exercise may be with respect to one (1) or more (including all) Reserved Targets then in existence.

2.4 Proposed Targets.

2.4.1 In the event that Sanofi wishes to (a) select a Target as an Additional Collaboration Target in accordance with Section 2.2.2 (Additional Collaboration Targets), (b) exercise its Collaboration Target Substitution Right under Section 2.2.3 (Collaboration Target Substitution Right) for a Collaboration Target, (c) select a Target as a Reserved Target under Section 2.3.2 (Additional Reserved Targets; Subsequent Years), or (d) exercise its Reserved Target Substitution Right under Section 2.3.3 (Reserved Target Substitution Right) for a Reserved Target, then in each case Sanofi shall have the right to first undertake the Gatekeeper process described in 2.5 (Gatekeeper), provided that for any desired exercise by Sanofi of the rights described in (a)-(d) above, Sanofi shall provide email notice to [*] (each such notice a “Proposed Available Target Notice”) of the identity of such Target (each a “Proposed Target”) and which of the Sanofi rights described in (a)-(d) above Sanofi is exercising. If such Proposed Target is already a Reserved Target at the time of delivery of such Proposed Available Target Notice to [*], then Sanofi will be deemed to have exercised its applicable right described in (a) or (b) with respect to such Target upon delivery of such written notice. If such Proposed Target is not a Reserved Target and is an Excluded Target at the time of delivery of such Proposed Available Target Notice to [*], then Sanofi shall not have the right to exercise its applicable right described in (a)-(d) with respect to such Proposed Target. If such Target is an Available Target at the time of delivery of such Proposed Available Target Notice to [*], then Sanofi will be deemed to have exercised its applicable right described in (a)-(d) with respect to such Available Target upon delivery of such Proposed Available Target Notice. [*]

2.4.2 During the Research Term, at the request of Sanofi, upon at least [*] prior written notice from Sanofi to Nurix, [*] other than for proposed Collaboration Targets under Section 2.2.2 (Additional Collaboration Targets) or Section 2.2.3 (Collaboration Target Substitution Right) (which, for the avoidance of doubt, shall have no limit), and at the expense of Sanofi, Nurix will permit an independent law firm selected by Sanofi and reasonably acceptable to Nurix to inspect, during regular business hours, the relevant records of Nurix required to determine whether a Proposed Target was an Available Target or an Excluded Target as of the time in question. Prior to its inspection, the law firm will enter into a confidentiality agreement with both Parties having obligations of confidentiality and non-use no less restrictive than those set forth in ARTICLE 14 (Confidentiality) and limiting the disclosure and use of such information by such law firm to authorized representatives of the Parties and the purposes germane to such determination. The law firm will report to Sanofi only whether the status of a particular Proposed Target as an Available Target or an Excluded Target as of the particular time was accurate and will report no other information to Sanofi. Sanofi will treat the results of such review of Nurix’s records as Confidential Information of Nurix subject to the terms of ARTICLE 14 (Confidentiality).

2.4.3 In the event such audit leads to the discovery that Sanofi was incorrectly notified that a particular Proposed Target was an Excluded Target and such Proposed Target:

(a) remains an Available Target at the time of such discovery, then Sanofi shall have the right to [*];

(b) is a Nurix Internal Target at the time of such discovery, then Sanofi shall have the right to [*]; or

(c) is an Exclusive Third Party Target at the time of such discovery, then Sanofi shall have the right, [*], by delivery of written notice to Nurix within [*] of such discovery, to [*].

2.5 Gatekeeping.

2.5.1 Appointment of Gatekeeper. During the Research Term of this Agreement, the Parties shall cooperate to qualify and select, and Nurix shall engage, an independent Third Party gatekeeper reasonably acceptable to both Parties (the “Gatekeeper”). If required to do so by the Gatekeeper in order to engage the Gatekeeper, each Party shall execute a written agreement indemnifying and holding the Gatekeeper harmless from liabilities arising from the performance of the Gatekeeper’s responsibilities in connection with this Agreement on terms reasonably acceptable to such Party. As of the Effective Date, the Parties have engaged [*] under that particular Confidential Target Availability Determination Agreement dated [*] to serve as Gatekeeper.

2.5.2 Excluded Targets List. Within [*] after the Effective Date (if not already provided as of the Effective Date), Nurix shall provide the Gatekeeper with a complete and accurate written list of all Targets that are Excluded Targets as of the date such list is submitted to the Gatekeeper (such list the “Excluded Target List”). The Excluded Target List shall include the common name and [*] of each such Excluded Target listed therein. Thereafter, Nurix shall notify the Gatekeeper in writing of updates to the Excluded Target List promptly after (a) a Target becomes an Excluded Target, and (b) a Target is no longer an Excluded Target, in each case by written notification to the Gatekeeper on an ongoing basis throughout the Research Term. Nurix shall also provide the Gatekeeper with an updated Excluded Target List within [*] of receiving notice by the Gatekeeper of the delivery of any Target Confirmation Notice by Sanofi.

2.5.3 Gatekeeper Responsibilities. The Gatekeeper shall maintain a complete and accurate Excluded Target List, including updating the Excluded Target List upon receipt of notice by Nurix under Section 2.5.2 (Excluded Targets List). At any time during the Research Term, Sanofi shall have the right to notify the Gatekeeper in writing of Targets that Sanofi desires to have reviewed as Available Targets against the most recent version of the Excluded Target List (such Targets “Sanofi Desired Targets” and such notice “Target Confirmation Notice”). Promptly (but no later than [*] Business Days) after receiving a Target Confirmation Notice, the Gatekeeper shall review and compare the Sanofi Desired Targets listed in the Target Confirmation Notice and the Excluded Targets List then in effect (including updated Excluded Targets Lists provided by Nurix under Section 2.5.2 (Excluded Targets List )) to identify which Sanofi Desired Targets are Excluded Targets (if any) or Available Targets (if any) and shall notify Sanofi in writing of such review no later than [*] Business Days after delivery of the applicable Target Confirmation Notice. The Gatekeeper shall not disclose to Nurix, any Nurix Affiliate or any Person other than Sanofi of the identity of, or any other information with respect to, the Sanofi Desired Targets.

2.6 Initial and Substitution Research Plans. The initial Research Plan for each of the Initial Collaboration Targets is attached to the Correspondence as a sequentially numbered part of Exhibit A.1 (e.g., Exhibit A.1-(i), Exhibit A.1-(ii)). Within [*] days following receipt by Nurix’s Alliance Manager of an Additional Collaboration Target Notice or Sanofi’s exercise of its Collaboration Target Substitution Right, as applicable, the JRC will discuss, prepare and approve a Research Plan for the Collaboration Target described in such Additional Collaboration Target Notice or that is the subject of Sanofi’s exercise of its Collaboration Target Substitution Right, as applicable. Each Research Plan (including new Research Plans for Additional Collaboration Targets and Substituted Collaboration Targets and any amendments to Research Plans) will be substantially consistent with the Initial Research Plans unless otherwise mutually agreed by the Parties. From time to time (at least on an annual basis), the JRC will discuss, prepare and approve amendments, as appropriate, to each then-current Research Plan. Each amended Research Plan will become effective and supersede the previous Research Plan as of the date of approval by the JRC.

2.7 Research Activities.

2.7.1 Research Term. The Research activities hereunder will commence, on a Research Program-by-Research Program basis, on the first date of the Collaboration Target Research Term for such Research Program and shall end upon the expiration of the Research Term.

2.7.2 Activities and Data Sharing for Collaboration Targets. Nurix will use Commercially Reasonable Efforts to identify Target Binders, CTMs and Development Candidates (as applicable) in each case Directed To the respective Collaboration Target. Nurix will disclose all results generated to date for such Collaboration Target to the JRC. The JRC will (a) review such results, and (b) determine whether any Target Binder or CTM (as applicable) should be advanced as a Development Candidate.

2.7.3 Activities for Reserved Targets. Upon the establishment or selection of a Reserved Target in accordance with Section 2.3 (Reserved Targets), Nurix shall [*] with respect to such Reserved Target exclusively under this Agreement to enable such Reserved Target to be selected by Sanofi as an Additional Collaboration Target in accordance with Section 2.2.2 (Additional Collaboration Targets) or a Substituted Collaboration Target in accordance with Section 2.2.3 (Collaboration Target Substitution Right).

2.7.4 Activities to be Performed by Sanofi. The Parties agree that Sanofi shall have the right to perform certain research activities under the Agreement, including [*]. If Sanofi performs any such [*] research activities, then Nurix shall transfer upon request by Sanofi and at no cost to Sanofi, adequate amounts of biological and CTM materials for such purposes. Prior to Nurix transferring any such materials to Sanofi, the Parties shall enter into a material transfer agreement in substantially the form set forth on Exhibit F to the Correspondence (a “Material Transfer Agreement”).

2.7.5 [*] Target Binders in Research Plan. Whenever Nurix proposes to use a [*] Target Binder in the performance of Research activities, Nurix shall notify Sanofi’s Alliance Manager in writing prior to any such use and Sanofi shall have the right to veto such use. Sanofi shall notify the Alliance Manager of Nurix in writing of such veto within ten (10) Business Days after receipt of Nurix’ written notice, in which case Nurix shall not use such Target Binder in the performance of such Research activities.

2.8 Sanofi Provided Property.

2.8.1 Provision of Sanofi Materials. Sanofi will provide Nurix with (a) the Sanofi Materials (including any [*]) set forth in the applicable Research Plan (provided that no Research Plan will require Sanofi to provide Sanofi Materials without Sanofi’s prior written consent), and (b) any other data or written materials and information that relate to such Sanofi Materials set forth in the applicable Research Plan (“Sanofi Documentation”) (provided that no Research Plan will require Sanofi to provide any such data, written materials or information without Sanofi’s prior written consent). Prior to Sanofi transferring any such materials to Nurix, the Parties shall enter into a Material Transfer Agreement. Nurix will have a period of thirty (30) days after Nurix’s receipt thereof, or such longer period of time as may be determined by the JRC, during which Nurix may [*], in each case, subject to the terms of the Material Transfer Agreement, for the purpose of [*]. Nurix may develop or generate any materials or assays that are necessary to perform any Research activities set forth under a Research Plan for a Collaboration Target if the Parties agree in writing that the Sanofi Provided Property with respect to a Collaboration Target are not available or are insufficient for use in the performance of such Research activities.

2.9 Information Sharing; Records Retention.

2.9.1 Information Sharing. During the applicable Collaboration Target Research Term at each meeting of the JRC or as otherwise agreed by the Parties, the JRC shall review written reports or presentations regarding each Party’s activities (as applicable) with respect to the Research of respective CTMs, Target Binders, Development Candidates and Licensed Products. Each report or presentation under this Section 2.9.1 (Information Sharing) will cover such activities since the previous JRC meeting, including a summary of results, information, chemical structures and data with respect to such Target Binders, CTMs, Development Candidates and Licensed Products. Upon request by the JRC or by the other Party, a Party will provide the JRC with such other information and such additional access to records with respect to Target Binders, CTMs, Development Candidates and Licensed Products as the JRC or such other Party may reasonably request for the conduct or evaluation of the respective Research Programs, including the underlying information used to create such summaries, such as data listings, data sets and programs used for the analyses collected by a Party in the course of conducting its activities with respect to the respective Target Binders, CTMs, Development Candidates and Licensed Products.

2.9.2 Development Candidate Data Package. For each Collaboration Target for which Nurix has nominated a Development Candidate within the Collaboration Target Research Term, Nurix will provide Sanofi with a Development Candidate Data Package promptly after such nomination. Following such receipt by Sanofi, Sanofi will promptly notify Nurix if Sanofi in good faith believes such Development Candidate Data Package is incomplete or otherwise inconsistent with the requirements of Schedule 1.62. If Sanofi so notifies Nurix that such Development Candidate Data Package is incomplete or inconsistent, then Nurix shall [*] For purposes of determining License Extension Fee Timeframes, the date of [*] shall be used.

2.9.3 Nurix Key Data Report. With respect to each Collaboration Target for which a Development Candidate will not be nominated by Nurix within the applicable Collaboration Target Research Term, within [*] prior to the expiration of such Collaboration Target Research Term, Nurix will provide Sanofi with the Nurix Key Data Report for such Collaboration Target. For clarity, Nurix shall have no obligation to provide a Nurix Key Data Report for any Replaced Collaboration Target.

2.9.4 Additional Information. At any time during the License Extension Fee Timeframe for a Collaboration Target following Sanofi’s receipt of a Development Candidate Data Package or Nurix Key Data Report for such Target, Sanofi may provide Nurix with written notice requesting (a) additional information with respect to such Collaboration Target and the Licensed Products, Development Candidates, CTMs and Target Binders in each case Directed To such Collaboration Target, or (b) a discussion with Nurix representative(s) who have the relevant knowledge and information regarding such Target, Development Candidates, Licensed Products, Target Binders and CTMs (each, an “Information Request Notice”). Nurix will provide such information or hold such discussion as promptly as practicable, provided that notwithstanding anything to the contrary in this Agreement, Nurix’s obligations under this Section 2.9.4 (Additional Information) with respect to any Collaboration Target shall expire upon the expiration of the applicable License Extension Fee Timeframe for such Collaboration Target.

2.9.5 Records Retention. On a Research Program-by-Research Program basis, each Party will retain, and cause its Affiliates and its and their permitted subcontractors to retain, all records, accounts, notes, reports, data and laboratory notebooks with respect to the Research activities performed under such Research Program until the [*] anniversary of the expiration of the Research Term for such Research Program or such longer period as may be required by Applicable Law.

2.10 Exclusivity.

2.10.1 Target Exclusivity. Nurix will not conduct, and will cause its Affiliates to not conduct, by itself or themselves, or in collaboration with or on behalf of any Third Party, any Research, Development, Manufacture or Commercialization activities with respect to (a) any Collaboration Target for the period of time [*] applicable to such Collaboration Target, including such activities with respect to any compound Directed To such Collaboration Target alone or together with any other Target(s), (b) any Replaced Collaboration Target, any Collaboration Target terminated by Sanofi pursuant to ARTICLE 17 (Term and Termination), or any other Collaboration Target for which a License Term Extension does not occur within the License Extension Fee Timeframe, for a period of [*] after the date Sanofi has exercised its Collaboration Target Substitution Right with respect to any such Replaced Collaboration Target, the effective date of any such termination by Sanofi, or the last day of the License Extension Fee Timeframe (in each case as applicable), including such activities with respect to any compound Directed To such Target alone or together with any other Target(s), and (c) any Reserved Target during the Research Term, including such activities with respect to any compound Directed To such Target alone or together with any other Target(s), (each such time period a “Target Exclusivity Period”), in each case (a), (b) and (c) other than such Research activities expressly contemplated herein.

2.10.2 Exceptions for Change of Control. Notwithstanding anything in Section 2.10.1 (Target Exclusivity) to the contrary, if Nurix undergoes a Change of Control, and if Sanofi does not exercise its right to terminate the Collaboration activities pursuant to Section 17.6(B) (Termination by Sanofi for a Change of Control of Nurix), and on the date of the closing of such Change of Control, the Acquiring Entities are Researching, Developing, Manufacturing or Commercializing a product that is [*] (such product a “Competing Product”), then Nurix will not be in breach of Section 2.10.1 (Target Exclusivity) as a result of such Change of Control or the continuation of such activities by such Acquiring Entities thereafter; provided that such Acquiring Entities: (a) provide written notice to Sanofi no later than [*] days following the closing of such Change of Control which identifies such Competing Product, and (b) Segregate such Competing Product.

2.10.3 Research Results. All Research Results generated by or on behalf of Nurix under this Agreement or any Ancillary Agreement will be deemed the Confidential Information of both Parties, provided, however, that upon the expiration of the Target Exclusivity Period for a Target, all Research Results related to such Target that are generated by Nurix in the performance of the Collaboration will be deemed the Confidential Information of Nurix, to the extent such Research Results do not include any data, results or other information pertaining to any CTM comprising a [*], any [*] or other Sanofi Materials.

2.11 DEL Library Blinding. With respect to any Collaboration Target, promptly following the identification of any Target Binder discovered or developed under a Research Program that is Directed To such Collaboration Target, Nurix will promptly mark and identify all such Target Binders from its DELs by electronic means so as to prevent such Target Binders from being identified as hits against any other Target-screening effort performed by or on behalf of Nurix using DELs. In addition, Nurix will exclude all Target Binders having the same synthetic feature (“Related Binders”) from being identified as hits against any other non-Collaboration Target-screening effort, wherein a synthetic feature is comprised of two chemical building blocks and is responsible for a significant Target-screen signal. Upon selection of such Target Binders for a Collaboration Target as a Selected Target Binder, Nurix may unmark and restore Target Binder Hits that are not Selected Target Binders, as well as the Related Binders of the not Selected Target Binders, provided that such Selected Target Binders and Related Binders will remain marked as described in this Section 2.11 (DEL Library Blinding) for the remainder of the applicable Target Exclusivity Period for such Collaboration Target.

ARTICLE 3

GOVERNMENT APPROVALS

3.1 Efforts. Each of Nurix and Sanofi will use its commercially reasonable good faith efforts to remove promptly any and all impediments to consummation of the Contemplated Transactions, including obtaining government antitrust clearance, cooperating in good faith with any Governmental Authority investigation, promptly producing any documents and information and providing witness testimony if requested by a Governmental Authority. Notwithstanding anything to the contrary in this Agreement, this Section 3.1 (Efforts) and the term “commercially reasonable good faith efforts” do not require that either Party (i) offer, negotiate, commit to or effect, by consent decree, hold separate order, trust or otherwise, the sale, divestiture, license or other disposition of any capital stock, assets, rights, products or businesses of Nurix or Sanofi or its Affiliates, (ii) agree to any restrictions on the businesses of Nurix or Sanofi or its Affiliates, or (iii) pay any amount or take any other action to prevent, effect the dissolution of, vacate, or lift any decree, order, judgment, injunction, temporary restraining order, or other order in any suit or proceeding that would otherwise have the effect of preventing or delaying the transaction contemplated by this Agreement (collectively, an “Antitrust Remedy”).

3.2 Filings. As soon as reasonably practicable following the Execution Date (but no later than [*] Business Days following the Execution Date unless otherwise agreed to in writing by the Parties), each of Nurix and Sanofi will prepare and submit to the United States Federal Trade Commission (the “FTC”), the Antitrust Division of the United States Department of Justice (the “DOJ”) any HSR/Antitrust Filing required of it under the HSR Act, along with a request for “early termination” of the applicable HSR waiting period, and, as soon as practicable, file with the appropriate Governmental Authority any other HSR/Antitrust Filing required of it under any other Antitrust Law as determined in the reasonable opinion of either Party with respect to the Contemplated Transactions. The Parties shall cooperate with one another to the extent necessary in the preparation of any such HSR/Antitrust Filing. Each Party shall be responsible for its own external legal and internal costs and expenses associated with any HSR/Antitrust Filing; provided, however, that [*]. In the event that the Parties make an HSR/Antitrust Filing under this Section 3.2 (Filings), this Agreement shall terminate (i) at the election of either Party, immediately upon notice to the other Party, in the event that the FTC, DOJ or other Governmental Authority (x) obtains a preliminary injunction or final order under Antitrust Law enjoining the Contemplated Transactions, or (y) issues an Antitrust Remedy as a condition of approval, or (ii) at the election of either Party, immediately upon notice to the other Party, upon the occurrence of the Outside Date. Notwithstanding anything to the contrary contained herein, except for the terms and conditions of this ARTICLE 3 (Government Approvals), none of the terms and conditions contained in this Agreement shall be effective until the “Effective Date,” which is agreed and understood to mean, subject to the Closing Conditions having been fulfilled or waived in accordance with Section 15.4 (Closing Conditions), the later of (A) if a determination is made pursuant to this Section 3.2 (Filings) that an HSR/Antitrust Filing is not required to be made under any Antitrust Law for this Agreement, the date of such determination, or (B) if a determination is made pursuant to this Section 3.2 (Filings) that an HSR/Antitrust Filing is required to be made under any Antitrust Law for this Agreement, the Antitrust Clearance Date. As used herein: (1) “Antitrust Clearance Date” means the earliest date on which the Parties have actual knowledge that all applicable waiting periods under the HSR Act and any comparable waiting periods as required under any other Antitrust Law, in each case with respect to the Contemplated Transactions have expired or have been terminated; and (2) “HSR/Antitrust Filing” means (x) a filing by Nurix and a filing by Sanofi with the FTC and the DOJ of a Notification and Report Form for Certain Mergers and Acquisitions (as that term is defined in the HSR Act), together with all required documentary attachments thereto or (y) any comparable filing by Nurix or Sanofi required under any other Antitrust Law, in each case ((x) and (y)) with respect to the Contemplated Transactions.

3.3 Information Exchange. Each of Nurix and Sanofi will, in connection with any HSR/Antitrust Filing, (i) reasonably cooperate with each other in connection with any communication, filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party; (ii) keep the other Party and/or its counsel informed of any communication received by such Party from, or given by such Party to, the FTC, the DOJ or any other U.S. or other Governmental Authority and of any communication received or given in connection with any proceeding by a private party, in each case regarding the transaction contemplated by this Agreement; (iii) consult with each other in advance of any meeting or conference with the FTC, the DOJ or any other Governmental Authority or, in connection with any proceeding by a private party, with any other Person, and to the extent permitted by the FTC, the DOJ or such other Governmental Authority or other Person, give the Parties and/or their counsel the opportunity to attend and participate in such meetings and conferences; and (iv) to the extent practicable, permit the other Party and/or its counsel to review in advance any submission, filing or communication (and documents submitted therewith) intended to be given by it to the FTC, the DOJ or any other Governmental Authority; provided, that materials may be redacted to remove references concerning the valuation of the business of the disclosing Party or other sensitive information in the judgment of such disclosing Party. Nurix and Sanofi, as each deems advisable and necessary, may reasonably designate any competitively sensitive material to be provided to the other under this ARTICLE 3 (Government Approvals) as “Antitrust Counsel Only Material.” Such materials and the information contained therein shall be given only to the outside antitrust counsel of the recipient and will not be disclosed by such outside counsel to employees, officers or directors of the recipient unless express permission is obtained in advance from the source of the materials (Nurix or Sanofi, as the case may be) or its legal counsel.

ARTICLE 4

DEVELOPMENT

4.1 Responsibility. Subject to the terms and conditions of this Agreement and the Co-Development/Co-Commercialization Documentation (if executed), Sanofi will have the sole and exclusive right to Develop (and will solely and exclusively control, at its discretion, the Development of), itself or with or through its Affiliates, Sublicensees or other Third Parties, the respective Development Candidates, backups thereto and Licensed Products in the Field in the Territory. Subject to the Co-Development/Co-Commercialization Documentation (if executed), all such Development will be at Sanofi’s sole cost and expense.

4.2 Development Diligence. Subject to the terms and conditions of this Agreement, Sanofi itself or with or through its Affiliates or Sublicensees or other Third Parties will use Commercially Reasonable Efforts to obtain Regulatory Approval of at least one (1) Licensed Product in one (1) Indication in one (1) of the Major Markets.

4.3 Development Updates. With respect to any Licensed Product, until the date on which Sanofi has submitted an MAA to the applicable Regulatory Authority for at least one (1) Licensed Product Directed To such Collaboration Target in the United States, Sanofi will submit to Nurix, one (1) time per Calendar Year, a written report summarizing Sanofi’s material Development activities with respect to the Licensed Products Directed To such Collaboration Target pursuant to this Agreement since Sanofi’s delivery of the prior report.

ARTICLE 5

REGULATORY

5.1 Regulatory Matters.

5.1.1 Responsibility. Subject to the terms and conditions of this Agreement, Sanofi will have the sole and exclusive right (and will solely and exclusively control, at its discretion), itself or with or through its Affiliates, Sublicensees or other Third Parties, to: (a) prepare and submit to applicable Regulatory Authorities all Regulatory Materials, including marketing applications (e.g., NDAs, MAAs and JNDAs) and Clinical Trial applications (e.g., INDs, CTAs and CTNs), for the respective Development Candidates, backups thereto and Licensed Products and (b) obtain and maintain all Regulatory Approvals for the respective Licensed Products.

5.1.2 Communications with Regulatory Authorities. For clarity and without limiting Section 5.1.1 (Responsibility), Sanofi will have the sole and exclusive right to correspond or communicate with Regulatory Authorities regarding the respective Development Candidates, backups thereto and Licensed Products. Unless required by Applicable Law, Nurix, its Affiliates and its permitted subcontractors will not correspond or communicate with Regulatory Authorities regarding any respective Development Candidate, backup thereto or Licensed Product without first obtaining Sanofi’s prior written consent. If Nurix, its Affiliates or its permitted subcontractors receive any correspondence or other communication from a Regulatory Authority regarding the foregoing, Nurix will provide Sanofi with access to or copies of all such material written or electronic correspondence promptly after its receipt.

5.1.3 Nurix Support. Nurix will support Sanofi as may be reasonably requested by Sanofi from time to time in connection with Sanofi’s preparation, submission to Regulatory Authorities and maintenance of Regulatory Materials for the respective Development Candidates, backups thereto [*] and Licensed Products, including, upon Sanofi’s reasonable request, attending meetings with Regulatory Authorities regarding any respective Licensed Product. Nurix will bear all costs of the first [*] hours of such support per Collaboration Target under this Agreement; thereafter, Sanofi will reimburse Nurix for all reasonable costs actually incurred in connection with its support at the rate [*]. Such assistance shall be tracked by Nurix using its standard practice and methodologies and upon reasonable request from Sanofi Nurix shall provide Sanofi with a written summary sufficient for Sanofi to verify the hours of assistance or costs incurred, as applicable.

5.2 Regulatory Materials.

5.2.1 Existing Regulatory Materials. Except to the extent notified otherwise in writing by Sanofi, on a Licensed Product-by-Licensed Product basis, Nurix will assign and transfer (and hereby does assign and transfer), or cause to be assigned and transferred to the extent not owned by Nurix, to Sanofi (or its designee) within [*] days after the Effective Date any and all Regulatory Materials for the applicable Development Candidates, backups thereto [*] and Licensed Products Controlled by or on behalf of Nurix, its Affiliates or contractors (the “Existing Regulatory Materials”), including by providing true, accurate and complete hard and electronic copies thereof to Sanofi. From and after such assignment and transfer, Sanofi (or its designee) will have the sole right, in its sole discretion, to file, maintain and hold title to all such Existing Regulatory Materials.

5.2.2 New Regulatory Materials. All Regulatory Materials generated or arising from or in connection with activities under this Agreement or any Ancillary Agreement with respect to Development Candidates, backups thereto or Licensed Products after the Effective Date for such Licensed Product will be owned by and held in the name of Sanofi or its designee, and, except for Existing Regulatory Materials (which are addressed in Section 5.2.1 (Existing Regulatory Materials)), any such Regulatory Materials issued in the name of Nurix, its Affiliates or contractors will, promptly be assigned by Nurix to Sanofi or its designee to the extent permitted by Applicable Law or, in the event assignment is not permitted under Applicable Law, held in trust for, or for the sole benefit of, Sanofi or its designee.

5.3 Right of Reference; Access to Data. In the event of failure to transfer and assign any Regulatory Materials to Sanofi or its designee, as required by Section 5.2.1 (Existing Regulatory Materials) or Section 5.2.2 (New Regulatory Materials), Sanofi and its designees will have, and Nurix (on behalf of itself and its Affiliates) hereby grants to Sanofi and its designees, access (as described in Section 5.2.1 (Existing Regulatory Materials) or Section 5.2.2 (New Regulatory Materials)) and a right of reference (without any further action required on the part of Nurix, its Affiliates or contractors, whose authorization to file this consent with any Regulatory Authority is hereby granted) to all Existing Regulatory Materials and Regulatory Materials described in Section 5.2.2 (New Regulatory Materials) and all data contained or referenced therein for Sanofi and its designees to exercise its rights and perform its obligations under this Agreement with respect to the applicable Development Candidates, backups thereto and Licensed Products. In all cases, Sanofi and its designees will have access to all data contained or referenced in all such Regulatory Materials Section 5.2.1 (Existing Regulatory Materials) or Section 5.2.2 (New Regulatory Materials), and Nurix will ensure that Sanofi and its designees are afforded such access by fulfilling its obligations thereunder.

ARTICLE 6

COMMERCIALIZATION

6.1 Commercialization. Subject to the terms and conditions of this Agreement and the Co-Development/Co-Commercialization Documentation (if executed), Sanofi will have the sole and exclusive right to Commercialize (and will solely and exclusively control, at its discretion, the Commercialization of), itself or with or through its Affiliates, Sublicensees or other Third Parties, the applicable Licensed Products in the Field in the Territory. Subject to the Co-Development/Co-Commercialization Documentation (if executed), all such Commercialization will be at Sanofi’s sole cost and expense.

ARTICLE 7

MANUFACTURING

7.1 Manufacturing. Subject to the terms and conditions of this Agreement, (a) Nurix, at its sole cost and expense, will Manufacture, itself or through Third Parties, Research supplies (other than GLP tox supplies) for the Parties’ use of the respective CTMs, Target Binders and Development Candidates in the Field in the Territory under the Collaboration, provided that Sanofi will have the right to provide CMC inputs about the CMC developability of CTMs and Target Binders prior to nomination of any Development Candidate, provided, further, that Research supplies for Sanofi shall be limited to those specified in any Research Plan for Sanofi activities or otherwise as permitted under Section 2.7.4 (Activities to be Performed by Sanofi), and (b) Sanofi will have the sole and exclusive right to Manufacture (and will solely and exclusively control, at its discretion, the Manufacture of), itself or with or through its Affiliates, Sublicensees or other Third Parties, the GLP tox supplies, and supplies to support Development or Commercial activities for the respective Development Candidates, backups thereto and Licensed Products in the Field in the Territory. Subject to the Co-Development/Co-Commercialization Agreement and Profit/Loss Share Agreement (if executed), all such Manufacturing described in clause (b) will be at Sanofi’s sole cost and expense.

7.2 Transfer of Manufacturing Know-How. After receipt by Nurix of the License Extension Fee with respect to a Collaboration Target, or sooner as may be expressly set forth in a Research Plan or determined by the JRC, Nurix shall provide Sanofi with a copy of all clinical manufacturing controls data and transfer all analytical and manufacturing Know-How and materials (including analytical reference standards) that are Controlled by Nurix or any of its Affiliates and that are necessary or useful for Sanofi to be able to Manufacture and further scale-up the Manufacturing process of Development Candidates and other CTMs and Target Binders [*] that are Directed To such Collaboration Target.

ARTICLE 8

NURIX OPTIONS

8.1 Delivery of Profit/Loss Share Data Package to Nurix. Within [*] after the Clinical Proof-of-Concept for a Licensed Product, Sanofi will deliver to Nurix a top-line data package from the Clinical Trial performed to establish such Clinical Proof-of-Concept as described in more detail below (such package, a “Profit/Loss Share Data Package”). Sanofi will deliver such Profit/Loss Share Data Package for each Licensed Product to achieve Clinical Proof-of-Concept for so long as there is a Co-Development/Co-Promotion Option available hereunder to Nurix with respect to the Collaboration Target associated with such Licensed Product. Each Profit/Loss Share Data Package shall include: (a) a top-line data summary with [*], and a summary of [*], (b) material data generated with respect to [*] for such Licensed Product, (c) the applicable [*] report for such Licensed Product, (d) [*] correspondence to and from any Regulatory Authority regarding such Licensed Product, and (e) [*] (collectively, the “[*]”). For clarity, the information contained in each Profit/Loss Share Data Package will be deemed the Confidential Information of Sanofi.

8.2 Option Exercise. Beginning on Sanofi’s delivery of a Profit/Loss Share Data Package and ending [*] after delivery of such Profit/Loss Share Data Package (the “Option Exercise Timeframe”), Nurix will have the option, with respect to the Collaboration Target associated with such Licensed Product, exercisable by written notice provided to Sanofi (such option, a “Co-Development/Co-Promotion Option,” and such notice, a “Co-Development/Co-Promotion Option Exercise Notice”), to enter into a Co-Development/Co-Commercialization Agreement that includes the terms attached as Exhibit B to the Correspondence (the “Co-Development/Co-Commercialization Agreement”), a Profit/Loss Share Agreement that includes the terms attached as Exhibit C to the Correspondence (the “Profit/Loss Share Agreement”), and a Co-Promotion Agreement that includes the terms attached as Exhibit D to the Correspondence (the “Co-Promotion Agreement”), in each case with Sanofi and with respect to all Licensed Products associated with such Collaboration Target. Each of the Co-Development/Co-Commercialization Agreement, Profit/Loss Share Agreement and Co-Promotion Agreement will contain the terms and conditions set forth in the respective Exhibits referenced above as well as other terms and conditions as are reasonable and customary for the applicable subject matter of the respective agreements, and the Parties will execute such agreements within [*] following Nurix’s delivery to Sanofi of the Co-Development/Co-Promotion Option Exercise Notice. Nurix may only exercise a Co-Development/Co-Promotion Option on up to two (2) Collaboration Targets, [*]. If (i) Nurix does not provide the above exercise notice in compliance with the requirements of this Section 8.2 (Option Exercise) with respect to a Collaboration Target, or (ii) Nurix provides written notice to Sanofi that it does not intend to exercise its Co-Development/Co-Promotion Option with respect to a Collaboration Target, then Nurix shall be deemed to have waived such right to exercise a Co-Development/Co-Promotion Option with respect to such Collaboration Target.

8.3 Additional Criteria for Option Exercise. Nurix shall not be permitted to exercise any Co-Development/Co-Promotion Option unless and until during the Option Exercise Timeframe the following criteria are demonstrated by Nurix:

8.3.1 With respect to the first Co-Development/Co-Promotion Option, Nurix has as of such time [*] in cash or [*] (in each case net of debt);

8.3.2 With respect to the second Co-Development/Co-Promotion Option, Nurix has as of such time [*] in cash or [*] (in each case net of debt); and

8.3.3 Nurix’s plans to hire an adequate sales force at least [*] before Commercial launch of the first Licensed Product associated with the applicable Collaboration Target, subject to the terms of the Co-Promotion Agreement that allow for Nurix to [*].

ARTICLE 9

GOVERNANCE

9.1 Alliance Manager. Within [*] Business Days following the Effective Date, each Party will appoint an individual to act as the alliance manager for such Party (each, an “Alliance Manager”). Each Alliance Manager will thereafter be permitted to attend meetings of each Committee and any Subcommittee as a nonvoting observer. The Alliance Managers will be the primary point of contact for the Parties regarding the activities under the Collaboration and will help facilitate all such activities hereunder. At any given time, the Alliance Managers will be responsible for keeping a then-current list of with respect to each Research Program (a) Target Binders, CTMs and Licensed Products that are being Researched under such Research Program, (b) Research Milestone Events that have been achieved and (c) Collaboration Targets, Reserved Targets and Substituted Collaboration Targets under such Research Program. The Alliance Managers will also keep the JRC reasonably informed of any changes to the items identified in the immediately previous sentence.

9.2 Joint Research Committee.

9.2.1 JRC Membership. Promptly, and in any event within [*] days following the Effective Date, the Parties will establish a joint research committee (the “JRC”) to oversee and coordinate the activities of the Parties under this Agreement with respect to the Research Programs. The JRC will be comprised of three (3) employee representatives of Sanofi and three (3) employee representatives of Nurix (or such other equal number of representatives as the JRC may determine), and the Alliance Managers will also attend JRC meetings in a non-voting capacity. Subject to the foregoing, each Party will appoint its respective representatives to the JRC from time to time, and may change its representatives, in its sole discretion, effective upon notice to the other Party designating such change. Representatives from each Party will have appropriate technical credentials, experience and knowledge pertaining to and ongoing familiarity with the Research activities hereunder. The JRC may from time to time establish one (1) or more subcommittees (each, a “Subcommittee”), to perform certain duties and exercise certain powers of the JRC as expressly set forth in this Agreement as delegated by the JRC to such Subcommittee. The JRC and each Subcommittee (other than the JPC) will be promptly disbanded following the end of the last-to-expire Collaboration Target Research Term.

9.2.2 JRC Chair. One (1) of the members of the JRC appointed by Nurix will be designated solely by Nurix the JRC chairperson (the “JRC Chair”). The JRC Chair will be responsible for calling meetings of the JRC, circulating agenda and performing administrative tasks required to assure efficient operation of the JRC. The JRC Chair or his/her designee will send meeting minutes to all members of the JRC promptly after a meeting for review. Each member will have [*] Business Days from receipt in which to comment on and to approve or provide comments to the minutes (such approval not to be unreasonably withheld, conditioned or delayed). If a member, within such time period, does not notify the JRC Chair that he/she does not approve of the minutes, the minutes will be deemed to have been approved by such member.

9.2.3 JRC Meetings. The JRC will meet by mutual written agreement of the Parties no less frequently than once every [*] months. The location for meetings will alternate between Nurix and Sanofi facilities (or such other location as is determined by the JRC). Alternatively, the JRC may meet by means of teleconference, videoconference or other similar means. Each Party may also call for special meetings to discuss particular matters requested by such Party upon [*] Business Days’ prior written notice to the other Party.

9.2.4 Other Members; Expenses. As appropriate, additional employees or consultants of each Party may from time to time attend the JRC meetings as nonvoting observers; provided that any such consultant will agree in writing to comply with the confidentiality obligations substantially similar to those under this Agreement; and provided further that no Third Party personnel may attend unless otherwise agreed by both Parties and such Third Party is bound by confidentiality and non-use obligations consistent with the terms of this Agreement. Each Party will bear its own expenses related to the attendance of the JRC meetings by its representatives.

9.2.5 JRC Functions. The purpose of the JRC will be to oversee and coordinate the conduct of the Research Programs. The JRC’s specific responsibilities are as follows:

(a) Overseeing and coordinating the activities of each Party (including those of any of its Affiliates and Third Parties acting under its authority) under each Research Program, including the performance of Research activities as set forth in the applicable Research Plan;

(b) Preparing and approving Research Plans and amendments to Research Plans;

(c) Identifying Target Binders or CTMs for further Research under the Research Plans;

(d) Identifying and advancing CTMs or Standalone Target Binders as Development Candidates;

(e) Receiving and reviewing Research Results;

(f) Reviewing progress reports with respect to the performance of Research activities under each Research Plan, and requesting such additional information as set forth in Section 2.9.4 (Additional Information); and

(g) Fulfilling such other responsibilities as may be allocated to the JRC under this Agreement or by mutual written agreement of the Parties.

9.3 Joint Patent Committee. Promptly after the first Joint Steering Committee meeting, the Parties will form a Joint Patent Committee (the “Joint Patent Committee” or “JPC”). The Joint Patent Committee shall be comprised of an equal number of representatives from each Party. The Joint Patent Committee will be responsible for the coordination of the Parties’ efforts in accordance with the provisions set forth in ARTICLE 13.

9.4 Decision Making.

9.4.1 JRC Decisions. Each Party will have one vote at the JRC. The JRC will endeavor to make decisions by consensus. In the absence of consensus, any dispute will be escalated to the Executive Officers, and if the Executive Officers are unable to resolve such dispute within [*] Business Days after such matter has been referred to them then (a) for matters relating to [*], Nurix shall have final decision-making ability, and (b) for all other matters [*], Sanofi shall have final decision-making ability. For clarity, Nurix shall not use its final decision-making ability to (i) [*]; (ii) [*] or (iii) [*].

9.4.2 JPC Decisions. In the event of a dispute within the Joint Patent Committee, such dispute shall be submitted to [*] for resolution; provided, however, that [*].

9.5 Scope of Committee Authority. For clarity and notwithstanding the creation of the JRC or any Subcommittee, each Party will retain the rights, powers and discretion granted to it hereunder, and none of the JRC or any Subcommittee will be delegated or vested with such rights, powers or discretion unless such delegation or vesting is expressly provided herein, or the Parties expressly so agree in writing. None of the JRC, any Subcommittee or a Party via exercise of its final decision-making authority will have the power to (a) resolve any Dispute regarding the existence or amount of any payment owed under this Agreement or any Ancillary Agreement, (b) amend, waive or modify any term of this Agreement or any Ancillary Agreement, (c) determine whether or not a Party has met its diligence or other obligations under this Agreement or any Ancillary Agreement or (d) determine whether any Milestone Event or Sales Milestone Event has been achieved or any payment obligation hereunder or under any Ancillary Agreement has been triggered, and no decision of the JRC or any Subcommittee will be in contravention of any terms and conditions of this Agreement or any Ancillary Agreement. It is understood and agreed that issues to be formally decided by the JRC are limited to those specific issues that are expressly provided in Section 9.2.5 (JRC Functions) of this Agreement and the Disputes which relate to subjects other than those expressly set forth in Section 9.2.5 (JRC Functions) will be handled according to Section 18.6 (Choice of Law; Dispute Resolution). Once a Committee is disbanded, such Committee will have no further obligations under this Agreement and, thereafter, each Party will designate a contact person for the exchange of information under this Agreement or such exchange of information will be made through the Alliance Managers. In the event a Committee is disbanded, any decisions that are designated under this Agreement as being subject to the review or approval of such Committee will be made by the Parties directly, subject to the other terms and conditions of this Agreement.

9.6 Day-to-Day Responsibilities. Each Party will be responsible for day-to-day implementation and operations of the activities for which it has or is otherwise assigned responsibility under this Agreement; provided that such implementation is not inconsistent with the express terms of this Agreement or the decisions of the JRC within the scope of its authority specified herein.

ARTICLE 10

ASSISTANCE; TRANSITION

10.1 Assistance. Subject to the costs provisions of Section 10.2 (Know-How Transfer), Nurix will, and will cause its Affiliates to, cooperate with Sanofi and its designees and provide assistance to Sanofi and its designees to transition to Sanofi and its designees the Research, Development, Manufacture and Commercialization of each applicable Development Candidate [*] or Licensed Product after the occurrence of a License Term Extension for a Collaboration Target,

as and to the extent reasonably requested by Sanofi, including by: (a) providing Sanofi and its designees assistance with respect to Research, Development, regulatory and Manufacturing transition matters related to such Development Candidates, such backups and Licensed Products; and (b) providing Sanofi and its designees with reasonable access by teleconference or in-person (as requested by Sanofi) to Nurix personnel (and personnel of its Affiliates and Third Party contractors) involved in Research, Development, regulatory or Manufacturing matters related to such Development Candidates, such backups and Licensed Products to assist with the transition and answer questions related to such Development Candidates, such backups and Licensed Products.

10.2 Know-How Transfer. Without limiting the provisions of Section 10.1 (Assistance), as soon as reasonably practicable following the occurrence of the applicable License Term Extension, and thereafter during the Term as may be reasonably requested by Sanofi from time to time, Nurix will during such initial period disclose to Sanofi and its designees in English, including by providing hard and electronic copies thereof: (a) all data, information, regulatory filings, assets, DNA, protein sequences, constructs, synthesis routes and cell lines, and materials included therein and any other physical embodiments thereof, in each case relating to such Licensed Products or the Research Program or Development Candidates, [*] backup CTMs or Target Binders for such Licensed Products and (b) copies of the documents set forth on Schedule 10.2 (Technology Transfer Documentation), as applicable. Nurix will bear all costs of the first [*] of such assistance per Collaboration Target under this Agreement (including under Section 10.1 (Assistance)); thereafter, Sanofi will reimburse Nurix for all reasonable costs actually incurred in connection with its assistance at the rate of [*]. Such assistance shall be tracked by Nurix using its standard practice and methodologies and upon reasonable request from Sanofi Nurix shall provide Sanofi with a written summary sufficient for Sanofi to verify the hours of assistance or costs incurred, as applicable.

10.3 Licensed Products Inventory Transfer. Without limiting the provisions of Section 10.1 (Assistance), upon Sanofi’s written request and at no cost to Sanofi, Nurix will promptly following the occurrence of the applicable License Term Extension assign and transfer to Sanofi or its designee and deliver to Sanofi or its designee, at a location to be specified by Sanofi, any or all (as and to the extent requested by Sanofi) inventory of such Licensed Products, Development Candidates, Target Binders and CTMs held at such time by or on behalf of Nurix or its Affiliates (the “Transferred Inventory”), along with all applicable Manufacturing, GMP and shelf-life information reasonably in Nurix’s possession.

ARTICLE 11

FINANCIAL TERMS

11.1 Upfront Payment. No later than [*] Business Days after the Effective Date, Sanofi will pay to Nurix a one (1)-time payment of fifty-five million dollars ($55,000,000) in immediately available funds by wire transfer, in accordance with wire instructions to be provided in writing by Nurix to Sanofi no later than [*] Business Days following the Effective Date (“Wire Instructions”).

11.2 Additional Collaboration Target Payments. No later than [*] Business Days after the selection of an Additional Collaboration Target in accordance with Section 2.2.2 (Additional Collaboration Targets), Sanofi shall pay Nurix [*] for each such Additional Collaboration Target in immediately available funds by wire transfer, in accordance with Wire Instructions (for clarity, not to exceed [*]).

11.3 [*] Fee. For each [*], Sanofi shall pay Nurix [*] within [*] Business Days after the [*] (each such payment a “[*] Fee”).

11.4 License Extension Fee. On a Collaboration Target-by-Collaboration Target basis, in the event that Sanofi exercises a License Term Extension with respect to a Collaboration Target, Sanofi will pay to Nurix a [*] in immediately available funds by wire transfer, in accordance with the Wire Instructions, no later than [*] Business Days following delivery of the applicable License Extension Notice for such Collaboration Target in accordance with Section 12.2 (Expiration; License Term Extension) (each, a “License Extension Fee”).

11.5 Milestones.

11.5.1 Research Milestones. Subject to the terms and conditions herein (including this Section 11.5.1 (Research Milestones), Section 11.7.4 (Offset for Third Party Payments; Floor), and Section 11.10 (Additional Payment Terms), and on a Collaboration Target-by-Collaboration Target basis, Sanofi will pay the applicable amount set forth in the table below in this Section 11.5.1 (Research Milestones) (each a “Research Milestone Payment”) associated with each Research Milestone Event described in the table below (in each case as further described in Schedule 1.188) with respect to the first (and only the first) Standalone Target Binder or CTM (as the case may be) to achieve such Research Milestone Event under this Agreement for such Collaboration Target, as may be adjusted in accordance herewith:

Research Milestone Event	Research Milestone Payment
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
TOTAL NOT TO EXCEED PER COLLABORATION TARGET:	[*]

Each Research Milestone Payment will be payable up to a maximum of one (1) time per Collaboration Target as set forth in the table above, regardless of the number of Standalone Target Binders or CTMs, as applicable, that achieve the applicable Research Milestone Event for such Collaboration Target.

11.5.2 Development Milestones. Subject to the terms and conditions herein (including this Section 11.5.2 (Development Milestones), Section 11.7.4 (Offset for Third Party Payments; Floor) and Section 11.10 (Additional Payment Terms), and in the Co-Development/Co-Commercialization Documentation (if executed), and on a Collaboration Target-by-Collaboration Target basis, Sanofi will pay the applicable amount set forth in the table below in this Section 11.5.2 (Development Milestones) associated with each milestone event described below (each event described in (a)-(e) in the table below, a “Development Milestone Event,” and each respective payment, a “Development Milestone Payment”) under this Agreement for a Licensed Product that is Directed To such Collaboration Target, as may be adjusted in accordance herewith:

Development Milestone Event	Development Milestone Payment
(a) [*]	[*]
(b) [*]	[*]
(c) [*]	[*]
(d) [*]	[*]
(e) [*]	[*]
TOTAL NOT TO EXCEED PER COLLABORATION TARGET:	[*]

Each Development Milestone Payment will be payable up to a maximum of one (1) time per Collaboration Target as set forth in the table above, upon achievement of the applicable Development Milestone Event for such Collaboration Target, regardless of the number of times the applicable Development Milestone Event is achieved with respect to such Collaboration Target. For clarity, (x) if for a particular Collaboration Target, the [*], then Sanofi would pay the Development Milestone Payment due under (b) above and milestone (a) in the table above would thereafter not be payable for such Collaboration Target and (y) if for a particular Collaboration Target, the [*], then Sanofi would pay the Development Milestone Payment due under (c) above and milestone (b) in the table above would thereafter not be payable for such Collaboration Target.

For purposes of determining whether an Indication is distinct from another Indication under this Section 11.5.2 (Development Milestones) or Section 11.5.3 (Regulatory Milestones), in addition to the factors set forth in Section 1.110 (Definition of Indication), an Indication (“New Indication”) is distinct from an existing Indication (“Existing Indication”) if the Licensed Product [*].

11.5.3 Regulatory Milestones. Subject to the terms and conditions herein (including this Section 11.5.3 (Regulatory Milestones), Section 11.7.4 (Offset for Third Party Payments; Floor) and Section 11.10 (Additional Payment Terms), and in the Co-Development/Co-Commercialization Documentation (if executed), and on a Collaboration Target-by-Collaboration Target basis, Sanofi will pay the applicable amount set forth in the table below in this Section 11.5.3 (Regulatory Milestones) associated with each milestone event described below (each event described in (a)-(i) in the table below, a “Regulatory Milestone Event,” and each respective payment, a “Regulatory Milestone Payment”) under this Agreement for a Licensed Product that is Directed To such Collaboration Target, as may be adjusted in accordance herewith:

Regulatory Milestone Event	Regulatory Milestone Payment
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
TOTAL NOT TO EXCEED PER COLLABORATION TARGET:	[*]

Each Regulatory Milestone Payment will be payable up to a maximum of one (1) time per Collaboration Target as set forth in the table above upon achievement of the applicable Regulatory Milestone Event for such Collaboration Target, regardless of the number of times the applicable Regulatory Milestone Event is achieved with respect to such Collaboration Target. For clarity, no Regulatory Milestone Payment will be due hereunder for any subsequent or repeated achievement of any such same Regulatory Milestone Event (as the case may be) for a Collaboration Target.

11.5.4 Invoice and Payment of Milestone Payments.

(a) In the event that Sanofi, its Affiliates or its Sublicensees under this Agreement achieves a Milestone Event, it will notify Nurix thereof within [*] days of such achievement. Following Nurix’s receipt of notice from Sanofi that Sanofi has achieved a Milestone Event, Nurix will invoice Sanofi for the applicable Milestone Payment, and Sanofi will pay such Milestone Payment within [*] days after receipt of such invoice.

(b) In the event that Nurix or its Affiliates achieves a Milestone Event, it will notify Sanofi thereof within [*] days of such achievement and invoice Sanofi for the applicable Milestone Payment, and Sanofi, subject to any good faith dispute as to whether such Milestone Event has been achieved, will pay such Milestone Payment within [*] days after receipt of such invoice.

11.6 Sales Milestones.

11.6.1 Sales Milestones. Subject to the terms and conditions herein (including this Section 11.6 (Sales Milestones), Section 11.7.4 (Offset for Third Party Payments; Floor), Section 11.10 (Additional Payment Terms) and Section 11.11 (Records; Audit Rights), and in the Co-Development/Co-Commercialization Documentation (if executed), and on a Collaboration Target-by-Collaboration Target basis, Sanofi will notify Nurix within [*] days after the end of the Calendar Quarter during which a given milestone event described below in this Section 11.6.1 (Sales Milestones) (each, a “Sales Milestone Event”) was first achieved by Sanofi under this Agreement, and Sanofi will thereafter pay the applicable one-time sales-based amounts set forth below associated with the applicable Sales Milestone Event for Annual Net Sales of all Licensed Products that are Directed to such Collaboration Target in accordance with Section 11.6.2 (Invoice and Payment of Sales Milestone Payments) (each, a “Sales Milestone Payment”), as may be adjusted in accordance herewith:

Sales Milestone Event	Sales Milestone Payment
(a) Annual Net Sales for such Collaboration Target in the Royalty Territory in a Calendar Year exceed $[*]	[*]
(b) Annual Net Sales for such Collaboration Target in the Royalty Territory in a Calendar Year exceed $[*]	[*]
(c) Annual Net Sales for such Collaboration Target in the Royalty Territory in a Calendar Year exceed $[*]	[*]
(d) Annual Net Sales for such Collaboration Target in the Royalty Territory in a Calendar Year exceed $[*]	[*]
TOTAL NOT TO EXCEED PER COLLABORATION TARGET:	[*]

Each Sales Milestone Event will be payable up to a maximum of one (1) time per Collaboration Target as set forth in the table above, upon achievement of the applicable Sales Milestone Event for such Collaboration Target, regardless of the number of times the applicable Sales Milestone Event is achieved with respect to such Collaboration Target. For clarity, no Sales Milestone Payment will be due hereunder for any subsequent or repeated achievement of any such same Sales Milestone Event. Further, Net Sales for a given Licensed Product in a given country for which the Royalty Term has expired will not be included in the Annual Net Sales for purposes of the Sales Milestone Events or Sales Milestone Payments.

11.6.2 Invoice and Payment of Sales Milestone Payments. Sanofi will notify Nurix if the aggregate Annual Net Sales of any applicable Licensed Product first achieved a Sales Milestone Event during a Calendar Quarter in the royalty report for such Calendar Quarter as described in Section 11.9 (Royalty Payments and Reporting), and Sanofi will pay to Nurix such Sales Milestone Payment concurrent with the delivery of such report.

11.7 Royalties.

11.7.1 Royalty Rates. Subject to the terms and conditions herein (including this Section 11.7 (Royalties), Section 11.7.4 (Offset for Third Party Payments; Floor), Section 11.10 (Additional Payment Terms) and Section 11.11 (Records; Audit Rights), Sanofi will pay Nurix royalties on Annual Net Sales in the Royalty Territory, on a Licensed Product-by-Licensed Product basis, during the applicable Royalty Term, equal to the following portions of Annual Net Sales of the applicable Licensed Product multiplied by the applicable royalty rate set forth below for such portion of Annual Net Sales in the Royalty Territory during the applicable Royalty Term for each such Licensed Product, as may be adjusted in accordance herewith. For clarity, the royalties (and royalty tiers) will be calculated separately on a Licensed Product-by-Licensed Product basis.

Annual Net Sales in the Royalty Territory for a given Licensed Product in a given Calendar Year	Royalty Rate
(a) Portion of Annual Net Sales in the Royalty Territory of a given Licensed Product in a given Calendar Year up to and including $[*]	[*]
(b) Portion of Annual Net Sales in the Royalty Territory of a given Licensed Product in a given Calendar Year above $[*] up to and including $[*]	[*]
(c) Portion of Annual Net Sales in the Royalty Territory of a given Licensed Product in a given Calendar Year above $[*] up to and including $[*]	[*]
(d) Portion of Annual Net Sales in the Royalty Territory of a given Licensed Product in a given Calendar Year above $[*] up to and including $[*]	[*]
(e) Portion of Annual Net Sales in the Royalty Territory of a given Licensed Product in a given Calendar Year above $[*]	[*]

11.7.2 Royalty Term. Sanofi’s royalty obligations to Nurix under Section 11.7.1 (Royalty Rates) will apply, on a Licensed Product-by-Licensed Product and country-by-country basis, only during the applicable Royalty Term for such Licensed Product in such country. Following the expiration of the applicable Royalty Term for a given Licensed Product in a given country: (a) no further royalties will be payable with respect to sales of such Licensed Product in such country; and (b) the license granted to Sanofi under this Agreement with respect to such Licensed Product in such country will become fully paid-up, perpetual, irrevocable and royalty-free in accordance with Section 17.1 (Term; Expiration).

11.7.3 Royalty Reductions.

(a) On a Licensed Product-by-Licensed Product and country-by-country basis, if such Licensed Product is no longer Covered by a Valid Claim in such country, then the royalties payable with respect to such Licensed Product pursuant to Section 11.7.1 (Royalty Rates) in such country will be reduced by [*] during such period.

(b) On a Licensed Product-by-Licensed Product and country-by-country basis, if in a Calendar Quarter following the first Calendar Quarter in which Generic Competition first occurs in such country (such first Calendar Quarter the “Launch Quarter”) the Annual Net Sales of such Licensed Product decline by the percentage described in (a)-(d) in the table below relative to the average Net Sales occurring during the [*] Calendar Quarters immediately preceding the Launch Quarter, then, thereafter, the royalties payable with respect to Annual Net Sales of such Licensed Product pursuant to Section 11.7.1 (Royalty Rates) in such country will be [*].

Decline in Annual Net Sales	Royalty Reduction
(a) Portion of Annual Net Sales in the Royalty Territory of a given Licensed Product in a given Calendar Year decreases between [*]	[*]
(b) Portion of Annual Net Sales in the Royalty Territory of a given Licensed Product in a given Calendar Year decreases greater than [*] but less than [*]	[*]
(c) Portion of Annual Net Sales in the Royalty Territory of a given Licensed Product in a given Calendar Year decreases greater than [*] but less than [*]	[*]
(d) Portion of Annual Net Sales in the Royalty Territory of a given Licensed Product in a given Calendar Year decreases greater than [*]	[*]

11.7.4 Offset for Third Party Payments; Floor.

(a) Offset for Third Party Payments. If Sanofi, any of its Affiliates or any of its Sublicensees obtains a right or license under any Patent, Know-How or other intellectual property right of a Third Party after the Effective Date in connection with the Development, Manufacturing or Commercialization of the Licensed Products by or on behalf of Sanofi, its Affiliates or its Sublicensees that results in any payment(s) to such Third Party as a result of such right or license by Sanofi, its Affiliates or its Sublicensees, as applicable, then Sanofi may deduct from any and all payments under this Agreement or any Ancillary Agreement (to the extent not prohibited thereunder) that would otherwise have been due to Nurix in a particular Calendar Quarter an amount equal to [*] of the amount of any such payments (including payments for obtaining such right or license, royalties, milestones, amounts paid in settlement and any other amounts) paid by Sanofi or any of its Affiliates or Sublicensees to such Third Party for such right or license or the exercise thereof during such Calendar Quarter.

(b) Royalty Reduction Floor. Notwithstanding Section 11.7.4(a) (Offset for Third Party Payments), in no event will royalties payable to Nurix in accordance with Section 11.7 (Royalties) in any country in any Calendar Quarter for any Licensed Product be reduced pursuant to Section 11.7.3(a) (Royalty Reductions – Valid Claim) and Section 11.7.4(a) (Offset for Third Party Payments), to less than [*] of the amount that would otherwise be payable to Nurix in accordance with the provisions of Section 11.7 (Royalties) in such country in such Calendar Quarter for such Licensed Product (the “Floor”). [*]

11.8 Effect of Co-Development/Co-Promotion Option. If Nurix exercises its Co-Development/Co-Promotion Option with respect to a Collaboration Target, then (a) subject to the terms applicable to Nurix opting out of its Co-Development/Co-Promotion Option described in the applicable Co-Development/Co-Commercialization Documentation, all of the Regulatory Milestone Payments, Development Milestone Payments and Sales Milestone Payments for such Collaboration Target, other than the Regulatory Milestone Payments for Regulatory Approvals by the EMA or the PMDA, that have not been paid as of the date of such exercise will be reduced by [*], and (b) Sanofi’s obligation to pay royalties under Section 11.7 (Royalties) with respect to Licensed Products that are Directed to such Collaboration Target would be limited to Net Sales arising from countries outside of the United States.

11.9 Royalty Payments and Reporting. Sanofi will calculate all amounts payable to Nurix pursuant to this Section 11.7 (Royalties) at the end of each Calendar Quarter. Sanofi will pay to Nurix the royalty amounts due, less any applicable withholding tax that is required by Applicable Law in accordance with Section 11.10.5 (Taxes; Withholding), with respect to a given Calendar Quarter within [*] days after the end of such Calendar Quarter. Commencing as of the First Commercial Sale for a Licensed Product Sanofi will, with respect to each Calendar Quarter (or portion thereof), provide a written report showing (a) aggregate Net Sales of such Licensed Product that are royalty bearing and the royalties due thereon for such Calendar Quarter, (b) the withholding taxes, if any, required by law to be deducted in respect of such royalties, and (c) the exchange rates used in determining the royalty amount expressed in Euro (each, a “Royalty Report”), within [*] days after the end of such Calendar Quarter. Sanofi shall provide such Royalty Reports for so long as any Royalty Term remains in effect for a given Licensed Product.

11.10 Additional Payment Terms.

11.10.1 Currency. All payments hereunder will be made in Dollars by wire transfer to a bank account designated in writing by the Payee. Conversion of sales recorded in local currencies to Dollars will be performed in a manner consistent with the Accounting Standard and the Payor’s normal practices used to prepare its audited financial statements.

11.10.2 Other Amounts Payable. With respect to any amounts owed under this Agreement by a Party to the other Party for which no other invoicing and payment procedure is specified in this Agreement, the Party owing such payment obligation will provide to the other Party an invoice, together with reasonable supporting documentation, for such amounts owed and such other Party will pay any undisputed amounts within [*] days after receipt of the invoice, and will pay any disputed amounts owed by such other Party within [*] days of final resolution of the Dispute.

11.10.3 Invoices. Notwithstanding any term to the contrary of this Agreement, Nurix shall deliver an invoice to Sanofi’s Alliance Manager for all payments owed by Sanofi to Nurix under this Agreement. Except where a different timeframe is expressly provided in another section of this Agreement, Sanofi will make all payments owed to Nurix within [*] days after the date on which Sanofi receives an undisputed invoice for such owed amount.

11.10.4 General Right to Reconcile Payments. Sanofi will have the right to offset any amount owed by Nurix to Sanofi under or in connection with this Agreement or any Ancillary Agreement which obligation is not being contested by Nurix in good faith, including in connection with any breach or indemnification obligation by Nurix, against any payments owed by Sanofi to Nurix under this Agreement or any Ancillary Agreement. Such offsets will be in addition to any other rights or remedies available under this Agreement and Applicable Law.

11.10.5 Taxes; Withholding.

(a) Generally. Each Party will be liable for all taxes legally assessable against it arising from any payment received under this Agreement, including income, applicable sales or use, goods and services, value added and consumption or other similar fees or taxes (“Taxes”).

(b) Tax Withholding. If Applicable Law requires the withholding of Taxes, the Payor will subtract the amount thereof from the Agreement Payments and remit such withheld amount to the relevant Governmental Authority in a timely manner. For the avoidance of doubt, the Payor’s remittance of such withheld Taxes, together with payment to the Payee of the remaining Agreement Payments, will constitute the Payor’s full satisfaction of Agreement Payments under this Agreement. The Payor will promptly (as available) submit to the Payee appropriate proof of payment of the withheld Taxes as well as the official receipts within a reasonable period of time. The Parties agree to cooperate with one another and use reasonable efforts to reduce or eliminate such withholding of Taxes under Applicable Law, including under the benefit of any present or future treaty against double taxation.

11.11 Records; Audit Rights.

11.11.1 Records. Each Party will keep, and will cause its Affiliates and as applicable Sublicensees, to keep complete, true and accurate books and records in accordance with its Accounting Standard in relation to this Agreement and Net Sales, royalties, Milestone Payments, Sales Milestone Payments and any other payments required hereunder, as applicable. Each Party will keep such books and records for at least [*] years following the Calendar Year to which they pertain or for such longer period of time as required under any Applicable Law.

11.11.2 Audit Rights. Subject to the other terms of this Section 11.11.2 (Audit Rights), during the Term, at the request of a Party (the “Auditing Party”), which will not be made more frequently than [*] per Calendar Year, upon at least [*] days’ prior written notice from the Auditing Party, and at the expense of the Auditing Party, the other Party (the “Audited Party”) will permit an independent, nationally-recognized certified public accountant selected by the Auditing Party and reasonably acceptable to the Audited Party (the “Auditor”) to inspect, during regular business hours, the relevant records required to be maintained by the Audited Party under Section 11.11.1 (Records); provided that such audit right will not apply to records beyond [*] years from the end of the Calendar Year to which they pertain and that records for a particular period may only be audited once. Prior to its inspection, the Auditor will enter into a confidentiality agreement with both Parties having obligations of confidentiality and non-use no less restrictive than those set forth in ARTICLE 14 (Confidentiality) and limiting the disclosure and use of such information by such accountant to authorized representatives of the Parties and the purposes germane to Section 11.11.1 (Records). The Auditor will report to the Auditing Party only whether the particular amount being audited was accurate and, if not, the amount of any discrepancy and a reasonable summary of the reason for such discrepancy, and the Auditor will not report any other information to the Auditing Party. The Auditing Party will treat the results of the Auditor’s review of the Audited Party’s records as Confidential Information of the Audited Party subject to the terms of ARTICLE 14 (Confidentiality). In the event such audit leads to the discovery of a discrepancy to the Auditing Party’s detriment, the Audited Party will, within [*] days after receipt of such report from the Auditor, pay any undisputed amount of the discrepancy. The Auditing Party will pay the full cost of the audit unless the underpayment of amounts due to the Auditing Party is greater than [*] of the amount due for the entire period being examined and such underpayment also exceeds [*], in which case the Audited Party will pay the reasonable cost charged by the Auditor for such review. Any undisputed overpayments by the Audited Party revealed by an examination will be paid by the Auditing Party within [*] days of the Auditing Party’s receipt of the applicable report. Sanofi will use Commercially Reasonable Efforts to include substantially similar rights as set forth in this Section 11.11.2 (Audit Rights) in any sublicense agreement with its Sublicensee; provided, however, that such sublicense agreement may provide that such audit be conducted by Sanofi, its Affiliate or an independent auditor designated by Sanofi instead of by an independent auditor designated by Nurix.

11.11.3 Records Final. Upon the expiration of [*] years following the end of a given Calendar Year, subject and without prejudice to the determination of any review commenced prior to such third anniversary pursuant to Section 11.11.2 (Audit Rights), the calculation of any amounts payable by a Party to the other Party with respect to such Calendar Year will not be subject to the audit provisions of this Section 11.11 (Records; Audit Rights).

ARTICLE 12

LICENSES

12.1 License Grants.

12.1.1 Research License to Nurix. Subject to the terms and conditions of this Agreement, and on a Collaboration Target-by-Collaboration Target basis, during the Collaboration Target Research Term for such Collaboration Target, Sanofi hereby grants to Nurix a non-exclusive, worldwide, transferrable (pursuant to Section 18.4 (Assignment; Change of Control)) and sublicensable (solely to Nurix’s permitted subcontractors in accordance with Section 12.3 (Subcontracting) and Section 12.4 (Sublicensing)) license, under (a) the Background IP Controlled by Sanofi and Sanofi’s interest in the Foreground IP and (b) the rights exclusively licensed to Sanofi pursuant to Section 12.1.2 (Collaboration License to Sanofi for Licensed Products) below, in each case (a) and (b) solely to the extent necessary for Nurix to perform the Research activities assigned to Nurix under the applicable Research Plan for the applicable Collaboration Target Research Term and in accordance with such Research Plan.

12.1.2 Collaboration License to Sanofi for Licensed Products. Subject to the terms and conditions of this Agreement (including Section 12.2 (Expiration; License Term Extension)), on a Collaboration Target-by-Collaboration Target basis, Nurix hereby grants to Sanofi an exclusive (even as to Nurix and its Affiliates, except as set forth in the Co-Development/Co-Commercialization Agreement and Co-Promotion Agreement (if executed)), transferrable (pursuant to Section 18.4 (Assignment; Change of Control)) and sublicensable (through multiple tiers in accordance with Section 12.4 (Sublicensing)) license, under the Nurix IP and Nurix’s interest in the Joint Foreground IP, to Research, Develop, Manufacture and Commercialize CTMs, Standalone Target Binders, Development Candidates and Licensed Products in each case that are Directed To such Collaboration Target in the Field in the Territory (each such license for a Collaboration Target a “Collaboration License”). Notwithstanding the foregoing, prior to the occurrence of a License Term Extension for a Collaboration Target, Sanofi shall only practice the Collaboration License to perform Research to the extent [*]. For clarity, the foregoing exclusive Collaboration License does not preclude Nurix from using or practicing (or licensing others to use and practice) the Nurix IP and Nurix’s interest in the Joint Foreground IP with chimeric targeting molecules that are not Directed To either Collaboration Targets or other Targets that are subject to Section 2.10.1 (Target Exclusivity), subject to the other terms and conditions of the Agreement, including confidentiality and exclusivity obligations; provided, however, Nurix shall not use or practice, or license others to use or practice, any Sanofi Materials (including any [*]) or any Confidential Information of Sanofi unless and until permitted to do so under Section 17.7.2 (Reversion) or Section 17.7.3(c) (Termination by Sanofi at Will or for a Change of Control of Nurix, or by Nurix for material breach or Bankruptcy), as applicable.

12.2 Expiration; License Term Extension. Each Collaboration License for a Collaboration Target shall expire upon the expiration of the License Extension Fee Timeframe for such Collaboration Target unless Sanofi delivers a written notice of its intent to pay the License Extension Fee to Nurix for such Collaboration Target (“License Extension Notice”) within the License Extension Fee Timeframe and thereafter pays to Nurix the License Extension Fee for such Collaboration Target in accordance with Section 11.4 (License Extension Fee), in which case the Collaboration License shall remain in force and effect during the Term and thereafter to the extent set forth in this Agreement (each such extension a “License Term Extension”). If Sanofi fails to make the License Extension Fee for a Collaboration Target in accordance with Section 11.4 (License Extension Fee) prior to the expiration of the License Extension Fee Timeframe for such Collaboration License, then the Collaboration License for such Collaboration Target shall automatically expire upon the expiration of such License Extension Fee Timeframe, and, for clarity, all CTMs (other than those comprising [*]), Development Candidates (other than those comprising [*]), Target Binders (other than [*]) and Standalone Target Binders (other than [*]) that are Directed To such Collaboration Target shall thereafter be Reverted Products and such Collaboration Target thereafter a Reverted Target and Nurix shall have the right to exercise the license described in Section 17.7.2 (Reversion) with respect to such Reverted Products and Reverted Targets.

12.3 Subcontracting. Each Party may subcontract the performance of tasks and other obligations hereunder to its Affiliates or Third Parties (provided that prior to Nurix subcontracting such performance to Third Parties, it will obtain the prior written consent of Sanofi, not to be unreasonably withheld, conditioned or delayed), which subcontract may include a sublicense of rights necessary for the performance of the subcontract as reasonably required, provided that any such Third Party will not be deemed to be a Sublicensee as a result of such sublicense.

12.4 Sublicensing. If a Party is permitted to grant a sublicense under the rights licensed to such Party under Section 12.1 (License Grants), then the following terms shall apply to each sublicense: (a) any such permitted sublicense shall be consistent with and subject to the terms and conditions of this Agreement; and (b) such Party will continue to be responsible for full performance of its obligations under this Agreement and will be responsible for all actions of such sublicensed Affiliate or Third Party, as applicable, as if such Affiliate or Third Party, as applicable, were such Party hereunder.

12.5 Residual Knowledge. Notwithstanding anything to the contrary in this Agreement, nothing shall restrict any Party from using Residual Knowledge for any purpose.

12.6 No Implied Licenses. Each Party retains all rights under Patents, Know-How or other intellectual property rights Controlled by such Party which are not expressly granted to the other Party pursuant to this Agreement. Except as otherwise expressly provided in this Agreement, under no circumstances will a Party or any of its Affiliates, as a result of this Agreement, obtain any ownership interest, license or other right in or to any Patents, Know-How or other intellectual property rights of the other Party, including tangible or intangible items owned, controlled or developed by the other Party, or provided by the other Party to the receiving Party at any time, in each case, pursuant to this Agreement. For clarity, Nurix shall have the right to exercise or license the Nurix IP in any manner, subject to the other terms and conditions of this Agreement, including the Collaboration Licenses granted under Section 12.1.2 (Collaboration License to Sanofi for Licensed Products) and the exclusivity provisions described in Section 2.10 (Exclusivity).

ARTICLE 13

INTELLECTUAL PROPERTY MATTERS

13.1 Ownership.

13.1.1 General. As between the Parties, each Party will retain ownership of all Patents, Know-How and other intellectual property rights that are Controlled by such Party prior to the Execution Date or are otherwise developed by such Party outside of this Agreement (with respect to such Party, its “Background IP”). As between the Parties, all Inventions made or created in the course of conducting activities under this Agreement (together with all intellectual property rights therein, including all Patents) (“Foreground IP”) that are made or created (a) solely by a Party’s or any of its Affiliates’ employees, independent contractors or consultants will be [*], and (b) jointly by each Party’s (or any of its Affiliates’) employees, independent contractors or consultants will be [*] (“Joint Foreground IP”). Foreground IP shall also include any Patents filed by or on behalf of Nurix during the Term that claim or otherwise reasonably could Cover [*]. For clarity, [*]. All determinations of inventorship under this Agreement will be made in accordance with [*].

13.1.2 Invention Assignments. Each Party shall cause all employees and contractors who perform activities for such Party or its Affiliate under this Agreement to be under an obligation to assign their rights in any Inventions, Know-How and works of authorship resulting therefrom to such Party or its Affiliate. At the request of the Party controlling the relevant Prosecution and Maintenance, enforcement or defense activities with respect to a Patent under this Agreement in accordance with this ARTICLE 13 (Intellectual Property), the other Party shall require its employees and contractors who are inventors on any such Patent to cooperate and provide assistance to its employer or its Affiliate in relevant intellectual property-related matters, including by executing all appropriate documents, cooperating in discovery and, if legally required to continue any such enforcement activities, joining as a party to any action or providing a power of attorney solely for such purpose.

13.2 Prosecution and Maintenance.

13.2.1 Product Patents.

(a) Before License Term Extension. Prior to the occurrence of a License Term Extension with respect to a Collaboration Target, [*] will be responsible for the Prosecution and Maintenance of Product Patents, including [*], at [*] cost and expense. Product Patents invented [*] will be Prosecuted and Maintained in [*] and Product Patents that are [*] will be Prosecuted and Maintained in [*], provided that [*].

(b) After License Term Extension. Following the occurrence of a License Term Extension with respect to a Collaboration Target, Sanofi will be responsible for the Prosecution and Maintenance of the Product Patents that Cover [*]. Product Patents that are [*] will be Prosecuted and Maintained in [*], and Product Patents that are [*] will be Prosecuted and Maintained in [*]. The JPC shall have the right to review and comment on all applicable Prosecution and Maintenance that is performed with respect to each Product Patent after the occurrence of a License Term Extension with respect to such Product Patent. [*].

13.2.2 Reverted Products, Terminated Licensed Products; Non-Product Patents; No License Extension. Nurix shall have the right in its sole discretion to Prosecute and Maintain (a) all Foreground Patents that are [*] (“Non-Product Patents”), and (b) Product Patents that Cover a Reverted Product or a Terminated Licensed Product that do not also Cover a Licensed Product, in each case, at Nurix’s expense, in each case (a) and (b) to the extent not Covering any [*].

13.2.3 Patent Listings. Sanofi shall have the sole right to make all patent listings of Product Patents or other Patent-related submissions with Regulatory Authorities for the Licensed Products. Nurix shall cooperate with Sanofi’s reasonable requests in connection therewith, including meeting any submission deadlines, to the extent required or permitted by Applicable Law.

13.2.4 Cooperation via JPC. A Party that Prosecutes and Maintains any Patent in accordance with this Section 13.2 (Prosecution and Maintenance) (the “Prosecuting Party”) will keep the other Party (the “Non-Prosecuting Party”) reasonably informed of the status of such Patent via the JPC. The Non-Prosecuting Party will fully cooperate with the Prosecuting Party in connection with the Prosecution and Maintenance of such Patents described in Section 13.2.1 (Before License Term Extension) and Section 13.2.1(b) (After License Term Extension), including as set forth in Section 13.1.2 (Invention Assignments) above. With respect to Non-Product Patents, Sanofi will have an opportunity to comment through the JPC on the Prosecution and Maintenance of such Non-Product Patent solely to the extent [*]. Each Party through the JPC will promptly notify the other Party of any opposition by a Third Party or similar adverse proceeding by a Third Party with respect to a Product Patent or, to the extent described in the foregoing sentence, a Non-Product Patent, of which it becomes aware.

13.3 Enforcement.

13.3.1 Notification. Each Party will promptly notify the other Party of any infringement, misappropriation or other violation by a Third Party of any Product Patent in the Territory of which it becomes aware, including any declaratory judgment or similar action alleging invalidity, unenforceability or non-infringement with respect to any such Product Patent (collectively, “Infringement”).

13.3.2 Right to Enforce.

(a) Prior to the occurrence of a License Term Extension with respect to a Licensed Product, [*].

(b) Following the occurrence of a License Term Extension with respect to a Licensed Product, Sanofi will have the first right, but not the obligation, to bring and control any legal action (including settlements thereof) or take such other actions as it deems appropriate in connection with any Infringement of any Product Patent at its cost and expense. If (a) Sanofi fails to bring or confirm to Nurix that it will timely bring any such action with respect to any such Product Patent within [*] days following the notice of alleged Infringement provided pursuant to Section 13.3.1 (Notification), or (b) Sanofi fails to bring any action with respect to any Product Patent within [*] days before the time limit, if any, set forth in Applicable Law for the filing of such actions, whichever comes first, Nurix will have the right (with Sanofi’s prior written consent, not to be unreasonably withheld, conditioned or delayed) to bring and control any such action at its own expense, and Sanofi will have the right, at its own expense, to be represented in any such action by counsel of its own choice.

(c) A Party that elects to enforce under this Section 13.3.2 (Right to Enforce) (the “Enforcing Party”) will keep the other Party (the “Non-Enforcing Party”) reasonably informed of the status and progress of such enforcement efforts, and reasonably consult with the Non-Enforcing Party, including using reasonable efforts to take the Non-Enforcing Party’s comments into good faith consideration with respect to such enforcement action, including the infringement or claim construction of any claim in any Product Patent. The Non-Enforcing Party will also provide reasonable assistance in connection with such enforcement actions, including by executing reasonably appropriate documents, cooperating in discovery and joining as a party to the action if required. The Enforcing Party will in no event settle or otherwise compromise any legal action by [*], in each case without first obtaining the prior written consent of the Non-Enforcing Party, which consent will not be unreasonably withheld, conditioned, or delayed.

13.4 Defense.

13.4.1 Notification. Each Party will promptly notify the other Party of any claim alleging that the Development, Manufacture or Commercialization of the Licensed Products in the Territory infringes, misappropriates or otherwise violates any Patents, Know-How or other intellectual property rights of any Third Party (“Third Party Infringement”). In any such instance, the Parties will as soon as practicable thereafter discuss in good faith the best response to such notice of Third Party Infringement.

13.4.2 Right to Defend. Sanofi will have the sole right, but not the obligation, to defend, and take other actions (including to settle), with respect to any such claim of Third Party Infringement, at Sanofi’s sole discretion, cost and expense, and Nurix will have the right to be represented in any such action by counsel of its own choice at Nurix’s sole cost and expense; provided that in no event will Sanofi settle or otherwise compromise any Third Party Infringement by admitting that any Product Patent is invalid or unenforceable, in each case without first obtaining the prior written consent of Nurix, which consent will not be unreasonably withheld, conditioned or delayed.

13.5 Recovery.

13.5.1 Enforcement Actions. Any recovery (including any settlement) received as a result of any action under Section 13.3 (Enforcement) will be allocated in the following order: (a) to reimburse the Enforcing Party for the costs and expenses (including attorneys’ and professional fees) that the Enforcing Party incurred in connection with such action, to the extent not previously reimbursed; (b) to reimburse the Non-Enforcing Party, where it joins a legal action as provided under Section 13.3 (Enforcement), for the costs and expenses (including attorneys’ and professional fees) that the Non-Enforcing Party incurred in connection with such action, to the extent not previously reimbursed; and (c) any recoveries in excess of such costs and expenses shall be [*].

13.5.2 Defense Actions. Any recovery (including any settlement) received as a result of any action under Section 13.4 (Defense) will be allocated in the following order: (a) to reimburse Sanofi for the costs and expenses (including attorneys’ and professional fees) that Sanofi incurred in connection with such action, to the extent not previously reimbursed; (b) to reimburse Nurix, where it joins a legal action as provided under Section 13.4 (Defense), for the costs and expenses (including attorneys’ and professional fees) that Nurix incurred in connection with such action, to the extent not previously reimbursed; and (c) any recoveries in excess of such costs and expenses shall be [*].

13.6 Trademarks. Sanofi will have the sole and exclusive right, but not the obligation, to brand and promote the Licensed Products using trademarks, designs, copyrights, domain names, trade dress and trade names it determines appropriate in its sole discretion for the Licensed Products, which may vary within the Territory (each, a “Licensed Product Mark”). Sanofi will own all rights, title and interests in and to the Licensed Product Marks, and all goodwill in the Licensed Product Marks will inure to the benefit of Sanofi. Sanofi shall have the sole and exclusive right and responsibility to register, maintain, defend and enforce the Licensed Product Marks to the extent it determines reasonably necessary. Except as otherwise agreed in writing by both

Parties, Sanofi does not grant to Nurix, by implication, estoppel or otherwise, any license to any Licensed Product Mark. For the avoidance of doubt, trademarks, designs, trade dress and trade names evaluated for use as Licensed Products but not actually used in the Commercialization of a Licensed Product shall not be a Licensed Product Mark and will remain property of Sanofi after termination or expiration of this Agreement. In any event, any trademarks, service marks, names or logos that include any corporate name or logo of the Parties or their Affiliates shall not be a Licensed Product Mark and will remain the property of each respective Party.

13.7 Patent Extensions. Nurix will reasonably cooperate, at Sanofi’s reasonable expense, with Sanofi upon Sanofi’s reasonable request in obtaining at Sanofi’s expense patent term extension or supplemental protection certificates and the like with respect to any Product Patent, in each country and region where it is possible to do so. Sanofi will make the election in accordance with the preceding sentence, and Nurix agrees to abide by any election made by Sanofi.

13.8 Falsified Medicines. Without limiting either Party’s rights or obligations under the terms of Section 13.3 (Enforcement):

13.8.1 Each Party shall promptly notify the other Party in writing if it becomes aware of any Third Party’s manufacturing, sale, offer for sale, distribution or contribution to the manufacturing, shipment or commercialization of a medical product purporting to be a Licensed Product which deliberately or fraudulently misrepresents its identity, composition or source (“Falsified Medicine”); and

13.8.2 Sanofi shall have the sole and exclusive right, but not the obligation, to lead any detection program, investigation or collaboration with any Governmental Authority and the sole and exclusive right, but not the obligation, to file or threaten to file a claim or lawsuit to enforce any rights against any Third Party manufacturing, selling, offering for sale or distributing Falsified Medicines or contributing to any of these actions. If requested by Sanofi, Nurix will reasonably cooperate with Sanofi with respect to any suspected Falsified Medicines to provide complementary information related to the applicable Licensed Product when necessary or requested by any Governmental Authority.

ARTICLE 14

CONFIDENTIALITY

14.1 Nondisclosure. Each Party agrees that a Party (the “Receiving Party”) which receives the Confidential Information of the other Party (the “Disclosing Party”) pursuant to this Agreement or any Ancillary Agreement will: (a) maintain in confidence such Confidential Information using not less than the efforts that such Receiving Party uses to maintain in confidence its own proprietary information of similar kind and value, but in no event less than a reasonable degree of efforts; (b) not disclose such Confidential Information to any Third Party without first obtaining the prior written consent of the Disclosing Party, except for disclosures expressly permitted pursuant to this ARTICLE 14 (Confidentiality); and (c) not use such Confidential Information for any purpose except those expressly permitted under this Agreement, including, in the case of Sanofi, the exercise of the rights and licenses granted to Sanofi hereunder. The obligations of confidentiality, non-disclosure and non-use under this Section 14.1 (Nondisclosure) will be in full force and effect from the Effective Date until [*] years following the Term. Except as otherwise requested in writing by the Disclosing Party, the Receiving Party will destroy the Confidential Information of the Disclosing Party, promptly (but in any case within [*] calendar days after the expiration or termination of this Agreement); provided, however, that a Party may retain: (i) Confidential Information of the Disclosing Party to exercise rights and licenses which expressly survive such termination or expiration pursuant to this Agreement; (ii) access to all other Confidential Information in archives solely for the purpose of establishing the contents thereof or in accordance with Applicable Law and (iii) any backup media copies made in the ordinary course of business. In addition, subject to Section 2.10.3 (Research Results), Nurix will keep confidential, and will cause its Affiliates and its and their employees, consultants, licensees, sublicensees, professional advisors and Affiliates to keep confidential, the Nurix IP and Joint Foreground IP, in each case to the extent related to the CTMs, Target Binders, or Licensed Products, on confidentiality terms at least as protective as the confidentiality provisions of this Agreement without regard to Section 14.2 (Exceptions).

14.2 Exceptions.

14.2.1 General. Section 14.1 (Nondisclosure) will not apply with respect to any portion of the Confidential Information of the Disclosing Party to the extent that such Confidential Information:

(a) was known to the Receiving Party or any of its Affiliates, as evidenced by written records, without any obligation to the Disclosing Party to keep it confidential or to restrict its use, prior to disclosure by the Disclosing Party;

(b) is subsequently disclosed to the Receiving Party or any of its Affiliates by a Third Party lawfully in possession thereof and without any obligation to the Disclosing Party to keep it confidential or to restrict its use;

(c) is published by a Third Party or otherwise becomes publicly available or enters the public domain, either before or after it is disclosed to the Receiving Party, without any breach by the Receiving Party of its obligations hereunder; or

(d) is independently developed by or for the Receiving Party or any of its Affiliates, as evidenced by written records, without reference to or reliance upon the Disclosing Party’s Confidential Information.

Any combination of features or disclosures will not be deemed to fall within the foregoing exclusions merely because individual features are published or available to the general public or in the rightful possession of the Receiving Party unless the combination itself and principle of operation are published or available to the general public or in the rightful possession of the Receiving Party.

14.3 Authorized Disclosure.

14.3.1 Disclosure. Notwithstanding Section 14.1 (Nondisclosure), the Receiving Party may disclose Confidential Information belonging to the Disclosing Party in the following instances:

(a) as permitted by and in accordance with Section 14.5 (Securities Filings; Disclosure under Applicable Law), to the U.S. Securities and Exchange Commission or any national securities exchange in any jurisdiction in the Territory) (each, a “Securities Regulator”);

(b) in response to a valid order of a court of competent jurisdiction or other Governmental Authority or Regulatory Authority or, if in the reasonable opinion of the Receiving Party’s legal counsel, such disclosure is otherwise required by Applicable Law (other than to a Securities Regulator); provided that to the extent legally permissible the Receiving Party will first give written notice to the Disclosing Party and give the Disclosing Party a reasonable opportunity to quash such order or to obtain a protective order or confidential treatment requiring that the Confidential Information and documents that are the subject of such order or requirement be held in confidence by such court or agency or, if disclosed, be used only for the purposes for which the order was issued and redacted in accordance with the Disclosing Party’s instruction; provided further that the Confidential Information disclosed in response to such court or governmental order or Applicable Law will be limited to that information which is legally required to be disclosed in response to such court or governmental order or Applicable Law;

(c) by either Party, solely to the extent reasonably necessary to exercise its rights to Prosecute and Maintain any Patents for which it has a right under ARTICLE 13; provided that such Party will provide the other Party with at least [*] days’ prior written notice of any such disclosure and take reasonable and lawful actions to avoid or minimize the degree of disclosure;

(d) by either Party, to a Regulatory Authority, as reasonably required or useful in connection with any filing, submission or communication with respect to any Licensed Product, Reverted Product or Terminated Product; provided that reasonable measures will be taken by such Party to obtain confidential treatment of such information, to the extent such protection is available;

(e) disclosure (i) to any of its officers, employees, consultants, agents or Affiliates who need to know such Confidential Information to perform on behalf of such Party under this Agreement or any Ancillary Agreement, (ii) in the case of Sanofi, to any actual or potential collaborators, partners, licensees, Sublicensees or subcontractors in connection with the Development, Manufacture and Commercialization of Licensed Products or otherwise to the extent necessary or reasonably useful for Sanofi to exercise its rights or perform its obligations hereunder or under any Ancillary Agreement, (iii) in the case of either Party, to such Party’s actual or bona fide potential acquirers or investors on a strictly need to know basis for the sole purpose of evaluating or carrying out a bona fide investment in or acquisition of such Party (provided that [*]); and (iv) in the case of Nurix, [*]; provided further that prior to any such disclosure ((i)-(iv)), each such disclosee is bound by written obligations of confidentiality, non-disclosure and non-use no less restrictive than the obligations set forth in this ARTICLE 14 (Confidentiality) to maintain the confidentiality thereof and not to use such Confidential Information except as expressly permitted by this Agreement; provided, however, that, in each of the above situations in this Section 14.3.1(e) ((i)-(iii)) (Disclosure), the Receiving Party will remain responsible for any failure by any Person who receives Confidential Information from such Receiving Party pursuant to this Section 14.3.1(e) (Disclosure) to treat such Confidential Information as required under this ARTICLE 14 (Confidentiality); and

(f) disclosure to its advisors (including attorneys and accountants) in connection with activities under this Agreement or any Ancillary Agreement; provided that prior to any such disclosure, each such disclosee is bound by written obligations of confidentiality, non-disclosure and non-use no less restrictive than the obligations set forth in this ARTICLE 14 (Confidentiality) (provided, however, that in the case of legal advisors, no written agreement will be required), to maintain the confidentiality thereof and not to use such Confidential Information except as expressly permitted by this Agreement; provided, however, that, in each of the above situations in this Section 14.3.1 (Disclosure), the Receiving Party will remain responsible for any failure by any Person who receives Confidential Information from such Receiving Party pursuant to this Section 14.3.1 (Disclosure) to treat such Confidential Information as required under this ARTICLE 14 (Confidentiality).

14.3.2 Terms of Disclosure. If and whenever any Confidential Information is disclosed in accordance with this Section 14.3 (Authorized Disclosure), such disclosure will not cause any such information to cease to be Confidential Information, except to the extent that such disclosure results in a public disclosure of such information other than by breach of this Agreement.

14.4 Terms of this Agreement. The Parties agree that this Agreement and the Ancillary Agreements and the terms hereof and thereof will be deemed to be Confidential Information of both Nurix and Sanofi, and each Party agrees not to disclose this Agreement or any Ancillary Agreement or any terms hereof or thereof without obtaining the prior written consent of the other Party; provided, that each Party may disclose this Agreement or any Ancillary Agreement or any terms hereof or thereof in accordance with the provisions of Section 14.3 (Authorized Disclosure), Section 14.5 (Securities Filings; Disclosure under Applicable Law), or Section 14.6.1 (Press Release; Nurix Obligations), as applicable.

14.5 Securities Filings; Disclosure under Applicable Law. Each Party acknowledges and agrees that the other Party may submit this Agreement to, or file this Agreement with, the Securities Regulators or to other Persons as may be required by Applicable Law, and if a Party submits this Agreement to, or files this Agreement with, any Securities Regulator or other Person as may be required by Applicable Law, such Party agrees to consult with the other Party with respect to the preparation and submission of a confidential treatment request for this Agreement and shall incorporate comments from the other Party to the extent legally permissible. Notwithstanding the foregoing, if a Party is required by any Securities Regulator or other Person as may be required by Applicable Law to make a disclosure of the terms of this Agreement in any other filing or submission as required by such Securities Regulator or such other Person, and such Party has: (a) provided copies of the disclosure to the other Party reasonably in advance under the circumstances of such filing or other disclosure; (b) promptly notified the other Party in writing of such requirement and any respective timing constraints; and (c) given the other Party reasonable time under the circumstances from the date of provision of copies of such disclosure to comment upon and request confidential treatment for such disclosure, then such Party will have the right to make such disclosure at the time and in the manner reasonably determined by its counsel to be required by the Securities Regulator or the other Person. Notwithstanding the foregoing, if a Party seeks to make a disclosure as required by a Securities Regulator or other Person as may be required by Applicable Law as set forth in this Section 14.5 (Securities Filings; Disclosure under Applicable Law) and the other Party provides comments in accordance with this Section 14.5 (Securities Filings; Disclosure under Applicable Law), the Party seeking to make such disclosure or its counsel, as the case may be, will use good faith efforts to incorporate such comments.

14.6 Publicity.

14.6.1 Press Release; Nurix Obligations. Sanofi agrees that Nurix may issue an individual press release substantially similar to the form of press release set forth in Exhibit E to the Correspondence upon a mutually agreed-upon date after the Effective Date, but within [*] days thereafter. Nurix shall also have the right disclose via press release Sanofi’s selection of Additional Collaboration Targets (in form reasonably acceptable to Sanofi), provided that Nurix does not disclose the identity of such Additional Collaboration Targets. Nurix will not make any other press release or other public statement disclosing this Agreement or any Ancillary Agreement, or the activities hereunder or thereunder, or the Contemplated Transactions, without Sanofi’s prior written consent. The contents of any press release or other public statement that has been reviewed and approved by Sanofi may be re-released by Nurix in exactly the same language as previously approved by Sanofi without first obtaining Sanofi’s prior written consent in accordance with this Section 14.6.1 (Press Release; Nurix Obligations).

14.6.2 Sanofi Rights. Sanofi will have the right to issue any press release or other public statement disclosing this Agreement, the activities under this Agreement or the Contemplated Transactions without first obtaining the prior written consent of Nurix; provided that any such press release or other public statement does not include the Confidential Information of Nurix.

14.7 Publications. During each Collaboration Target Research Term neither Party will publish, publicly present or otherwise publicly disclose any paper, publication, oral presentation, abstract, poster, manuscript or other presentation relating to any activity or other matter under this Agreement or any Ancillary Agreement (each, a “Publication”) relating to the applicable Collaboration Target, without the other Party’s prior written consent. Following the Collaboration Target Research Term for a Collaboration Target, Sanofi shall be responsible for and control all Publications relating to the applicable Collaboration Target for which Sanofi has paid the License Extension Fee, and Nurix shall have the right to make and disclose any such Publication with the prior written consent of Sanofi. To the extent a Party has a right pursuant to this Section 14.7 to make a Publication, then the publishing Party (the “Publishing Party”) shall provide the other Party (a “Reviewing Party”) an opportunity to review such Publication to determine whether such Publication contains the Confidential Information of the Reviewing Party. The Publishing Party will deliver to the Reviewing Party a copy of any such proposed Publication or an outline of the proposed oral disclosure, together with any slides or other materials to be provided in connection with such oral disclosure (if any), at least [*] days prior to submission for publication or presentation for review by the Reviewing Party. The Reviewing Party will have the right, in its sole discretion, to: (a) require the removal of its Confidential Information from any such Publication by the Publishing Party or (b) request a reasonable delay in publication or presentation in order to protect patentable information. If the Reviewing Party requests such a delay, the Publishing Party will delay submission or presentation for a period of [*] days after its provision of the copy of the proposed publication or disclosure to enable patent applications protecting the Reviewing Party’s rights in such information.

14.8 Use of Names. Except as otherwise expressly set forth herein, neither Party (or any of its respective Affiliates) will use any corporate name, trademark, trade name or logo of the other Party or any of its Affiliates, or its or their respective employees, in any publicity, promotion, news release or other public disclosure relating to this Agreement or any Ancillary Agreement or its or their subject matter, without first obtaining the prior written consent of the other Party; provided that such consent will not be required (a) to the extent use thereof may be required by Applicable Law, including the rules of any securities exchange or market on which a Party’s or its Affiliate’s securities are listed or traded, and (b) for Nurix’s use of Sanofi’s name and company logo, in accordance with written specifications and standards to be provided by Sanofi to Nurix, solely to [*]. If Sanofi at any time determines that the use of Sanofi’s name and company logo for such purpose does not comply with such specifications and standards provided by Sanofi and so notifies Nurix, then Nurix shall cease using Sanofi’s name and company logo in such unapproved manner as soon as reasonably possible. Each Party shall retain all rights, title and interests in and to all such corporate names, trademarks, trade names and logos of such Party and its Affiliates.

14.9 Clinical Trials Registry. For clarity, Sanofi, its Affiliates and its designees will have the right to publish registry information and summaries of data and results from any Clinical Trials conducted in connection with Licensed Products, on its Clinical Trials registry or on a government-sponsored database such as www.clinicaltrials.gov, without first obtaining the prior consent of Nurix. The Parties will reasonably cooperate if required or reasonably requested by Sanofi in order to facilitate any such publication by Sanofi, any of its Affiliates or any of its designees.

ARTICLE 15

REPRESENTATIONS AND WARRANTIES; CLOSING CONDITIONS; COVENANTS

15.1 Representations and Warranties of Each Party. Each Party hereby represents and warrants to the other Party, as of the Execution Date and Effective Date, that:

15.1.1 such Party is duly organized, validly existing and in good standing under the Applicable Law of the jurisdiction of its formation and has full corporate power and authority and the legal right to own and operate its property and assets and to carry on its business as it is now being conducted and as contemplated in this Agreement, including the full right to grant the licenses and sublicenses granted by it hereunder;

15.1.2 such Party has the corporate power and authority and the legal right to enter into this Agreement and perform its obligations hereunder, and has taken all necessary corporate action on its part to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder;

15.1.3 this Agreement has been duly executed and delivered on behalf of such Party and constitutes a legal, valid and binding obligation, enforceable against it in accordance with its terms, except to the extent that enforcement of the rights and remedies created hereby is subject to: (a) bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors; or (b) laws governing specific performance, injunctive relief and other equitable remedies;

15.1.4 the execution, delivery and performance of this Agreement by such Party does not breach, violate, or conflict with any agreement or any provision thereof (including any confidentiality or non-competition obligation, any exclusivity obligation, or any provisions with respect to the ownership, prosecution and enforcement of intellectual property rights), or any instrument or understanding, oral or written, to which such Party (or any of its Affiliates) is a party or by which such Party (or any of its Affiliates) is bound, nor violate any Applicable Law of any Governmental Authority having jurisdiction over such Party (or any of its Affiliates);

15.1.5 no government authorization, consent, approval, license, exemption of or filing or registration with any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, under any Applicable Law currently in effect, is or will be necessary for, or in connection with, the Contemplated Transactions, or for the performance by it of its obligations under this Agreement, except as may be required to conduct Clinical Trials or to seek or obtain Regulatory Approvals or applicable Regulatory Materials, or to Manufacture or Commercialize any Licensed Product(s); or (b) as set forth in ARTICLE 3 (Government Approvals);

15.1.6 it has obtained all necessary authorizations, consents and approvals of any Third Party that is required to be obtained by it for, or in connection with, the Contemplated Transactions, or for the performance by it of its obligations under this Agreement and the Ancillary Agreements, except: (a) as may be required to conduct Clinical Trials or to seek or obtain Regulatory Approvals or applicable Regulatory Materials, or to Manufacture or Commercialize any Licensed Product(s); or (b) as set forth in ARTICLE 3 (Government Approvals); and

15.1.7 (a) Neither it nor any of its Affiliates has been debarred or is subject to debarment pursuant to Section 306 of the FFDCA or analogous provisions of Applicable Law outside the United States or listed on any excluded list, and (b) neither it nor any of its Affiliates has, to its Knowledge, used in any capacity, in connection with the activities to be performed under this Agreement, any individual or entity that has been debarred pursuant to Section 306 of the FFDCA or analogous provisions of Applicable Law outside the United States, or that is the subject of a conviction described in such Section or analogous provisions of Applicable Law outside the United States, or listed on any excluded list.

15.2 Representations and Warranties of Nurix.

15.2.1 Nurix hereby represents and warrants to Sanofi except as set forth on Schedule 15.2 (Exceptions to Representations and Warranties of Nurix), as of the Execution Date and Effective Date that:

(a) Nurix has never had and does not as of such date have any Affiliates;

(b) Nurix has the full right and authority to grant all of the rights and licenses granted to Sanofi hereunder, and neither Nurix nor its Affiliates have granted any right or license, or committed to grant any right or license, to any Third Party relating to any of the Nurix IP that would conflict with or limit the scope of any of the options, rights or licenses granted to Sanofi hereunder;

(c) there are no issued Nurix Patents and Schedule 15.2 sets forth a complete and accurate list of all pending applications included in the Nurix Patents;

(d) Nurix is the sole and exclusive owner of the Background IP that is Controlled by Nurix, free and clear of all liens and encumbrances, and no such Background IP is licensed to Nurix from another Person;

(e) Nurix has not misappropriated any trade secret or other Know How of a Third Party in connection with developing the Nurix IP;

(f) the pending applications included in the Nurix Patents are being prosecuted in accordance with Applicable Law, and Nurix has presented all relevant references, documents and information of which it and the inventors are aware to the relevant patent examiners and patent offices that are required to be so submitted under Applicable Law;

(g) Nurix and its Affiliates have obtained from all individuals who participated in any respect in the invention or authorship of any Nurix IP effective written assignments of all ownership rights of such individuals in such Nurix IP; and, to the Knowledge of Nurix, no Person who claims to be an inventor of an Invention claimed in a Nurix Patent is not identified as an inventor of such Invention in the filed patent documents for such Nurix Patent;

(h) neither Nurix nor any of its Affiliates has employed, or otherwise used in any capacity, the services of any Person suspended, proposed for debarment or debarred under United States law, including under 21 U.S.C. § 335a, or any foreign equivalent thereof, with respect to the performance of activities hereunder;

(i) the inventions claimed or covered by the Nurix IP (i) were not conceived, discovered, developed or otherwise made in connection with any research activities funded, in whole or in part, by the federal government of the United States or any agency thereof; (ii) are not a “subject invention” as that term is described in 35 U.S.C. §201(e); (iii) are not otherwise subject to the provisions of the Patent and Trademark Law Amendments Act of 1980, as amended, codified at 35 U.S.C. §§200-212, as amended, or any regulations promulgated pursuant thereto, including in 37 C.F.R. Part 401; and (iv) are not the subject of any licenses, options or other rights of any Governmental Authority, within or outside the United States; and

(j) Nurix has included in the electronic dataroom for this Agreement information requested by Sanofi in its possession that is material to the Research, Development, Manufacture or Commercialization of Target Binders, CTMs or Licensed Products under this Agreement, and, to the Knowledge of Nurix, such information does not contain any untrue statement(s) of fact, or omit to state any fact(s), in either case that are collectively material to the Research, Development, Manufacture or Commercialization of Target Binders, CTMs or Licensed Products.

15.2.2 Nurix hereby represents and warrants to Sanofi except as set forth on Schedule 15.2 (Exceptions to Representations and Warranties of Nurix), as of the Execution Date that:

(a) Nurix has not received any written notice of a claim or written threat of a claim or litigation made by any Person against Nurix or its Affiliates that alleges that any Nurix IP is invalid or unenforceable;

(b) To the Knowledge of Nurix, there are no activities by Third Parties within the Territory that would constitute misappropriation of Nurix Know-How;

(c) To the Knowledge of Nurix, the use of the Know-How included within the Background IP that is Controlled by Nurix to conduct Research activities does not infringe the claims of any issued patent of any Third Party;

(d) neither Nurix nor its Affiliates have received any notice, written or otherwise, of any claim that any Patent or Know-How (including any trade secret right) owned or controlled by a Third Party would be infringed, misappropriated or otherwise violated by the performance of the Research activities hereunder or by the Development, Manufacture or Commercialization of the Licensed Products in accordance with this Agreement; and

(e) there are no claims, judgments, settlements, litigations, suits, actions, disputes, arbitration, judicial, or legal, administrative or other proceedings, or governmental investigations pending or, to the Knowledge of Nurix, threatened against Nurix or its Affiliates which could reasonably be expected to adversely affect or restrict the ability of Nurix to consummate or perform the Contemplated Transactions, or which would affect the Nurix IP, Nurix’s Control thereof or the Licensed Products.

15.3 Representations and Warranties of Sanofi. Sanofi hereby represents and warrants to Nurix, as of the Execution Date and Effective Date, that:

15.3.1 there are no claims, judgments, settlements, litigations, suits, actions, disputes, arbitration, judicial, or legal, administrative, or other proceedings or governmental investigations pending or, to the Knowledge of Sanofi, threatened against Sanofi which would reasonably be expected to adversely affect or restrict the ability of Sanofi to consummate or perform the Contemplated Transactions.

15.4 Closing Conditions. The obligations of each Party to consummate the Contemplated Transactions is subject to the fulfillment, or, to the extent permitted by Applicable Law, waiver by such Party, of each of the following conditions (collectively, the “Closing Conditions”):

15.4.1 The representations and warranties of the other Party contained in this Agreement (i) that are not qualified by materiality, material adverse effect, substantial compliance or similar materiality qualifier will be true and correct in all material respects both when made and at the closing with the same force and effect as if made on the Effective Date and (ii) that are qualified by materiality, material adverse effect, substantial compliance or similar materiality qualifier will be true and correct in all respects both when made and at the closing with the same force and effect as if made on the Effective Date, except, in each of (i) and (ii) as would not reasonably be expected, individually or in the aggregate, to have a material impact on the transaction contemplated by this Agreement;

15.4.2 All actions by (including any authorization, consent or approval), in respect of (including notice to), or filings with, any Governmental Authority or other Person that are required to be obtained pursuant to Section 3.2 (Filings) to consummate the Contemplated Transactions (including any HSR/Antitrust Filing) will have been obtained or made, in a manner reasonably satisfactory in form and substance to such Party, and no such authorization, consent or approval will have been revoked;

15.4.3 No Material Adverse Event shall have occurred or arisen since the Execution Date;

15.4.4 As of the Effective Date, [*]; and

15.4.5 As of the Effective Date, [*].

15.5 Mutual Covenants. Each Party hereby covenants to the other Party that during the Term: (a) such Party and its Affiliates will perform its activities pursuant to this Agreement and each Ancillary Agreement in compliance (and will ensure compliance by any of its subcontractors) with all Applicable Law, including, to the extent applicable, FCPA, GCP, GLP and GMP and in accordance with good scientific, clinical and manufacturing practices and applicable industry ethical codes; (b) will not employ, or otherwise use in any capacity, the services of any Person suspended, proposed for debarment or debarred under United States law, including under 21 U.S.C. § 335a, or any foreign equivalent thereof, with respect to the performance of activities hereunder; (c) such Party will not enter into any agreement, contract, commitment or other arrangement that could reasonably be expected to conflict with the rights granted to the other Party hereunder or under any Ancillary Agreement or otherwise prevent the other Party from exercising the rights granted to it hereunder or under any Ancillary Agreement; (d) such Party will not misappropriate any trade secret of a Third Party in connection with the performance of its activities hereunder or under any Ancillary Agreement; and (e) such Party will maintain all permits, licenses, registrations and other forms of authorizations and approvals from any Governmental Authority, necessary or required to be obtained or maintained by such Party in order for such Party to execute and deliver this Agreement or any Ancillary Agreement and to perform its obligations hereunder and thereunder in a manner which complies with all Applicable Law.

15.6 FCPA Matters. Each Party hereby covenants to the other Party that during the Term:

15.6.1 It is familiar with the provisions and restrictions contained in the OECD Convention and FCPA and it has adopted and maintains an FCPA policy; and

15.6.2 Its and its Affiliates’ employees will not, and it will use reasonable efforts to cause its contracts to not, in connection with the performance of their respective obligations under this Agreement, directly or indirectly through Third Parties, pay, promise or offer to pay, or authorize the payment of, any money or give any promise or offer to give, or authorize the giving of anything of value to a Public Official or Entity or other Person for purpose of improperly obtaining or retaining business for or with, or directing business to, any Person, including either Party (it being understood that such Party, and to its Knowledge, its and its Affiliates’ employees and contractors, has not directly or indirectly promised, offered or provided any corrupt payment, gratuity, emolument, bribe, kickback, illicit gift or hospitality or other illegal or unethical benefit to a Public Official or Entity or any other person in connection with the performance of such Party’s obligations under this Agreement, and will not, directly or indirectly, engage in any of the foregoing).

15.7 Disclaimer. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT OR ANY ANCILLARY AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATIONS OR EXTENDS ANY WARRANTY OF ANY KIND, EITHER EXPRESS OR IMPLIED (AND EACH PARTY HEREBY EXPRESSLY DISCLAIMS ANY AND ALL REPRESENTATIONS AND WARRANTIES NOT EXPRESSLY PROVIDED IN THIS AGREEMENT OR ANY ANCILLARY AGREEMENT), INCLUDING WITH RESPECT TO ANY PATENTS OR KNOW-HOW, INCLUDING WARRANTIES OF VALIDITY OR ENFORCEABILITY, MERCHANTABILITY, FITNESS FOR A PARTICULAR USE OR PURPOSE, PERFORMANCE AND NON-INFRINGEMENT OF ANY THIRD PARTY PATENT OR OTHER INTELLECTUAL PROPERTY RIGHT. WITHOUT LIMITING THE FOREGOING, THE PARTIES AGREE THAT THE MILESTONE EVENTS, SALES MILESTONE EVENTS AND NET SALES LEVELS SET FORTH IN THIS AGREEMENT OR THAT HAVE OTHERWISE BEEN DISCUSSED BY THE PARTIES ARE MERELY INTENDED TO DEFINE THE MILESTONE PAYMENTS, SALES MILESTONE PAYMENTS AND ROYALTY OBLIGATIONS IF SUCH MILESTONE EVENTS, SALES MILESTONE EVENTS OR NET SALES LEVELS ARE ACHIEVED. NEITHER PARTY MAKES ANY REPRESENTATION OR WARRANTY, EITHER EXPRESS OR IMPLIED, THAT IT WILL BE ABLE TO SUCCESSFULLY ADVANCE ANY LICENSED PRODUCT OR DEVELOP, ACHIEVE REGULATORY APPROVAL FOR, MANUFACTURE OR COMMERCIALIZE ANY LICENSED PRODUCT OR, IF COMMERCIALIZED, THAT ANY PARTICULAR SALES LEVEL OR PROFIT OF SUCH LICENSED PRODUCT WILL BE ACHIEVED.

ARTICLE 16

INDEMNIFICATION; INSURANCE

16.1 Indemnification.

16.1.1 Indemnification by Sanofi. Sanofi will indemnify, defend and hold harmless Nurix, its Affiliates and its and their respective directors, officers, employees, agents, successors and assigns (each, a “Nurix Indemnitee”) from and against any and all Damages to the extent arising out of or relating to, directly or indirectly, any Third Party Claim based upon:

(a) (i) any Research activities conducted by Sanofi or its Affiliates or contractors and (ii) any Research activities conducted by Nurix or its Affiliates or contractors using any materials (including any [*]) provided by Sanofi under a Material Transfer Agreement executed by the Parties, to the extent such Research activities are permitted in accordance with such Material Transfer Agreement;

(b) the Development, Manufacture or Commercialization of Licensed Products in the Field in the Territory by Sanofi, its Affiliates or its Sublicensees, including pursuant to the Co-Development/Co-Commercialization Documentation (if executed and to the extent indemnification for such activities is not covered under the Co-Development/Co-Commercialization Documentation);

(c) the gross negligence, recklessness or willful misconduct of Sanofi or its Affiliates or its or their respective directors, officers, employees or agents, in connection with Sanofi’s performance of its obligations under this Agreement or any Ancillary Agreement; or

(d) any breach by Sanofi of any of its representations, warranties, covenants, agreements or obligations under this Agreement or any Ancillary Agreement;

provided, however, that, in each case ((a)-(d)), such indemnity will not apply to the extent Nurix has an indemnification obligation pursuant to Section 16.1.2 (Indemnification by Nurix) for such Damages.

16.1.2 Indemnification by Nurix. Nurix will indemnify, defend and hold harmless Sanofi, its Affiliates and its and their respective directors, officers, employees, agents, successors, assigns and Sublicensees (each, a “Sanofi Indemnitee”), from and against any and all Damages to the extent arising out of or relating to, directly or indirectly, any Third Party Claim based upon:

(a) any Research or Manufacture activities conducted by Nurix or its Affiliates, contractors or licensees hereunder, other than any Research activities conducted by Nurix or its Affiliates or contractors using any materials (including any [*]) provided by Sanofi under a Material Transfer Agreement executed by the Parties, to the extent such Research activities are permitted in accordance with such Material Transfer Agreement;

(b) any Development, Manufacture or Commercialization activities conducted by Nurix or its Affiliates, contractors or licensees pursuant to the Co-Development/Co-Commercialization Documentation (if executed and to the extent indemnification for such activities is not covered under the Co-Development/Co-Commercialization Documentation);

(c) the gross negligence, recklessness or willful misconduct of Nurix or its Affiliates or its or their respective directors, officers, employees or agents, in connection with Nurix’s performance of its obligations under this Agreement or any Ancillary Agreement; or

(d) any breach by Nurix of any of its representations, warranties, covenants, agreements or obligations under this Agreement or any Ancillary Agreement;

provided, however, that, in each case ((a)-(c)), such indemnity will not apply to the extent Sanofi has an indemnification obligation pursuant to Section 16.1.1 (Indemnification by Sanofi) for such Damages.

16.2 Procedure.

16.2.1 Notice. If a Nurix Indemnitee or Sanofi Indemnitee is seeking indemnification under Section 16.1.1 (Indemnification by Sanofi) or Section 16.1.2 (Indemnification by Nurix), as applicable (the “Indemnitee”), it will inform the other Party (the “Indemnitor”) of the claim giving rise to the obligation to indemnify pursuant to Section 16.1.1 (Indemnification by Sanofi) or Section 16.1.2 (Indemnification by Nurix), as applicable, as soon as reasonably practicable after receiving notice of the claim (an “Indemnification Claim Notice”); provided that any delay or failure to provide such notice will not constitute a waiver or release of, or otherwise limit, the Indemnitee’s rights to indemnification under Section 16.1.1 (Indemnification by Sanofi) or Section 16.1.2 (Indemnification by Nurix), as applicable, except to the extent that such delay or failure materially prejudices the Indemnitor’s ability to defend against the relevant claims.

16.2.2 Control of Defense. The Indemnitor will have the right, upon written notice given to the Indemnitee within [*] days after receipt of the Indemnification Claim Notice (and, where the Indemnitor is Nurix, subject to receipt of Sanofi’s prior written consent), to assume the defense of any such claim for which the Indemnitee is seeking indemnification pursuant to Section 16.1.1 (Indemnification by Sanofi) or Section 16.1.2 (Indemnification by Nurix), as applicable. The Indemnitee will cooperate with the Indemnitor and the Indemnitor’s insurer as the Indemnitor may reasonably request, and at the Indemnitor’s cost and expense. The Indemnitee will have the right to participate, at its own expense and with counsel of its choice, in the defense of any claim or suit that has been assumed by the Indemnitor.

16.2.3 Settlements; No Presumption of Liability. The Indemnitor will not settle any claim without first obtaining the prior written consent of the Indemnitee, not to be unreasonably withheld, conditioned or delayed. The assumption of the defense of a claim by the Indemnitor will not be construed as an acknowledgment that the Indemnitor is liable to indemnify the Indemnitee in respect of the claim, nor will it constitute a waiver by the Indemnitor of any defenses it may assert against the Indemnitee’s claim for indemnification. In the event that it is ultimately determined that the Indemnitor is not obligated to indemnify, defend or hold harmless the Indemnitee from and against the claim, the Indemnitee will reimburse the Indemnitor for any and all costs and expenses (including attorneys’ fees and costs of suit) and any Damages incurred by the Indemnitor in its defense of the claim.

16.2.4 Separate Defenses; Cooperation. If the Parties cannot agree as to the application of Section 16.1.1 (Indemnification by Sanofi) or Section 16.1.2 (Indemnification by Nurix), as applicable, to any claim, pending the resolution of the Dispute pursuant to Section 18.6 (Choice of Law; Dispute Resolution), the Parties may conduct separate defenses of such claims, with each Party retaining the right to claim indemnification from the other Party in accordance with Section 16.1.1 (Indemnification by Sanofi) or Section 16.1.2 (Indemnification by Nurix), as applicable, upon resolution of the underlying claim. In each case, the Indemnitee will reasonably cooperate with the Indemnitor and will make available to the Indemnitor all pertinent information under the control of the Indemnitee, which information will be subject to ARTICLE 14 (Confidentiality).

16.3 Insurance.

16.3.1 Insurance Maintained by Each Party. During the Term and for a period of [*] thereafter, each Party will have and maintain in full force and effect, at its own expense, insurance coverage (with a Third Party insurance company with a current AM Best rating of A- or equivalent or higher, or solely with respect to Sanofi through a program of self-insurance) to include:

(a) Commercial general liability insurance (including product liability coverage and completed operations liability coverage and covering bodily injury and property damage) with limits of liability not less than [*];

(b) Statutory workers’ compensation insurance in compliance with Applicable Law (including the local law requirements of the state or jurisdiction in which the work is to be performed);

(c) Employer’s liability insurance with limits of liability not less than [*]; and

(d) Umbrella/excess liability insurance providing additional limits above the commercial general liability insurance policy with limits of liability not less than [*].

For the avoidance of doubt, none of the coverage under this section shall serve to limit or expand the Parties’ indemnification obligations or other liability under this Agreement. As of the Effective Date and upon each anniversary thereof, each Party shall furnish one or more certificates, from its brokers evidencing that the coverage required by this Section 16.3 is in full force and effect in compliance with the provisions of this Section 16.3. Each such certificate shall state the relevant policy number(s), date(s) of expiration and required limits of coverage. In addition, Nurix shall provide Sanofi with written notice at least [*] days prior to the cancellation or non-renewal of, or material changes to, such insurance coverage.

16.4 Limitation of Liability. NEITHER NURIX NOR SANOFI, NOR ANY OF THEIR RESPECTIVE AFFILIATES, WILL BE LIABLE TO THE OTHER PARTY OR ITS AFFILIATES UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY ANCILLARY AGREEMENT FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL, PUNITIVE OR EXEMPLARY DAMAGES (INCLUDING LOST PROFITS OR LOST REVENUES), WHETHER LIABILITY IS ASSERTED IN CONTRACT, TORT (INCLUDING NEGLIGENCE AND STRICT PRODUCT LIABILITY), INDEMNITY, CONTRIBUTION OR OTHERWISE, AND IRRESPECTIVE OF WHETHER THAT PARTY OR ANY REPRESENTATIVE OF THAT PARTY HAS BEEN ADVISED OF, OR OTHERWISE MIGHT HAVE ANTICIPATED THE POSSIBILITY OF, ANY SUCH LOSS OR DAMAGE. NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS SECTION 16.4 (LIMITATION OF LIABILITY) IS INTENDED TO OR WILL LIMIT OR RESTRICT: (A) THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF ANY PARTY UNDER SECTION

16.1.1 (INDEMNIFICATION BY SANOFI) OR SECTION 16.1.2 (INDEMNIFICATION BY NURIX), AS APPLICABLE, IN CONNECTION WITH ANY THIRD PARTY CLAIMS; (B) THE LIABILITY OF NURIX FOR BREACH OF ITS EXCLUSIVITY OBLIGATIONS UNDER SECTION 2.10 (EXCLUSIVITY); (C) DAMAGES AVAILABLE FOR A PARTY’S GROSS NEGLIGENCE, RECKLESSNESS, INTENTIONAL MISCONDUCT OR FRAUD; OR (D) LIABILITY OF EITHER PARTY FOR BREACH OF ARTICLE 14 (CONFIDENTIALITY).

ARTICLE 17

TERM AND TERMINATION

17.1 Term; Expiration. The term of this Agreement (the “Term”) will commence on the Effective Date and (subject to earlier termination in accordance with Section 17.2 (Termination for Material Breach), Section 17.3 (Termination at Will), Section 17.4 (Termination for Bankruptcy), Section 17.5 (Termination by Sanofi for Safety) or Section 17.6 (Termination by Sanofi for a Change of Control of Nurix)) will expire, on a Licensed Product-by-Licensed Product and country-by-country basis, on the expiration of the Royalty Term for such Licensed Product in such country; provided that (a) if Nurix exercises its Co-Development/Co-Promotion Option with respect to a Collaboration Target, the term with respect to each Profit/Loss Share Product for such Collaboration Target in the U.S. shall be the Profit/Loss Share Term for such Profit/Loss Share Product, (b) if no License Term Extension for any Collaboration Target has occurred by the last day of the last-to-expire License Extension Fee Timeframe, this Agreement will expire on the last day of the last-to-expire License Extension Fee Timeframe, and (c) if the Effective Date does not occur prior to the Outside Date and either Party terminates this Agreement in accordance with Section 3.2 (Filings). Upon the expiration of the Royalty Term or Profit/Loss Share Term, as applicable, with respect to a Licensed Product or Profit/Loss Share Product, as applicable, in a country, the Collaboration License for such Licensed Product or Profit/Loss Share Product as set forth in Section 12.1.2 (Collaboration License to Sanofi for Licensed Products) will become fully paid-up, irrevocable, perpetual and royalty-free in such country.

17.2 Termination for Material Breach.

17.2.1 Material Breach. This Agreement may be terminated in its entirety or in part on a Collaboration Target-by-Collaboration Target or Licensed Product-by-Licensed Product basis for a material breach by the other Party upon written notice to the breaching Party if the breaching Party has not cured such material breach within [*] after the date of written notice to the breaching Party of such breach (which notice will describe such material breach in reasonable detail and will state the non-breaching Party’s intention to terminate this Agreement, in its entirety or in part) (such [*] period the “Cure Period”).

17.2.2 Disagreement as to Material Breach. Notwithstanding Section 17.2.1 (Material Breach), if the Parties in good faith disagree as to whether there has been a material breach of this Agreement, then: (a) the Party that disputes whether there has been a material breach may contest the allegation by referring such matter, within [*] following its receipt of notice of the alleged material breach, for resolution in accordance with Section 18.6 (Choice of Law; Dispute Resolution); (b) the relevant Cure Period with respect to such alleged material breach will be tolled from the date on which the Party that disputes whether there has been a material breach notifies the other Party of such Dispute and through the resolution of such Dispute in accordance with the applicable provisions of this Agreement; and (c) subject to Section 17.8 (Surviving Provisions), during the pendency of such Dispute, all of the terms and conditions of this Agreement will remain in effect and the Parties will continue to perform all of their respective obligations hereunder.

17.3 Termination at Will. Sanofi may terminate this Agreement at will, in its sole discretion, in its entirety or in part on a Collaboration Target-by-Collaboration Target basis or Licensed Product-by-Licensed Product basis, (a) prior to the expiration of the License Extension Fee Timeframe for such Collaboration Target or Licensed Product, upon delivery of [*] prior written notice to Nurix, and (b) after the expiration of the License Extension Fee Timeframe for such Collaboration Target or Licensed Product, upon delivery of [*] prior written notice to Nurix. If a Milestone Event or Sales Milestone Event is achieved during the notice periods specified above, Sanofi shall have no obligation to make the associated Milestone Payment or Sales Milestone Payment to Nurix.

17.4 Termination for Bankruptcy.

17.4.1 Termination Right. In the event that either Party (a) files for protection under the United States Bankruptcy Code (the “Code”) or any similar bankruptcy or insolvency law foreign or domestic, (b) makes an assignment for the benefit of, or an arrangement or composition generally with, its creditors, (c) appoints an examiner or of a receiver or trustee over all or substantially all of its property or suffers the appointment of such party that is not discharged within [*] days after such filing or appointment, (d) proposes a written agreement of composition or extension of its debts, (e) proposes or is a party to any dissolution, liquidation or winding up, (f) has a petition filed against it under the Code or any similar bankruptcy or insolvency law that is not discharged or dismissed within [*] of the filing thereof, or (g) admits in writing its inability generally to meet its obligations as they fall due in the ordinary course, then the other Party may terminate this Agreement in its entirety effective immediately upon writing notice to such Party.

17.4.2 Section 365(n) Rights. For purposes of Section 365(n) of the Code and any similar law, foreign or domestic, all rights and licenses granted under or pursuant to any Section of this Agreement are rights to “intellectual property” (as defined in Section 101(35A) of the Code). The Parties agree that the licensee of such rights under this Agreement will retain and may fully exercise all of its protections, rights and elections under the Code and any similar laws in any other country. Each Party hereby acknowledges that copies of research data, laboratory samples, product samples and inventory, formulas, laboratory notes and notebooks, pre-clinical research data and results, tangible Know-How and rights of reference, in each case that relate to such intellectual property, constitute “embodiments” of such intellectual property pursuant to Section 365(n) of the Code, and that the licensee will be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, and the same, if not already in its possession, will be promptly delivered to it upon its written request therefor and election under Bankruptcy Code Section 365(n)(1)(B) to retain the licenses granted hereunder. The provisions of this Section 17.4.2 (Section 365(n) Rights) are without prejudice to any rights the non-subject Party may have arising under the Code, laws of other jurisdictions governing insolvency and bankruptcy or other Applicable Law. The Parties agree that they intend the following rights to extend to the maximum extent permitted by law, including for purposes of the Code and any similar laws in any other country: (x) the right of access to any intellectual property (including all embodiments thereof) of the licensor, or any Third Party with whom the licensor contracts to perform an obligation of such licensor under this Agreement which is necessary for the Development, Manufacture or Commercialization of a Licensed Product; (y) the right to contract directly with any Third Party described in (x) to complete the contracted work and (z) the right to cure any breach of or default under any such agreement with a Third Party and set off the costs thereof against amounts payable to such licensor under this Agreement.

17.5 Termination by Sanofi for Safety. Sanofi will have the right to terminate this Agreement in its entirety or in part on a Collaboration Target-by-Collaboration Target or Licensed Product-by-Licensed Product basis, upon [*] prior written notice to Nurix, due to safety concerns raised by a Regulatory Authority, an Institutional Review Board for a Clinical Trial or by Sanofi’s internal regulatory decision makers acting in accordance with Sanofi’s standard internal policies, where such Person recommends cessation of Development or Commercialization of the applicable Licensed Product(s) (and a summary of such concerns will be stated in the notice of termination).

17.6 Termination by Sanofi for a Change of Control of Nurix. Nurix will notify Sanofi in writing as soon as possible after Nurix announces publicly any information regarding any proposed Change of Control of Nurix (or if the Change of Control will not be publicly announced, then no later than one Business Day after the closing of the Change of Control transaction). Sanofi will have the option to either (A) terminate this Agreement in its entirety upon written notice to Nurix provided to Nurix within [*] of the effective date of such Change of Control; or (B) in the case of a Change of Control involving an Acquiring Entity of Nurix that is a Major Biopharmaceutical Company, then, on a Collaboration Target-by-Collaboration Target basis:

17.6.1 Sanofi shall have the right to terminate Nurix’s participation in all Development, Manufacturing and Commercialization activities under this Agreement or any Ancillary Agreement (but, for the avoidance of doubt, not this Agreement in its entirety and not Research activities) as further set forth below in Section 17.7.5 (Effect of Termination by Sanofi of Nurix Participation in Research, Development, Manufacturing or Commercialization Activities for Change of Control of Nurix) by delivery of written notice to Nurix within [*] of the effective date of such Change of Control; or

17.6.2 Sanofi shall have the right to terminate Nurix’s participation in all Research, Development, Manufacturing and Commercialization activities under this Agreement or any Ancillary Agreement (but, for the avoidance of doubt, not this Agreement in its entirety) as further set forth below in Section 17.7.5 (Effect of Termination by Sanofi of Nurix Participation in Research, Development, Manufacturing or Commercialization Activities for Change of Control of Nurix) only if [*] by delivery of written notice to Nurix within [*] of the effective date of such Change of Control. In such case (i) Nurix shall deliver a Nurix Key Data Report to Sanofi for such Collaboration Target within [*] of such termination of Nurix’ participation, and (ii) all subsequent payments to Nurix under Sections 11.4 (License Extension Fee), 11.5 (Milestones), 11.6 (Sales Milestones) and 11.7 (Royalties) shall be [*] with respect to such Collaboration Target.

17.7 Effects of Expiration and Termination.

17.7.1 General. Upon any expiration or termination of this Agreement with respect to any particular Collaboration Target or Licensed Product, all rights and obligations of the Parties under this Agreement with respect to such Collaboration Target or Licensed Product (including any licenses granted by a Party hereunder except as necessary for the other Party to perform its surviving obligations (including as described in Section 17.7.2 (Reversion)) shall cease except as otherwise set forth in this Section 17.7 or elsewhere in this Agreement, but, for clarity, such termination or expiration shall not affect the Parties’ rights and obligations under this Agreement with respect to the other Collaboration Targets or Licensed Products then in effect.

17.7.2 Reversion. Sanofi hereby grants to Nurix [*] license, under [*] to Develop, Manufacture and Commercialize all Reverted Products in the Field in each applicable country in the Territory, subject to Nurix’s obligations under Section 2.10.1 (Target Exclusivity). Nurix will only exercise its rights under the foregoing license with respect to Reverted Products in existence as of the expiration date of the applicable Collaboration License. For clarity, Sanofi shall retain right to use all such intellectual property rights, Patents or Know-How owned or Controlled by Sanofi for any purpose other than with respect to a Reverted Product. Nurix shall have the right to terminate all or any portion of the rights granted to it under this 17.7.2 (Reversion), upon written notice to Sanofi. Subject to the previous sentence, Nurix shall pay to Sanofi royalties on Annual Net Sales (as such term is applied mutatis mutandis to Nurix and its Affiliates and sublicensees) of Reverted Products to the extent Covered by [*], on a Reverted Product-by-Reverted Product basis, until the expiration of the applicable Post-Termination Royalty Term at [*].

17.7.3 Termination by Sanofi at Will or for a Change of Control of Nurix, or by Nurix for material breach or Bankruptcy. Upon termination of this Agreement with respect to a Terminated Target or Terminated Licensed Product or in its entirety (as applicable): (i) by Sanofi, in accordance with Section 17.3 (Termination at Will) or Section 17.6(A) (Termination by Sanofi for Change of Control of Nurix); or (ii) by Nurix, in accordance with Section 17.2 (Termination for Material Breach) or Section 17.4 (Termination for Bankruptcy):

(a) the Collaboration License granted by Nurix to Sanofi pursuant to Section 12.1.2 (License to Sanofi for Licensed Products) with respect to the applicable Terminated Licensed Product and/or Terminated Target will terminate and Sanofi will not have any rights to use or exercise any rights under the Nurix IP with respect to such Terminated Licensed Product or Terminated Target, as applicable;

(b) Sanofi will, commencing with the date such termination becomes effective, have no further obligations under this Agreement except as expressly set forth in this Section 17.7.3;

(c) Sanofi hereby grants to Nurix [*] license, under [*] to Develop, Manufacture and Commercialize all Terminated Licensed Products in the Field in each applicable country in the Territory, subject to Nurix’s obligations under Section 2.10.1 (Target Exclusivity). Nurix will only exercise its rights under the foregoing license with respect to Terminated Licensed Products in existence as of the effective date of such termination. For clarity, Sanofi shall retain right to use all such intellectual property rights, Patents or Know-How owned or Controlled by Sanofi for any purpose other than with respect to a Terminated Licensed Product. Nurix shall have the right to terminate all or any portion of the rights granted to it under this subsection (c), upon written notice to Sanofi. Subject to the previous sentence Nurix shall pay to Sanofi royalties on Annual Net

Sales (as such term is applied mutatis mutandis to Nurix and its Affiliates and sublicensees) of Terminated Licensed Products to the extent Covered by [*], on a Terminated Licensed Product-by-Terminated Licensed Product basis, until the expiration of the applicable Post-Termination Royalty Term at the following rates: (i) if such termination has taken effect prior to [*] then [*], (ii) if such termination has taken effect after [*], then [*], (iii) if such termination has taken effect after [*], then [*], and (iv) if such termination has taken effect after [*], then [*];

(d) Sanofi shall, to the extent Sanofi has the right to do so and Controlled by Sanofi and subject to the confidentiality provisions of this Agreement, transfer to Nurix all Regulatory Filings and Regulatory Approvals, all final (or drafts, if final reports are not available) nonclinical and clinical study reports and clinical study protocols, Trademarks, Know-How, and a copy of all clinical study data generated under this Agreement, including materials and information, in Sanofi’s possession and Control related to each Licensed Product in the Territory; provided, however, that Sanofi will (X) be entitled, to redact or withhold such information or materials to the extent that (i) they relate to products or programs of Sanofi other than the Licensed Products and are proprietary or sensitive based on Sanofi’s reasonable belief and assessment thereof, and (ii) Sanofi grants Nurix a right of reference to Regulatory Filings and Regulatory Approvals Controlled by Sanofi that contain such redacted or withheld information or materials, and (Y) not be required to provide or transfer ownership, as applicable, to Nurix of any (I) raw data or assays (in vivo or in vitro), (II) methods, protocols, or information that would enable Nurix to reverse engineer any Sanofi methods or protocols, or (III) any information and documentation with respect to device technology or other active ingredients (in the case of a Combination Product), which may in all cases ((I) to (III)) be redacted or withheld, as applicable;

(e) Sanofi shall assign all clinical trial agreements that are assignable to Nurix by Sanofi, [*];

(f) Sanofi shall assign and hereby assigns to Nurix all of Sanofi’s right, title and interest in, to and under the Licensed Product Marks, provided that such Licensed Product Marks do not contain the business entity names of Sanofi or its Affiliates or variations thereof;

(g) Nurix shall, upon transfer, have the right to disclose such Regulatory Filings, Regulatory Approvals and clinical study data to (a) Governmental Authorities to the extent required or desirable to secure government Regulatory Approval for the Development, Manufacture or sale of Licensed Product(s); (b) Third Parties acting on behalf of Nurix, its Affiliates, licensees or sublicensees for the Development, Manufacture, or sale of Licensed Product(s), or (c) Third Parties to the extent reasonably necessary to market Licensed Product(s); and

(h) upon written request from Nurix to Sanofi provided within [*] days of the effective date of termination, the Parties will enter into good faith negotiations for up to [*] for a definitive transition services agreement regarding the following matters: (i) the transfer (at [*] sole cost and expense) or wind-down (at [*] cost and expense if [*]) of

Clinical Trials; (ii) the continued Commercialization of Licensed Products for an agreed transition period, (including, [*]); (iii) at Nurix’s sole cost and expense, technology transfer to enable Nurix to [*]; (iv) at Nurix’s sole cost and expense, the transfer of applicable inventory; (v) at Nurix’s sole cost and expense, the transfer of applicable Regulatory Materials; (vi) the treatment of Research Results; and (vii) any other transition or assistance mutually agreed upon by the Parties and compensation to Sanofi for providing any such transition or assistance to Nurix (collectively, each, a “Licensed Product Transition Agreement”).

17.7.4 Termination by Sanofi for Material Breach or Bankruptcy. Upon termination of this Agreement with respect to a Terminated Target or Terminated Licensed Product or in its entirety (as applicable) by Sanofi in accordance with Section 17.2 (Termination for Material Breach) or Section 17.4 (Termination for Bankruptcy):

(a) At Sanofi’s option following written notice provided to Nurix, the Collaboration License(s) granted to Sanofi under Section 12.1.2 (Collaboration License to Sanofi for Licensed Products) with respect to such Terminated Licensed Products(s) and/or Terminated Target(s) shall continue in full force and effect and, if Sanofi provides such written notice to Nurix, as Sanofi’s sole and exclusive remedy, Sanofi will be released from all of its obligations under the Agreement, including its payment obligations under ARTICLE 11 (Financial Terms), except that Sanofi shall be required to pay royalties to Nurix for such Terminated Licensed Product(s) on the terms set forth in Section 11.7 (Royalties) but the rates set forth in Section 11.7.1 (General) shall be [*].

17.7.5 Effect of Termination by Sanofi of Nurix Participation in Research, Development, Manufacturing or Commercialization Activities for Change of Control of Nurix. Upon termination of any Research, Development, Manufacturing or Commercialization activities of Nurix by Sanofi pursuant to Section 17.6(B)(ii) (Termination by Sanofi for Change of Control of Nurix) in the case of an Acquiror of Nurix that is a Major Biopharmaceutical Company, Nurix, at Nurix’s sole cost and expense, will (1) provide Sanofi with copies of [*], (2) provide Sanofi with all deliverables from [*], and related materials and inventory in Nurix’s possession or Control, and (3) otherwise provide Sanofi reasonable assistance in transitioning Nurix’s activities under the Agreement or any Ancillary Agreement from Nurix to Sanofi or Sanofi’s designee. Furthermore, in such case, all Committees shall disband as of the effective date of such termination.

17.8 Surviving Provisions.

17.8.1 Accrued Rights; Remedies. The expiration or termination of this Agreement for any reason will be without prejudice to any rights that will have accrued to the benefit of any Party prior to such expiration or termination, and any and all damages or remedies (whether at law or in equity) arising from any breach hereunder, each of which will survive expiration or termination of this Agreement. Such expiration or termination will not relieve any Party from obligations that are expressly indicated to survive expiration or termination of this Agreement. Except as otherwise expressly set forth in this Agreement, the termination provisions of this Article are in addition to any other relief and remedies available to either Party under this Agreement, at law or in equity.

17.8.2 Survival. Without limiting the provisions of Section 17.8.1 (Accrued Rights; Remedies), the rights and obligations of the Parties set forth in the following Sections and Articles of this Agreement will survive the expiration or termination of this Agreement, in addition to those other terms and conditions that are expressly stated to survive termination or expiration of this Agreement: ARTICLE 1 (Definitions) (to the extent the definitions are used in other surviving provisions), Section 2.9.5 (Records Retention), ARTICLE 11 (Financial Terms) (solely to the extent that any payment accrued prior to expiration or termination of this Agreement (other than a Milestone Payment or Sales Milestone Payment for which no payment is due as expressly provided in Section 17.3 (Termination at Will)), Section 12.6 (No Implied Licenses), Section 13.1 (Ownership), ARTICLE 14 (Confidentiality), Section 16.1 (Indemnification), Section 16.2 (Procedure), Section 16.3 (Insurance) (for the time period expressly set forth therein), Section 16.4 (Limitation of Liability), Section 17.1 (Term; Expiration), Section 17.4.2 (Section 365(n) Rights), Section 17.5 (Effects of Termination), Section 17.8.2 (Survival) and ARTICLE 18 (Miscellaneous).

ARTICLE 18

MISCELLANEOUS

18.1 Severability. If one (1) or more of the terms or provisions of this Agreement is held by a court of competent jurisdiction to be void, invalid or unenforceable in any situation in any jurisdiction, such holding will not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the void, invalid or unenforceable term or provision in any other situation or in any other jurisdiction, and the term or provision will be considered severed from this Agreement solely for such situation and solely in such jurisdiction, unless the void, invalid or unenforceable term or provision is of such essential importance to this Agreement that it is to be reasonably assumed that the Parties would not have entered into this Agreement without the void, invalid or unenforceable term or provision. If the final judgment of such court declares that any term or provision hereof is void, invalid or unenforceable, the Parties agree to: (a) reduce the scope, duration, area or applicability of the term or provision or to delete specific words or phrases to the minimum extent necessary to cause such term or provision as so reduced or amended to be enforceable; and (b) make a good faith effort to replace any void, invalid or unenforceable term or provision with a valid and enforceable term or provision such that the objectives contemplated by the Parties when entering this Agreement may be realized.

18.2 Notices. Any notice required or permitted to be given by this Agreement will be in writing and in English and will be: (a) delivered by hand or by overnight courier with tracking capabilities; (b) mailed postage prepaid by first class, registered or certified mail; or (c) delivered by facsimile followed by delivery via either of the methods set forth in Section 18.2(a) (Notices) or Section 18.2(b) (Notices), in each case, addressed as set forth below unless changed by notice so given:

If to Sanofi:

Sanofi – Global Business Development & Licensing

50 Binney Street

Cambridge, MA 02142

[*]

With copies to:

Sanofi – Legal Global Functions

50 Binney Street

Cambridge, MA 02142

[*]

-and-

Sanofi – Global Alliance Management

[*]

If to Nurix:

Nurix Therapeutics, Inc.

1700 Owens Street

Suite 205

San Francisco, CA 94158

Attention: Legal Department

With copies to:

Sidley Austin LLP

555 California Street, Suite 2000

San Francisco, California 94104

Attention: [*]

Any such notice will be deemed given on the date received, except any notice received after 5:30 p.m. (in the time zone of the receiving Party) on a Business Day or received on a non-Business Day will be deemed to have been received on the next Business Day. A Party may add, delete or change the person or address to which notices should be sent at any time upon written notice delivered to the other Parties in accordance with this Section 18.2 (Notices).

18.3 Force Majeure. A Party will not be liable for delay or failure in the performance of any of its obligations hereunder if such delay or failure is due to a cause beyond the reasonable control of such Party, including acts of God, fires, earthquakes, acts of war, terrorism, civil unrest, hurricane or other inclement weather, embargoes, shortages, epidemics, quarantines, strikes, lockouts or other labor disturbances (whether involving the workforce of the non-performing Party or of any other Person), or acts, omissions or delays in acting by any Governmental Authority (except to the extent such omission or delay results from the breach by the non-performing Party or any of its Affiliates of its or their Research, Development, Manufacturing or Commercialization obligations or any other term or condition of this Agreement); provided that: (a) the affected Party promptly notifies the other Party (but no later than [*] calendar days after such occurrence and stating the nature of the event, its anticipated duration and any action being taken to avoid or minimize the effect); (b) the affected Party will use its Commercially Reasonable Efforts to avoid or remove such causes of non-performance and to mitigate the effect of such occurrence, and will continue performance in accordance with the terms of this Agreement whenever such causes are removed and (c) the suspension of performance by the affected Party will be of no greater scope and no longer duration than is necessary under the circumstances. When such circumstances arise, the Parties will negotiate in good faith any modifications of the terms of this Agreement that may be necessary or appropriate in order to arrive at an equitable solution; provided, however, in the event that the force majeure continues for more than [*] days, the Party not affected by such force majeure will have the right, at its sole election and expense, and without limitation to any other right or remedy available to such Party, to assume and complete some or all of the activities that the non-performing Party is not performing as a result of such force majeure.

18.4 Assignment; Change of Control.

18.4.1 Assignment. Except as provided in this Section 18.4 (Assignment; Change of Control), this Agreement may not be assigned or transferred, whether by operation of law or otherwise, nor may any right or obligation hereunder be assigned or transferred, by either Party without the prior written consent of the other Party; provided, however, that (and notwithstanding anything elsewhere in this Agreement to the contrary) either Party may, without such consent, assign this Agreement and its rights and obligations hereunder in whole or in part: (a) to its successor in interest in the transfer or sale of all or substantially all of its assets or business related to the subject matter of this Agreement; or (b) to its successor in interest in a merger or consolidation (or similar transaction) of the assigning Party. In addition, Sanofi will have the right, without the consent of Nurix, (a) to perform any or all of its obligations and exercise any or all of its rights under this Agreement through any of its Affiliates or Sublicensees, and (b) assign any or all of its rights and delegate any or all of its obligations hereunder to any of its Affiliates or its or their Sublicensees or to any successor in interest (whether by merger, acquisition, asset purchase or otherwise) to all or substantially all of the business to which this Agreement (or the applicable Licensed Product(s)) relates; provided that Sanofi will provide written notice to Nurix within [*] calendar days after such assignment or delegation. Any successor of Sanofi or any assignee of all of Sanofi’s rights under this Agreement that has also assumed all of Sanofi’s obligations hereunder in writing will, upon any such succession or assignment and assumption, be deemed to be a party to this Agreement as though named herein in substitution for Sanofi, whereupon Sanofi will cease to be a party to this Agreement and will cease to have any rights or obligations under the Agreement; provided, however, in the case of an assignment by Sanofi to its Affiliate, Sanofi will be jointly and severally liable with such Affiliate assignee under this Agreement. Any attempted assignment not in accordance with this Section 18.4 (Assignment; Change of Control) will be void. In the event that a permitted assignment of this Agreement by a Party increases the tax liability of the other Party or any of its Affiliates over the amount of any Taxes that otherwise would have been payable in the absence of such assignment, the assigning Party will reimburse the other Party for the amount of such increased Tax liability.

18.5 Waivers and Modifications. The failure of any Party to insist on the performance of any obligation hereunder will not be deemed to be a waiver of such obligation. Waiver of any breach of any provision hereof will not be deemed to be a waiver of any other breach of such provision or any other provision on such occasion or any succeeding occasion. No waiver, modification, release or amendment of any obligation under or provision of this Agreement will be valid or effective unless in writing and signed by the Parties.

18.6 Choice of Law; Dispute Resolution.

18.6.1 Choice of Law. This Agreement and any Dispute arising from the performance or breach hereof will be governed by and interpreted in accordance with the laws of the State of New York, without giving effect to any choice of law rules. The provisions of the United Nations Convention on Contracts for the International Sale of Goods will not apply to this Agreement or any subject matter hereof.

18.6.2 Dispute Escalation. In the event of an unresolved matter, dispute or issue relating to this Agreement (“Dispute”), the Alliance Manager of the Party claiming that such Dispute exists will give notice in writing (a “Notice of Dispute”) to the other Party of the nature of the Dispute. Within [*] Business Days following receipt of a Notice of Dispute, the Executive Officers will meet (including via teleconference) at a mutually agreed upon time and location for discussion and resolution.

18.6.3 Binding Arbitration. Any dispute unresolved under Section 18.6.2 (Dispute Escalation) will be settled by binding arbitration administered by [*] (or any successor entity thereto) and in accordance with the [*] then in effect and the [*] contained therein, as modified in this paragraph (the “Rules”), except to the extent such Rules are inconsistent with this Section 18.6.3 in which case, this Section 18.6.3 will control (including with regard to any limitations of liability or forms of relief). Pursuant to this section:

(a) Upon receipt of a Notice of Dispute by a Party, the applicable dispute will be resolved by final and binding arbitration before an arbitrator mutually agreed by the Parties; provided, however, that if the Parties cannot agree within [*] days of the date such Notice of Dispute is received, then the arbitrator shall be chosen in accordance with [*] (the “Arbitrator”). The Arbitrator shall not be from academia, and the Arbitrator shall be a qualified attorney in private practice or a retired judge with experience in complex commercial disputes, and professionally fluent in English. The Arbitrator will have not less than [*] years of experience in the biotechnology or pharmaceutical industry and subject matter expertise with respect to the matter subject to arbitration. Any Arbitrator chosen hereunder will have educational training and industry experience sufficient to demonstrate a reasonable level of scientific, financial, medical and industry knowledge relevant to the particular dispute.

(b) The Rules will be modified to [*] as in effect on the Effective Date, and the timelines will be modified to provide that (i) [*], (ii) [*], and (iii) [*].

(c) The Arbitrator will, within [*] days after the conclusion of the hearing, issue a written award and statement of decision describing the material facts and the grounds for the conclusions on which the award is based, including the calculation of any damages awarded. The Arbitrator will be authorized to award compensatory damages, but will not be authorized to reform, modify or materially change this Agreement. The proceedings and decisions of the Arbitrator will be confidential, final and binding on the Parties, and judgment upon the award of the Arbitrator may be entered in any court having jurisdiction thereof.

(d) Each Party will bear its own costs and expenses (including legal fees and expenses) relating to the arbitration proceeding, except that the fees of the Arbitrator and other related costs of the arbitration will be shared equally by the Parties, unless the Arbitrator determines that a Party has incurred unreasonable expenses due to vexatious or bad faith positions taken by the other Party, in which event the Arbitrator may make an award of all or any portion of such expenses (including legal fees and expenses) so incurred.

(e) The Arbitrator will be required to render the decision in writing that is no more than [*] pages. The Arbitrator shall comply with, and the award will be limited by, any express provisions of this Agreement relating to damages or the limitation thereof. The Arbitrator will not have the power to award punitive damages under this Agreement regardless of whether any such damages are contained in a proposal, and such award is expressly prohibited.

(f) Unless the Parties otherwise agree in writing, during the period of time that any arbitration proceeding is pending under this Agreement, (i) the Parties will continue to comply with all those terms and provisions of this Agreement that are not the subject of the pending arbitration proceeding; (ii) in the event the arbitration proceeding concerns a potential material breach under Section 17.2 (Termination for Material Breach), the cure period shall be stayed until the conclusion of the proceedings under this Section 18.6.3; and (iii) in the event that the subject of the dispute relates to the exercise by a Party of a termination right hereunder, including in the case of a material breach of this Agreement, the effectiveness of such termination will be stayed until the conclusion of the proceedings under this Section 18.6.3. All arbitration proceedings and decisions of the Arbitrator under this Section 18.6.3 will be deemed Confidential Information of both Parties under ARTICLE 14 (Confidentiality).

(g) The arbitration proceedings will take place in [*], in the English language.

(h) Nothing in this Section 18.6.3 will preclude either Party from seeking equitable relief or interim or provisional relief from a court of competent jurisdiction, including a temporary restraining order, preliminary injunction or other interim equitable relief, concerning a dispute either prior to or during any arbitration if necessary to protect the interests of such Party or to preserve the status quo pending the arbitration proceeding.

(i) In the event of a dispute regarding any payments owing under this Agreement, all undisputed amounts will be paid promptly when due and the balance, if any, promptly after resolution of the dispute.

18.6.4 Equitable Relief. Notwithstanding anything to the contrary, either Party may at any time seek to obtain preliminary injunctive relief or other applicable provisional relief from a court of competent jurisdiction with respect to an issue arising under this Agreement if the rights of such Party would be prejudiced absent such relief.

18.7 Relationship of the Parties. Nurix and Sanofi are independent contractors under this Agreement. Nothing contained herein is intended or is to be construed so as to constitute either Party as a partner, agent or joint venturer of the other Party. Neither Nurix nor Sanofi, respectively, will have any express or implied right or authority to assume or create any obligations on behalf of or in the name of Nurix and Sanofi, respectively, or to bind Nurix and Sanofi, respectively, to any contract, agreement or undertaking with any Third Party.

18.8 Fees and Expenses. Except as otherwise specified in this Agreement, each Party will bear its own costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby.

18.9 Third Party Beneficiaries. There are no express or implied Third Party beneficiaries hereunder. The provisions of this Agreement are for the exclusive benefit of the Parties, and no other Person will have any right or claim against any Party by reason of these provisions or be entitled to enforce any of these provisions against any Party, except for the indemnification rights of the Nurix Indemnitees pursuant to Section 16.1.1 (Indemnification by Sanofi) and Section 16.2 (Procedure) and the Sanofi Indemnitees pursuant to Section 16.1.2 (Indemnification by Nurix) and Section 16.2 (Procedure).

18.10 Entire Agreement. This Agreement, together with the Schedules and Correspondence, contains the entire agreement by the Parties with respect to the subject matter hereof and supersedes any prior express or implied agreements, understandings and representations, either oral or written, which may have related to the subject matter hereof in any way, including any and all term sheets relating to the Contemplated Transactions and exchanged between the Parties prior to the Effective Date; provided that this Agreement will not supersede the terms and provisions of the Prior CDA applicable to any period prior to the Effective Date.

18.11 Counterparts. This Agreement may be executed in counterparts with the same effect as if both Parties had signed the same document. All such counterparts will be deemed an original, will be construed together and will constitute one and the same instrument. Any such counterpart, to the extent delivered by means of facsimile by .pdf, .tif, .gif, .jpeg or similar attachment to electronic mail (any such delivery, an “Electronic Delivery”) will be treated in all manner and respects as an original executed counterpart and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No Party will raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each Party forever waives any such defense, except to the extent that such defense relates to lack of authenticity.

18.12 Equitable Relief; Cumulative Remedies. Notwithstanding anything to the contrary herein, the Parties will be entitled to seek equitable relief, including injunction and specific performance, as a remedy for any breach of this Agreement. Such remedies will not be deemed to be the exclusive remedies for a breach of this Agreement but will be in addition to all other remedies available at law or in equity. The Parties further agree not to raise as a defense or objection to the request or granting of such relief that any breach of this Agreement is or would be compensable by an award of money damages. No remedy referred to in this Agreement is intended to be exclusive, but each will be cumulative and in addition to any other remedy referred to in this Agreement or otherwise available under Applicable Law.

18.13 Interpretation.

18.13.1 Generally. This Agreement has been diligently reviewed by and negotiated by and between the Parties, and in such negotiations each of the Parties has been represented by competent (in-house or external) counsel, and the final agreement contained herein, including the language whereby it has been expressed, represents the joint efforts of the Parties and their counsel. Accordingly, in interpreting this Agreement or any provision hereof, no presumption will apply against any Party as being responsible for the wording or drafting of this Agreement or any such provision, and ambiguities, if any, in this Agreement will not be construed against any Party, irrespective of which Party may be deemed to have authored the ambiguous provision.

18.13.2 Definitions; Interpretation.

(a) The definitions of the terms herein will apply equally to the singular and plural forms of the terms defined and, where a word or phrase is defined herein, each of its other grammatical forms will have a corresponding meaning.

(b) Whenever the context may require, any pronoun will include the corresponding masculine, feminine and neuter forms.

(c) The word “will” will be construed to have the same meaning and effect as the word “shall.”

(d) The “U.S.” and “United States” will be construed to have the same meaning and mean the United States of America and its territories and possessions.

(e) The words “including,” “includes,” “include,” “for example,” and “e.g.,” and words of similar import, will be deemed to be followed by the words “without limitation.”

(f) The word “or” will be interpreted to mean “and/or,” unless the context requires otherwise.

(g) The words “hereof,” “herein” and “herewith,” and words of similar import, will, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement.

(h) Unless the context requires otherwise or otherwise specifically provided: (i) all references herein to Articles, Sections or Schedules will be construed to refer to Articles, Sections or Schedules of this Agreement; (ii) all references herein to Exhibits will be construed to refer to Exhibits of the Correspondence and (iii) reference in any Section to any sub-clauses are references to such sub-clauses of such Section.

(i) Whenever this Agreement refers to a number of days, unless otherwise specified (including references to Business Days), such number refers to calendar days.

(j) Unless otherwise specified, deadlines within which any payment is to be made or act is to be done within or following a specified time period after a date will be calculated by excluding the day, Business Day, month or year of such date, as applicable, and including the day, Business Day, month or year of the date on which the period ends.

(k) Whenever any payment is to be made or action to be taken under this Agreement is required to be made or taken on a day other than a Business Day, such payment will be made or action taken on the next Business Day following such day to make such payment or do such act.

18.13.3 Subsequent Events. Unless the context requires otherwise: (a) any definition of or reference to any agreement, instrument or other document herein will be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein); (b) any reference to any Applicable Law herein will be construed as referring to such Applicable Law as from time to time enacted, repealed or amended; and (c) subject to Section 18.3 (Assignment; Change of Control), any reference herein to any Person will be construed to include the Person’s successors and assigns.

18.13.4 Headings. Headings, captions and the table of contents are for convenience only and will not be used in the interpretation or construction of this Agreement.

18.13.5 Prior Drafts. No prior draft of this Agreement will be used in the interpretation or construction of this Agreement.

18.13.6 Independent Significance. Although the same or similar subject matter may be addressed in different provisions of this Agreement, the Parties intend that, except as reasonably apparent on the face of this Agreement or as expressly provided in this Agreement, each such provision will be read separately, be given independent significance and not be construed as limiting any other provision of this Agreement (whether or not more general or more specific in scope, substance or content).

18.14 Further Assurances. Each Party will execute, acknowledge and deliver such further instruments, and do all such other ministerial, administrative or similar acts, as may be reasonably necessary or appropriate in order to carry out the expressly stated purposes and the clear intent of this Agreement.

(Remainder of Page Intentionally Left Blank; Signature Page Follows)

IN WITNESS WHEREOF, and intending to be legally bound hereby, the Parties have caused this Agreement to be executed by their respective duly authorized officers as of the Execution Date.

NURIX THERAPEUTICS, INC.		GENZYME CORPORATION

By:	/s/ Arthur T. Sands	By:	/s/ William Sibold
Name:	Arthur T. Sands	Name:	William Sibold
Title:	Chief Executive Officer	Title:	President and CEO